Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

XTI AIRCRAFT COMPANY,

INPIXON,

and

SUPERFLY MERGER SUB INC.

Dated as of July 24, 2023

i

	4.13	Certain Contracts	21
	4.14	Undisclosed Liabilities	21
	4.15	Anti-Takeover Provisions	22
	4.16	Company Information	22
	4.17	Real Property	22
	4.18	Title to Property	22
	4.19	Insurance	23
	4.20	Environmental Liability	23
	4.21	Intellectual Property	24
	4.22	Labor Matters	24
	4.23	Transactions with Affiliates	25
	4.24	No Additional Representations or Warranties	25

5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		26

	5.1	Corporate Organization	26
	5.2	Capitalization	27
	5.3	Authority; No Violation	30
	5.4	Consents and Approvals	31
	5.5	SEC Filings	31
	5.6	Financial Statements	32
	5.7	Broker’s Fees	33
	5.8	Absence of Certain Changes or Events	33
	5.9	Legal Proceedings	33
	5.10	Taxes	34
	5.11	Employee Benefit Plans	36
	5.12	Compliance With Applicable Law	38
	5.13	Certain Contracts	39
	5.14	Customers/Vendors	40
	5.15	Undisclosed Liabilities	40
	5.16	Environmental Liability	41
	5.17	Intellectual Property	41
	5.18	Labor Matters	42
	5.19	Real Property	43
	5.20	Title to Property	43
	5.21	Transactions with Affiliates	44
	5.22	Insurance	44
	5.23	Parent Information	44
	5.24	No Business Activities by Merger Sub	45
	5.25	Ownership of Company Common Stock; No Other Agreements	45
	5.26	Anti-Takeover Provisions	45
	5.27	Sufficiency of Assets	45
	5.28	No Additional Representation or Warranties	45

6.	COVENANTS RELATING TO CONDUCT OF BUSINESS		46

	6.1	Conduct of Business of the Company and Parent Prior to the Effective Time	46
	6.2	Company and Parent Forbearances	46
	6.3	Parent Reverse Split	49

7.	ADDITIONAL AGREEMENTS		49

	7.1	Parent Name Change.	49
	7.2	Notice of Parent Permitted Issuance and Company Permitted Issuance	49
	7.3	Registration Statement and Joint Proxy Statement/Prospectus	49
	7.4	Company Required Approval and Parent Required Approval Matters	51
	7.5	Access to Information	52
	7.6	Further Actions	53
	7.7	Employees; Consultants	55
	7.8	[Intentionally omitted	55
	7.9	Solutions Divestiture	55
	7.10	Indemnification; Directors’ and Officers’ Insurance	56
	7.11	Section 16 Matters	57
	7.12	Tax Matters	57
	7.13	[Intentionally omitted]	58
	7.14	Board of Directors and Officers of Parent After the Effective Time	58
	7.15	Parent Consent as Sole Stockholder of Merger Sub	59
	7.16	[Intentionally omitted]	59
	7.17	Preparation and Delivery of Additional Information; Cooperation of Auditors	59
	7.18	Transaction Bonuses	60
	7.19	No Solicitation	61
	7.20	Conversion of Parent Preferred Stock	65
	7.21	Future Loans	65
	7.22	Resale Registration Statement	66
	7.23	Parent Permitted Issuances	66

8.	CONDITIONS PRECEDENT		66

	8.1	Conditions to Each Party’s Obligation to Effect the Merger	66
	8.2	Conditions to Obligations of Parent and Merger Sub	67
	8.3	Conditions to Obligations of the Company	68

9.	TERMINATION AND AMENDMENT		68

	9.1	Termination	68
	9.2	Notice of Termination; Effect of Termination; Termination Fees	71
	9.3	Amendment	73
	9.4	Extension; Waiver	74

10.	GENERAL PROVISIONS		74

	10.1	Survival of Representations, Warranties and Agreements	74
	10.2	Expenses	74
	10.3	Notices	74
	10.4	Interpretation; Construction	75
	10.5	Entire Agreement	76
	10.6	Specific Performance	76
	10.7	Governing Law; Venue	76
	10.8	Severability	77
	10.9	Publicity	77
	10.10	Assignment; Third Party Beneficiaries	77
	10.11	Waiver of Jury Trial	78
	10.12	Counterparts; Delivery	78

Exhibits & Schedules

Exhibit A	Calculation of Exchange Ratio and Post-Closing Ownership Percentages
Exhibit B	Form of Amendment to Parent Bylaws
Exhibit C	Form of Promissory Note
Exhibit D	Form of Security Agreement

Schedule 7.21	Use of Proceeds of Future Loans

INDEX OF DEFINED TERMS

Page

2021 Note Purchase Agreement	Section 2.3(a)
2022 Parent Annual Report	Article 5
2023 Parent Interim Report	Article 5
Acceptable Confidentiality Agreement	Section 7.19(h)(i)
Acquisition Proposal	Section 7.19(h)(ii)
Affiliate	Section 3.7
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.19(a)
Arnold & Porter	Section 7.12(b)
Assumed Company Options	Section 2.3(a)
Assumed Company Warrant	Section 2.2(a)
Bankruptcy and Equity Exceptions	Section 4.3(a)
Business Day	Section 1.3
Cancelled Shares	Section 2.1(a)
Capitalization Date	Section 4.2(a)
Certificate of Incorporation	Section 1.4
Certificate of Merger	Section 1.2
Change of Recommendation	Section 7.19(c)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 3.7
Company	Preamble
Company Benefit Plans	Section 4.11(a)
Company Board	Section 4.3(a)
Company Common Stock	Section 2.1(a)
Company Contract	Section 4.13(a)
Company Convertible Note	Section 4.2(a)
Company Disclosure Letter	Article 4
Company ERISA Affiliate	Section 4.11(b)
Company Financial Statements	Section 4.5(a)
Company Intellectual Property Rights	Section 1.1(a)
Company Leased Real Property	Section 4.18(b)
Company Material Adverse Effect	Section 4.1(a)
Company Non-U.S. Plan	Section 4.11(k)
Company Option	Section 2.3(a)
Company Permitted Issuances	Section 4.2(e)
Company Permitted Liens	Section 4.18(c)
Company Personal Information	Section 4.12(b)
Company Post-Closing Ownership Percentage	Exhibit A
Company Privacy Policy	Section 4.12(b)
Company Real Property Leases	Section 4.17(c)
Company Recommendation	Section 4.3(a)
Company Required Vote	Section 4.3(a)

v

Company SEC Reports	Section 4.6(b)
Company Stockholder	Section 3.2(b)
Company Stockholder Consent	Section 7.4(a)
Company Stock Plans	Section 4.2(a)
Company Warrant	Section 4.2(a)
Confidentiality Agreement	Section 7.5(b)
Consent	Section 4.4
Consolidated Balance Sheet	Section 4.5(a)
CXApp	Section 5.27
D&O Insurance	Section 7.10(d)
Delaware Secretary	Section 1.2
DGCL	Section 1.1
Dissenting Shares	Section 2.6
Effective Time	Section 1.2
Enterprise Apps Divestiture	Section 5.6(a)
Environmental Laws	Section 4.20
ERISA	Section 4.11(a)
Exchange Act	Section 4.5(a)
Exchange Agent	Section 3.2(a)
Exchange Ratio	Section 2.1(b)
Existing Loans	Section 7.21
Form of Consulting Agreement	Section 7.7(b)
Form S-4	Section 7.3(a)(i)
Future Loans	Section 7.21
Governmental Entity	Section 4.4
GYG	Preamble
IIoT Business	Preamble
Indemnified Party	Section 7.10(a)
Independent	Section 7.14(b)
Internal Controls	Section 4.5(c)
Joint Proxy Statement/Prospectus	Section 7.3(a)(i)
Key Employees	Section 7.7(a)
KINS Merger Agreement	Section 5.13(a)
Knowledge of the Company	Section 4.9(a)
Knowledge of Parent	Section 5.5
Liens	Section 4.10(a)
May 2023 Parent Warrant Purchase Agreement	Section 5.2(a)
May 2023 Parent Warrants	Section 5.2(a)
Merger	Preamble
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble
NASDAQ	Section 5.1(a)
NRF	Section 7.12(b)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Authorized Shares Increase	Section 6.2(f)

Parent Benefit Plans	Section 5.11(a)
Parent Board	Section 5.3(a)
Parent Common Stock	Section 5.2(a)
Parent Contract	Section 5.13(a)
Parent Disclosure Letter	Article 5
Parent Equity Award	Section 2.5
Parent ERISA Affiliate	Section 5.11(b)
Parent Intellectual Property Rights	Section 5.17
Parent Leased Real Property	Section 5.20(b)
Parent Material Adverse Effect	Section 5.1(a)
Parent Name Change	Section 7.1
Parent Non-U.S. Plan	Section 5.11(k)
Parent Permitted Issuances	Section 5.2(h)
Parent Permitted Liens	Section 5.20(c)
Parent Personal Information	Section 5.12(b)
Parent Post-Closing Ownership Percentage	Preamble
Parent Post-Closing Ownership Percentage	Exhibit A
Parent Preferred Stock	Section 5.2(a)
Parent Privacy Policy	Section 5.12(b)
Parent Real Property Leases	Section 5.20(b)
Parent Recommendation	Section 5.3(a)
Parent Required Vote	Section 5.3(a)
Parent Reverse Split	Section 6.2(f)
Parent SEC Reports	Section 5.5
Parent Stock Issuance	Preamble
Parent Stock Plans	Section 5.2(a)
Parent Stockholder Meeting	Section 7.4(b)
Parent Stockholder Meeting Matters	Section 7.4(b)
Parent Top Customers	Section 5.14(a)
Parent Top Vendors	Section 5.14(c)
Parent Warrants	Section 2.5
PCAOB Financial Statements	Section 7.17(a)
PCAOB Standards	Section 7.17(a)
PEO	Section 4.11(a)
PEO Plan	Section 4.11(a)
Permits	Section 4.1(a)
Person	Section 3.5
Purchasers	Section 5.2(a)
Ratification Board Resolutions	Section 7.1
Ratification Notice	Section 7.1
Regulatory Law	Section 7.6(c)
Representatives	Section 7.5(a)
SEC	Section 4.5(a)
Securities Act	Section 4.23
Securities Filing	Section 7.12(b)
Separation and Distribution Agreement	Section 5.13(a)

Solutions Divestiture	Preamble
Streeterville	Section 8.3(d)
Streeterville Notes	Section 8.3(d)
Subsequent Unaudited Company Financial Statements	Section 7.17(b)
Subsidiary	Section 5.1(a)
Subsidiaries	Section 5.1(a)
Superior Proposal	Section 7.19(h)(iii)
Surviving Company	Section 1.1
Taxes	Section 4.10(m)
Tax Opinion	Section 7.12(b)
Tax Return	Section 4.10(n)
Termination Date	Section 9.1
Termination Fee	Section 9.2(h)
Transaction Bonuses	Section 7.18

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2023 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules hereto, this “Agreement”), is entered into by and among Inpixon, a Nevada corporation (“Parent”), XTI Aircraft Company, a Delaware corporation (the “Company”), and Superfly Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). This Agreement is based on the following premises:

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent through the statutory merger of Merger Sub with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Merger”) upon the terms and subject to the conditions of this Agreement;

WHEREAS, the parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below);

WHEREAS, on or about or prior to the Closing Date (as defined below), it is expected that Parent will have completed the divestiture of its Shoom, SAVES and Game Your Game (“GYG”) lines of business and investment securities, as applicable, by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing (the “Solutions Divestiture”);

WHEREAS, following the Solutions Divestiture, Parent’s primary assets and operations shall be the Industrial Internet of Things (IIoT) business line (the “IIoT Business”), and the business line of the Company if the Solutions Divestiture is consummated following the Closing Date;

WHEREAS, the Board of Directors of the Company has adopted resolutions (a) approving this Agreement and the Merger and the Company’s execution and delivery of this Agreement and, subject to obtainment of the Company Required Vote (as defined below), the Company’s performance of this Agreement and the consummation of the transactions contemplated hereby, (b) declaring the advisability of this Agreement and (c) submitting this Agreement to the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and the issuance of shares of Parent Common Stock (as defined below) on the terms and subject to the conditions of this Agreement (the “Parent Stock Issuance”), are advisable for and in the best interests of Parent and its stockholders, (b) approving Parent’s execution and delivery of this Agreement and, subject to obtainment of the Parent Required Vote (as defined below), Parent’s performance of this Agreement and the consummation of the transactions contemplated hereby, (c) recommending that Parent’s stockholders approve the Parent Stock Issuance, and such other provisions hereof, if any, requiring approval by Parent’s stockholders pursuant to applicable law or the rules and regulations of the NASDAQ (as defined below), and (d) submitting the Parent Stock Issuance to Parent’s stockholders for approval, together with any other proposals for Parent stockholder approval deemed necessary by Parent in connection with this Agreement;

WHEREAS, Board of Directors of Merger Sub has adopted resolutions (a) approving this Agreement and the Merger and Merger Sub’s execution and delivery of this Agreement and, subject to obtainment of the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, Merger Sub’s performance of this Agreement and the transactions contemplated hereby, (b) declaring the advisability of this Agreement and (c) submitting this Agreement to Parent, as the sole stockholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Company”). The parties to this Agreement agree to report the Merger for any and all U.S. federal and state income Tax reporting purposes as a reorganization described in Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Company, Parent and Merger Sub each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

1.2 Effective Time. Subject to the provisions of this Agreement, the Merger shall become effective as set forth in a certificate of merger providing for the Merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”), which shall be duly executed and filed by the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date (as defined below) or as soon thereafter as practicable. As used herein, the term “Effective Time” shall mean the date and time when the Merger becomes effective as provided by the DGCL, which shall be the time of the filing of the Certificate of Merger with the Delaware Secretary or such later time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL.

1.3 Closing of the Merger. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the exchange of signatures on the applicable Closing documents by electronic transmission, or, if such exchange is not practicable, will take place (a) at the Denver, Colorado offices of Arnold & Porter Kaye Scholer LLP, at 9:00 a.m., Mountain Time, on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Delaware Secretary is closed.

1.4 Certificate of Incorporation of the Company. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”) shall remain as the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable law.

1.5 Bylaws of the Company. The Company shall take all lawful action so that the bylaws of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated to read in their entirety to be substantially the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “XTI Aircraft Company” and, as so amended and restated, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company, or as provided by applicable law.

1.6 Board of Directors and Officers of the Surviving Company. Prior to the Effective Time, Merger Sub shall take the lawful actions necessary so that, at the Effective Time, the directors and officers of the Surviving Company shall be as set forth on Section 1.6 of the Company Disclosure Letter (as defined below), each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of incorporation and bylaws and applicable law.

2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any of the shares of Company Common Stock (as defined below), Parent Common Stock or any capital stock of Merger Sub:

(a) All shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) held in treasury or owned directly or indirectly by the Company immediately prior to the Effective Time shall automatically be cancelled and shall not represent capital stock of the Surviving Company and shall not be converted into and become the right to receive the Merger Consideration (as defined below); shares of Company Common Stock that are canceled pursuant to this Section 2.1(a) are hereinafter referred to as the “Cancelled Shares”;

(b) Subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as defined below)) shall automatically be converted into and become the right to receive a number of shares of Parent Common Stock determined by multiplying such share by the Exchange Ratio (the “Merger Consideration”); “Exchange Ratio” shall have the meaning set forth in Exhibit A; as of the Effective Time, each share of Company Common Stock converted as aforesaid shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, without interest;

(c) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company; and

(d) No fractional shares of Parent Common Stock shall be issued in respect of any share of Company Common Stock that is converted in the Merger into the right to receive the Merger Consideration. If any fractional share of Parent Common Stock would, except for the provisions of this Section 2.1(d), be issuable pursuant to this Agreement to a holder of one or more shares of Company Common Stock that are converted in the Merger into the right to receive the Merger Consideration, the number of shares of Parent Common Stock to be issued to such holder, will be rounded up to the nearest whole share of Parent Common Stock.

2.2 Treatment of Company Warrants.

(a) The Company (subject to Parent’s review and consent, which shall not be unreasonably withheld) shall take all lawful action so that each Company Warrant (as defined in Section 4.2 of this Agreement) entitling the holder to purchase one share of Company Common Stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted into a warrant representing the right to acquire shares of Parent Common Stock (each, an “Assumed Company Warrant”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the related warrant document by reason of the transactions contemplated hereby) as were applicable under such Company Warrant as of immediately prior to the Effective Time. The number of shares of Parent Common Stock subject to each such Assumed Company Warrant shall be equal to (i) the number of shares of Company Common Stock subject to each Company Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Assumed Company Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(b) The Company shall use commercially reasonable efforts to ensure that, as of the Effective Time, no current or former holder of a Company Warrant shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Company or any of their Subsidiaries (as defined below), or any other equity interest therein. As soon as practicable after the Effective Time, Parent shall deliver a notice to holders of Assumed Company Warrants describing the adjustments set forth in this Section 2.2.

(c) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Assumed Company Warrants as a result of the actions contemplated by this Section 2.2.

2.3 Treatment of Company Options.

(a) The Company (subject to Parent’s review and consent, which shall not be unreasonably withheld) shall take all lawful action so that each option to purchase Company Common Stock issued by the Company pursuant to the Company Stock Plans (as defined below) and the Convertible Note Purchase Agreement, dated as of May 23, 2021, by and among the Company and the purchasers party thereto (the “2021 Note Purchase Agreement”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time (each a “Company Option” and collectively, the “Company Options”) shall, at the Effective Time, be assumed by Parent so that, at the Effective Time, each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to such Company Option as set forth in the applicable Company Stock Plan (including any applicable award agreement, other agreement or other document evidencing such Company Option) and the applicable options award agreement entered into pursuant to the 2021 Note Purchase Agreement, in each case immediately prior to the Effective Time, such number of shares of Parent Common Stock (rounded down to the nearest whole number) that is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (the “Assumed Company Options”). The assumption of the Company Options is intended to comply with the regulations and other binding guidance under Section 409A of the Code, including Treas. Reg. 1.409A-1(b)(5)(v)(D), and the Assumed Company Options shall be subject to the same terms and conditions (including vesting schedule, expiration date, exercise provisions, transfer restrictions and status as an “incentive stock option” under Section 422 of the Code, if applicable) as were applicable to the corresponding Company Options immediately prior to the Effective Time. It is the intention of the parties hereto that each Company Option issued pursuant to the Company Stock Plans so assumed by Parent shall qualify at the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option immediately prior to the Effective Time and the provisions of this Section 2.3(a) shall be applied consistent with that intent and in a manner that satisfies the requirements of Treasury Regulations Section 1.424-1(a). Within 30 Business Days after the Effective Time, Parent will issue to each Person who, immediately prior to the Effective Time, was a holder of a Company Option, a document evidencing the foregoing assumption of such Company Option by Parent.

(b) Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to the Assumed Company Options within a reasonable period of time after the Effective Time, and shall use commercially reasonable efforts at least equivalent to those used in maintaining the effectiveness of its existing registration statement(s) for its equity plans to maintain the effectiveness of such registration statement for so long as such Assumed Company Options remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

(c) From and after the Effective Time, unless the compensation committee of the Parent Board (as defined below) determines otherwise, all references to the Company in the Company Stock Plans and in each award or other agreement evidencing or relating to any Assumed Company Option or any other Company equity-based award, shall be deemed (i) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to Parent and its Subsidiaries and (ii) for all other purposes, to refer to Parent.]

2.4 Treatment of Company Convertible Notes. Subject to obtaining the consent of requisite noteholders, as applicable, all Company Convertible Notes outstanding as of the Closing Date that are not otherwise automatically converted pursuant to their terms as a result of the Company’s entry into this Agreement shall be converted into shares of Company Common Stock, except for the Denehy Note, which shall be amended to provide for, upon the Effective Time, the extension of the maturity date to December 31, 2026 and the convertibility of the outstanding principal and interest into Parent Common Stock, and that certain promissory note of the Company held by David Brody, dated December 31, 2021, in the initial principal amount of $1,007,323, which will provide for, at Closing, payment in cash of $507,323 of the principal plus interest accrued to the date of payment, and the conversion of the remaining $500,000 of outstanding principal into Parent Common Stock

2.5 Treatment of Parent Warrants and Equity Awards. Notwithstanding the transactions contemplated hereby, all warrants to purchase Parent Common Stock outstanding immediately prior to the Effective Time (“Parent Warrants”) and equity incentive awards including unexercised options to purchase Parent Common Stock both under and outside any Parent Stock Plan (as defined below) and unvested restricted stock awards under any Parent Stock Plan which are outstanding immediately prior to the Effective Time (each, a “Parent Equity Award” and collectively the “Parent Equity Awards”) shall remain unaffected by the Merger and shall, at the Effective Time, continue to remain outstanding in accordance with the respective terms and conditions as were applicable to each such Parent Warrant and Parent Equity Award as set forth in the applicable Parent Warrant Agreement or Parent Stock Plan (including any applicable award agreement, other agreement or other document evidencing such Parent Equity Award), in each case, immediately prior to the Effective Time.

2.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.1, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of Company Common Stock) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such share of Company Common Stock shall be treated as if it had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled pursuant to Section 2.1(b), without interest thereon. The Company shall provide Parent prompt written notice of any demand received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demand. Except with the prior written consent of Parent (not to be unreasonably withheld), the Company shall not make any payment with respect to, or settle or offer to settle, any such demand.

3. EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1 Delivery of the Merger Consideration. Prior to the Effective Time, Parent shall deposit with the Exchange Agent (as defined below), pursuant to an agreement providing for the matters set forth in this Section 3.1 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, book-entry shares (or certificates if requested) representing shares of Parent Common Stock sufficient to effect the conversion of each share of Company Common Stock (other than Cancelled Shares) into the Merger Consideration pursuant to this Agreement.

3.2 Exchange Procedures.

(a) Within two Business Days after the execution of this Agreement, Parent shall designate and appoint in writing Computershare Trust Company, N.A. or another exchange agent approved by the Company (with such approval not to be unreasonably withheld or delayed) to act as exchange agent hereunder (the “Exchange Agent”).

(b) Within five Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) (each such holder, a “Company Stockholder”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to shares of Company Common Stock shall pass, only upon delivery of the completed letter of transmittal to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree), and (ii) instructions for use in effecting the surrender of each share of Company Common Stock held by such Company Stockholder in exchange for the Merger Consideration that such Company Stockholder is entitled to receive with respect to each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b). From and after the Effective Time, until surrendered as contemplated by this Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) held by a Company Stockholder shall be deemed to represent only the right to receive the Merger Consideration to which such Company Stockholder is entitled to receive with respect to each such share of Company Common Stock pursuant to Section 2.1(b).

(c) Upon the surrender by a Company Stockholder to the Exchange Agent of such holder’s shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) pursuant to a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, such other documents as may be required pursuant to such instructions, and instructions duly completed and validly executed in accordance therewith, such Company Stockholder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Company Stockholder within ten Business Days following such surrender): (i) a book-entry statement in the case of uncertificated shares (or certificates if requested) representing the number of whole shares of Parent Common Stock into which such holder’s shares of Company Common Stock properly surrendered were converted in accordance with Section 2.1(b), and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

3.3 Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) until such shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, and instructions duly completed and validly executed in accordance therewith, are surrendered as provided in this Article 3, but provided that, to the extent that any such dividends or distributions are declared with a record date after the Effective Time, such dividends or distributions shall accrue for the account of such holder to be paid as provided in this Section 3.3. Subject to the effect of applicable laws, following such surrender of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), together with such letter of transmittal, instructions and such other documents, by a Company Stockholder as provided in this Section 3.3, such Company Stockholder shall be entitled to receive the amount of such dividends or distributions declared with a record date after the Effective Time on the whole number of shares of Parent Common Stock into which such Company Stockholder’s shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) were converted in accordance with Section 2.1(b) and (i) having a payment date on or prior to the date of such surrender and not previously paid or (ii) having a payment date on or prior to the date of the delivery of such whole number of shares of Parent Common Stock, in each case, without interest.

3.4 Transfer Books; No Further Ownership Rights in Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the rights provided in Section 3.2(c).

3.5 Termination of Fund; No Liability. At any time following twelve months after the Effective Time, Parent shall cause the Exchange Agent to deliver to Parent certificates or book-entry shares representing shares of Parent Common Stock not delivered to holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b). Thereafter, holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar laws), as general creditors of Parent with respect to the delivery of any Merger Consideration. None of Parent, the Surviving Company, and the Exchange Agent shall, to the fullest extent permitted by applicable law, be liable to any Person (as defined below) for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. For purposes of this Agreement, “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity (as defined below) or other entity.

3.6 [Intentionally omitted].

3.7 Withholding Taxes. Parent and Exchange Agent will be entitled to deduct and withhold from the Merger Consideration payable to any holder of a share of Company Common Stock pursuant to this Agreement or the transactions contemplated hereby, and pay to the appropriate taxing authorities, such amounts as Parent, or any affiliate (as defined under the Exchange Act (as defined below) (an “Affiliate”)) thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law; provided, however, that the Person intending to deduct or withhold shall use reasonable best efforts to notify such holders of any amounts otherwise payable to such holders that it intends to deduct and withhold at least five Business Days prior to the due date for any relevant payment, other than required withholdings in respect of any compensatory payments for income, employment and similar Taxes, and the parties shall cooperate in minimizing any such deduction or withholding. To the extent that such amounts are properly withheld by Parent or Exchange Agent and timely paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Disclosure Letter of the Company delivered to Parent on the date of this Agreement (the “Company Disclosure Letter”) (with specific reference to the Section of this Agreement to which the information stated in such Company Disclosure Letter relates; provided that (i) disclosure in any section of such Company Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to result in a Company Material Adverse Effect (as defined below)), or (b) as set forth in the Company’s Form 1-K that the Company filed with the SEC on July 13, 2023, including all exhibits thereto, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Corporate Organization.

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority and possesses all governmental franchises, permits, licenses, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company is duly qualified, licensed, or in good standing, as applicable, to do business in each jurisdiction where the nature of its business or the ownership, leasing, use or operation of its properties makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to the Company. As used in this Agreement, the term “Company Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, financial condition or assets of the Company, or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) any adverse change, effect, event or occurrence, state of facts or developments as a result of the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, including any action taken (or omitted to be taken) with the written consent of or at the written request of either Parent or Merger Sub, (B) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP, or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company operates, (C) changes generally affecting the industries in which the Company operates that are not specifically related to the Company and do not have a materially disproportionate adverse effect on the Company, (D) changes in general economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond and/or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Company, (E) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism (including cyberterrorism) involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster, or epidemics, pandemics or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (F) any failure to meet financial projections, estimates or forecasts for any period (provided, however, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there has been a Company Material Adverse Effect), (G) the taking of any action by Parent, Merger Sub or any of their respective Affiliates (including any breach of this Agreement committed thereby), or (H) any matter set forth in the Company Disclosure Letter.

(b) The certificate of incorporation and bylaws of the Company, copies of which have previously been made available to Parent, are duly authorized and in effect as of the date of this Agreement. For purposes of this Agreement, all documents and other information posted in the online data room established by the Company prior to the date hereof shall be deemed to have been made available to Parent and Merger Sub.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares, consisting of 100,000,000 shares of Company Common Stock. As of the date of this Agreement, there are (i) 34,788,024 shares of Company Common Stock outstanding, (ii) 30,000,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Plans (of which 13,014,685 shares are subject to outstanding options to purchase shares of Company Common Stock), (iii) 10,000,000 shares of Company Common Stock are reserved for issuance upon the exercise of warrants issued by the Company (each, a “Company Warrant” and collectively, the “Company Warrants”) and (iv) 15,000,000 shares of Company Common Stock are reserved for issuance upon the conversion of convertible notes (each, a “Company Convertible Note” and collectively, the “Company Convertible Notes”), and there are no other authorized equity interests of the Company that are issued and outstanding. Other than as set forth in this Section 4.2(a) or in respect of any Company Permitted Issuances (as defined below) after the date hereof, no shares of Company Common Stock are reserved or to be made available for issuance. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or subscription rights, and have been offered, sold and issued in compliance in all material respects with applicable law, including federal and state securities laws and all requirements set forth in the governing documents of the Company and any other applicable Company Contracts (as defined below) governing the issuance of such securities. As of the date of this Agreement, other than as set forth above in this Section 4.2(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, scrip, rights to subscribe to, purchase rights, conversion rights, exchange rights, equity appreciation rights, phantom stock, profits participation, calls, commitments or agreements of any character (A) calling for the purchase, sale, repurchase, redemption or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company Common Stock (including any rights plan or agreement) or (B) providing a counterparty with redeemable or contingent common stock or a guaranteed return. Section 4.2(a) of the Company Disclosure Letter sets forth true, complete and correct lists of (A) all holders of record of the issued and outstanding shares of Company Common Stock as of the date hereof and (B) the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option granted under the Company Stock Plans that was outstanding as of the date of this Agreement and the exercise price for each such Company Option. Since December 31, 2022, the Company has not (x) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or (y) issued or awarded any options, restricted shares or other equity-based awards under the any equity compensation stock plans of the Company (the “Company Stock Plans”).

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Warrants, indicating as applicable, with respect to each Company Warrant then outstanding, the number of shares of Company Common Stock subject to such Company Warrant, the date of grant, put rights, cashless exercise, exercise price, exercise price adjustments, vesting schedule, and expiration thereof, and whether (and to what extent) the vesting of such Company Warrant will be accelerated or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Convertible Notes, indicating as applicable, with respect to each Company Convertible Note then outstanding, the number of shares of Company Common Stock subject to such Company Convertible Note, the date of issuance, outstanding principal and interest balance, interest rate and whether (and to what extent) the terms of such Company Convertible Note will be accelerated or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement.

(d) Other than its membership interest in Eco-Aero, LLC, a Delaware limited liability company, the Company has no Subsidiaries.

(e) “Company Permitted Issuances” means any issuance by the Company after the date of this Agreement, and prior to the Effective Time, of shares of Company Common Stock (including, without limitation, the issuance of 3,342,998 shares of Company Common Stock to Xeriant, Inc. in consideration of Xeriant’s exchange of its limited liability membership interest in Eco-Aero, LLC or derivative Company securities that by their terms automatically will be converted into or exercised or exchanged for shares of Company Common Stock prior to the Effective Time or, if not subject to such automatic conversion, exercise or exchange, Company derivative securities that have been approved by Parent in writing prior to issuance and which Parent has agreed in writing to assume at the Effective Time, pursuant to one or more capital raising transactions or in consideration of cancellation of indebtedness; provided, however, that Company Permitted Issuances shall not include any issuance of any class or series of capital stock by the Company that has preferential rights or privileges as to dividends, distributions, liquidation, dissolution, winding up, redemption, repurchase or any other rights that create a preference relative to the Company Common Stock.

4.3 Authority; No Violation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote and the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the “Company Board”) has unanimously duly adopted resolutions (at a duly called, noticed and held meeting or by unanimous consent in lieu of a meeting) (i) approving this Agreement and the Merger and the Company’s execution and delivery of this Agreement and, subject to obtainment of the Company Required Vote, the performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) declaring the advisability of this Agreement, (iii) submitting this Agreement to the stockholders of the Company, and (iv) recommending that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger (the recommendation contemplated by this clause (iv) being referred to as the “Company Recommendation”). None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company, and this Agreement (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger, will (i) violate any provision of the certificate of incorporation or bylaws of the Company, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the issuance, purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (as defined below) upon any of the respective properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

4.4 Consents and Approvals. No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or filings or registrations with, any federal, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, including the Merger, except for (a) any Consents from, or registrations, declarations, notices or filings made to or with any Governmental Entity (other than with respect to securities, antitrust, competition, trade regulation or similar laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers, business combinations or changes in control generally, (b) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (c) other consents or approvals of, or filings or registrations with, Governmental Entities or third parties, and (d) such other Consents which if not obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Financial Statements.

(a) The Company has delivered to Parent a copy of the audited consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021, together with the audited consolidated statements of operations, cash flows and stockholders’ equity of the Company for the years then ended, and the related notes thereto (the “Audited Company Financial Statements”), and the unaudited consolidated balance sheet of the Company for the three months ended March 31, 2023, together with the unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Company for the three months ended March 31, 2023 and March 31, 2022, and the related notes thereto (the “Unaudited Company Interim Financial Statements”, and together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements, together with the notes thereto, (i) comply in all material respects with the accounting requirements and with the published rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) with respect thereto applicable to companies subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP), and (iii) fairly present, in all material respects, the financial position of the Company at the dates thereof and the results of the operations and cash flows of the Company for the respective periods indicated (subject, in the case of the Unaudited Company Interim Financial Statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect).

(b) The Company Financial Statements and each of the financial statements included (or incorporated by reference) in the Company SEC Reports (as hereinafter defined) (including the related notes, where applicable) fairly present in all material respects (subject, in the case of unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations and changes in stockholders’ deficit and consolidated financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 1-SA. The Company has no off-balance sheet arrangements that are not disclosed in the Company SEC Reports or the Company Financial Statements. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company has established and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s authorization; (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Company; and (iii) financial statements and reports for external purposes are prepared in accordance with GAAP (“Internal Controls”). The Company has not identified in writing and has not received written or, to the Knowledge of the Company (as defined below), oral notice from an independent auditor of (x) any significant deficiency or material weakness in its system of Internal Controls, (y) any facts that, in their totality, reasonably constitute fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there are no facts that, in their totality, reasonably constitute fraud committed by the Company or any of its Affiliates, the management of the Company or any other Person, which actual and intentional common law fraud involves the Company or its management, employees, assets or operations.

(d) The Company’s independent auditor is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC.

(e) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.6 SEC Filings.

(a) The Company is an “issuer” as that term is defined under 17 CFR Part 227. The Company is not subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Except as set forth on Section 4.6(b) of the Company Disclosure Letter, the Company has timely furnished or filed all forms, reports, statements, registration statements, prospectuses, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be furnished or filed by it with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2021 (collectively, the “Company SEC Reports”). Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review or investigation.

4.7 Broker’s Fees. Except as set forth on Section 4.7 of the Company Disclosure Letter, neither the Company nor any of its respective officers or directors on behalf of the Company, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events. Except as set forth on Section 4.8 of the Company Disclosure Letter, from January 1, 2023 to the date of this Agreement:

(a) No event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as contemplated by this Agreement or permitted under Section 6.2, the Company has carried on its business in all material respects in the ordinary course of business, and the Company has not engaged in any material transaction that was not in the ordinary course of business consistent with past practice.

(c) There has been no incident of damage, destruction or loss of any property owned by the Company or used in the operation of its business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000.

(d) Without limiting the generality of the foregoing, the Company has not taken any action that would have been prohibited by Section 6.1 or Section 6.2 if it had been taken after the date hereof and prior to the Closing Date.

4.9 Legal Proceedings.

(a) Except as set forth in Section 4.9 of the Company Disclosure Letter, the Company is not a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, judgements or governmental or regulatory investigations of any nature, or other proceedings at law or in equity, (i) against the Company or any of the Company’s properties or assets that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 4.9(a) of the Company Disclosure Letter. The directors and executive officers of the Company listed in Section 4.9(a) of the Company Disclosure Letter shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.

(b) As of the date of this Agreement, neither the Company nor any of its businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, or the properties or assets of the Company, which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.10 Taxes.

(a) (i) The Company has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as defined below) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) timely paid all Taxes (as defined below) due and payable by it (including Taxes required to be withheld by it and regardless of whether shown as due on such Tax Returns), or, in the case of Taxes not yet due and payable, established an adequate accrual in accordance with GAAP on the Company Financial Statements for the payment of all such Taxes (excluding any accrual for deferred Taxes established to reflect timing differences between book and Tax income); and (ii) there are no liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”) for Taxes upon the assets of the Company except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Except as set forth in Section 4.10 of the Company Disclosure Letter, there are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company, and the Company is not a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.

(c) The Company will not be required, as a result of a change in accounting method, an installment sale or an open transaction for, or during, a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period beginning on or after the Effective Time.

(d) The Company (i) is not a party to any Tax allocation, sharing or indemnity contract or arrangement, (ii) has not been a member of an “affiliated group” (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, and (iii) does not have any liability for Taxes of any Person (other than the Company) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor, by contract or otherwise.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Company.

(f) The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g) The Company has not granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period of time for the assessment or payment of, any Tax, which waiver or extension has not since expired.

(h) The Company has not “participated”, within the meaning of Treasury Regulations Section 1.6011-4(c)(3), in any of the transactions described in Treasury Regulations Section 1.6011-4(b)(2), (3), (4), (5) or (6).

(i) The Company has not taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) At all times since the date of its formation, the Company has been classified as an association taxable as a corporation for U.S. federal income tax purposes.

(k) The Company operates at least one significant historic business line within the meaning of Treasury Regulations Section 1.368-1(d).

(l) Other than in the ordinary course of business, the Company has neither made any significant distributions or redemptions, nor sold or disposed of any of its assets, in each case prior to and as part of the same plan as contained in this Agreement or otherwise in connection with the Merger.

(m) As used herein, “Taxes” shall mean all taxes, levies or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including income, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, gross receipts, license, capital stock, profits, environmental, customs, duties, employment, unemployment, disability, value added, alternative minimum, estimated or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest or penalties attributable thereto.

(n) As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list or description of each employee welfare benefit plan and employee pension benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 3(1) and 3(2), each other compensation, consulting, employment agreement, each stock option, stock purchase, stock appreciation right, other stock based, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind (whether oral or written, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated) covering current or former employees, directors, officers, individual consultants, workers or independent contractors of the Company which the Company maintains or is required to contribute to or for which the Company has any actual or contingent liability (including due to a Company ERISA Affiliate (as defined below)) as of the date of this Agreement (collectively, the “Company Benefit Plans”) and separately identifies each Company Benefit Plan that is sponsored or maintained by Paychex Inc. (the “PEO” and each such Company Benefit Plan, a “PEO Plan”). Copies of the Company Benefit Plan documents (and, if applicable, related trust or funding agreements, insurance policies and service provider agreements) and all amendments not already incorporated thereto and written descriptions if not reduced to a written document, have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, all schedules thereto) required to be filed, the most recent summary plan description, the most recent IRS determination letter or opinion letter issued with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and in respect of any Company Benefit Plan all non-routine correspondence and documents filed with any Governmental Entity in the last three years.

(b) Neither the Company nor any entity that would have ever been considered as a single employer with the Company or part of the same “controlled group” as the Company for purposes of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has ever sponsored, maintained, contributed to or been required to contribute to, or had any actual or contingent liability under, any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) is a “welfare benefit plan” as defined in Section 3(1) of ERISA that provides for post-retirement medical, life insurance or other welfare-type benefits to any former employees of the Company (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law regarding medical continuation coverage), (iv) is a “multiple employer plan” as defined in Section 413(c) of the Code or (v) is a “multiple employer welfare arrangement” within the meaning of 3(40)(A) of ERISA.

(c) The Company Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code are subject to a favorable determination or opinion letter from the IRS (or are entitled to rely on such a letter issued to the provider of a master, prototype, volume submitter or similar plan) and, to the Knowledge of the Company, nothing has occurred that is expected to result in the revocation of such qualified status by the IRS.

(d) The Company Benefit Plans (other than the PEO Plans), and to the Knowledge of the Company, the PEO Plans, have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(e) As of the date of this Agreement, there are no suits, actions, disputes, claims (other than routine claims for benefits in the ordinary course) or arbitrations, or any audits, examinations or administrative proceedings before any Governmental Entity pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan (other than any PEO Plan) or any related trust or other funding medium thereunder or with respect to the Company in its capacity as the plan sponsor or fiduciary thereof, and to the extent relating to current or former employees of the Company, any PEO Plan; to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims. No Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System, nor under the Department of Labor’s Delinquent Filer Voluntary Compliance Program, and the Company does not anticipate any such submission of any Company Benefit Plan.

(f) Neither the Company nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan or Company ERISA Affiliate, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction that would be a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a “partial termination” of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(h) All contributions required to be made under the terms of any Company Benefit Plan, or applicable law, with respect to any period ending prior to the date of this Agreement have been paid or have been timely accrued on the audited financial statements to the extent required by GAAP, and none of the Company Benefit Plans has any material unfunded liabilities as of the date of this Agreement that are not so reflected in such audited financial statements.

(i) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has at all times been operated in compliance in all respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder and (ii) either (A) has at all times been in a form which complies with the requirements of Section 409A of the Code or (B) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions comply in all material respects with the requirements of Section 409A of the Code. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option, determined in a manner consistent with Section 409A of the Code.

(k) Each Company Benefit Plan maintained, sponsored or contributed to for the benefit of employees located outside the United States (each, a “Company Non-U.S. Plan”) (A) complies in all material respects with applicable law, (B) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Company Non-U.S. Plan is intended to be funded and/or book-reserved, (C) has been registered to the extent required, and has been maintained in good standing with applicable governmental authorities, and (D) if intended to qualify for special Tax treatment, meets all requirements for such treatment. No Company Non-U.S. Plan contains or has ever contained a defined benefit provision or otherwise provided any defined benefit pensions. Neither the Company nor any of its respective agents or delegates, have breached any fiduciary obligation with respect to the administration or investment of any Company Non-U.S. Plan. None of the Company Non-U.S. Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees. All employee data necessary to administer each Company Non-U.S. Plan in accordance with its terms and conditions and all applicable laws is in possession of the Company and such data is complete, correct, and in a form which is sufficient for the proper administration of such Company Non-U.S. Plan.

(l) The Company has, for purposes of each Company Benefit Plan and for all other purposes, correctly classified in all material respects all individuals performing services to the Company as common law employees, leased employees, or independent contractors, as applicable.

(m) The execution and performance of this Agreement will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated by this Agreement), (i) constitute a stated triggering event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company or any Company ERISA Affiliate, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Company Benefit Plan, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Company Benefit Plan, (iv) directly or indirectly cause the Company or any Company ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Company ERISA Affiliate or (vi) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code that could subject any Person to liability for Tax under Section 4999 of the Code or cause the loss of a deduction to the Company under Section 280G of the Code.

4.12 Compliance With Applicable Law.

(a) The Company holds all licenses, franchises, Permits and authorizations necessary for the lawful conduct of its businesses under and pursuant to, and has complied with and is not in violation under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company, except where the failure to hold such license, franchise, Permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and the Company has not received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as set forth in Section 4.12 of the Company Disclosure Letter, the Company (i) is, and since January 1, 2020, has been, in compliance with (A) all written policies of the Company pertaining to the logical and physical security of electronic data stored or used by the Company (the “Company Privacy Policy”), and (B) all applicable laws pertaining to privacy, data protection, user data or Company Personal Information; and (ii) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect such Company Personal Information against unauthorized access and use, in each case of clause (i) and (ii) except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Company Personal Information maintained by or on behalf of the Company, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No Person (including any Governmental Entity) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Company Personal Information maintained by or on behalf of any of the Company, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Company Privacy Policy or any law pertaining to privacy, data protection user data or Company Personal Information, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. “Company Personal Information” means all data or information controlled, owned, stored, used or processed by the Company regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Company Personal Information also includes any information maintained in association with the foregoing information. Company Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

4.13 Certain Contracts.

(a) As of the date hereof, other than set forth on Section 4.13(a) of the Company Disclosure Letter, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which restricts the rights of the Company to compete in any material respect in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company to offer specified products or services to their customers on an exclusive basis, (iii) with or to a labor union or guild, trade union, labor organization, works council or other employee representative body covering any employee (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness (other than capital leases) in the principal amount of $100,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company, (vi) which involves the purchase of assets or interests, other than in the ordinary course of business, with a purchase price of $100,000 or more in any single case or $100,000 in all such cases, (vii) which involves the sale of assets, other than in the ordinary course of business, with a purchase price of $100,000 or more in any single case or $100,000 in all such cases, (viii) which involved payments by the Company in fiscal year 2022 of more than $100,000 or which would reasonably be expected to involve payments by the Company during fiscal year 2023 of more than $100,000. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in Section 4.13(a) of the Company Disclosure Letter, is referred to herein as a “Company Contract”, and the Company has not received written notice of any material violation of a Company Contract by any of the other parties thereto. The Company has made available to Parent (which requirement may be satisfied by posting such information in the online data room established by the Company prior to the date hereof) all contracts which involved payments by the Company in fiscal year 2022 of more than $100,000 or which would reasonably be expected to involve payments by the Company during fiscal year 2023 of more than $100,000 other than any such contract that is terminable at will on one-hundred twenty days or less notice without payment of a penalty in excess of $10,000, and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

(b) Except as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) the Company has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) to the Knowledge of the Company, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company under any such Company Contract.

4.14 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the most recent unaudited balance sheet included in the Unaudited Company Interim Financial Statements, (b) liabilities incurred since March 31, 2023, in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, Permit, lease or other instrument or obligation that is either (x) disclosed in the Company Disclosure Letter or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby, or (e) liabilities that, individually or in the aggregate, do not exceed $100,000, the Company has no liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

4.15 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article 5, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, the restrictions on business combinations set forth in Section 203 of the DGCL. To the Knowledge of the Company, no other state anti-takeover statute or regulation applies to this Agreement or any of the transactions contemplated hereby, including the Merger.

4.16 Company Information. None of the information relating to the Company provided or to be provided by the Company specifically in writing for inclusion in the Form S-4 (as defined below) or the Joint Proxy Statement/Prospectus (as defined below) will, in the case of the Form S-4, at the time it becomes effective under the Securities Act, and in the case of the Joint Proxy Statement/Prospectus, as of the date on which it is first mailed to Parent’s stockholders or at any time it is supplemented thereafter or at the time of the Parent Stockholder Meeting (as defined below), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.17 Real Property.

(a) The Company does not own any real property.

(b) Section 4.17(b) of the Company Disclosure Letter sets forth the street addresses of all real property used or held for use in the business of the Company, which the Company leases, operates, occupies or subleases in connection with such business or upon which any tangible assets of the Company are located and all instruments, easements, leases, subleases, options and other material agreements (including all amendments thereto) creating any interest or right in the Company or any other party in any of the real property specifying the name of the lessor or sublessor (as applicable).

(c) The Company has delivered, or caused to be delivered, to Parent true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof relating to such leased properties (collectively, the “Company Real Property Leases”), and none of the Company Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Parent.

4.18 Title to Property.

(a) Personal Property. The Company has good and valid title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Company Permitted Liens (as defined below), except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect. With respect to personal property used in the business of the Company, which is leased rather than owned, the Company is not in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(b) Leased Property. All material leases of real property and all other leases material to the Company under which the Company, as lessee, leases real or personal property (the “Company Leased Real Property”) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to result in, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Company Leased Real Property.

(c) As used herein, “Company Permitted Liens” means (i) Liens disclosed in Section 4.18 of the Company Disclosure Letter, (ii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iii) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (iv) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (v) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business or (vi) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.19 Insurance. The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Section 4.19 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and each such policy will be renewed by the Company in the ordinary course. All premiums and other payments due under any such policy have been paid.

4.20 Environmental Liability. The Company has not received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company of any liability or obligation arising under common law standards relating to protection of the environment or human health, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), which liability or obligation would reasonably be expected to result in a Company Material Adverse Effect. During, or, to the Knowledge of the Company, prior to the period of, (a) its ownership or operation of any of its respective current properties, (b) its participation in the management of any property, or (c) its holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Company Material Adverse Effect. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect. The Company is in compliance with all Environmental Laws, including possessing all material Permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary (including Section 4.12), the representations and warranties of the Company in this Section 4.20 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws.

4.21 Intellectual Property.

(a) To the Knowledge of the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Company Intellectual Property Rights”) as used in its business as presently conducted. All patents and pending patent applications, and registrations and applications for trademarks, copyrights and domain names within the Company Intellectual Property Rights are listed in Section 4.21 of the Company Disclosure Letter, except where the failure to have the right to use such Company Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of any third party with respect to any Company Intellectual Property Rights, except for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of the Company in this Section 4.21 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to intellectual property matters.

4.22 Labor Matters.

(a) The Company is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization involving any employees of the Company, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any labor organization as to wages or terms and conditions of employment, nor is there any strike or other material labor dispute involving its employees pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Except as set forth in Section 4.22(b) of the Company Disclosure Letter, as of the date of this Agreement, there is no written labor or employment- related charge, complaint or claim of any sort pending or, to the Knowledge of the Company, threatened, against the Company, or, to the Knowledge of the Company, with respect to the current and former employees of the Company, the PEO related to services provided on behalf of the Company, before any Governmental Entity.

(c) For the past three years, the Company has been and is in material compliance with (i) all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of the Company under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case, any such noncompliance that would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, for the past three years, all independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all applicable laws, including applicable laws with respect to employee benefits, and all employees of the Company have been properly classified under the Fair Labor Standards Act.

(d) For the past three years, the Company has, in all material respects, complied with all applicable laws, rules and regulations relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.

4.23 Transactions with Affiliates. Except as set forth on Section 4.23 of the Company Disclosure Letter, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any Affiliate of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

4.24 No Additional Representations or Warranties. The Company acknowledges and agrees that (a) the Company and its advisors have made their own investigation of Parent, Merger Sub and Parent’s other Subsidiaries, (b) except for the representations and warranties of Parent and Merger Sub set forth in Article 5, the Company is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent, Merger Sub or Parent’s other Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Parent and its Subsidiaries as conducted after the Closing or the accuracy or completeness of any information provided to the Company by Parent, Merger Sub, any of Parent’s other Subsidiaries, any of their respective Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members, managers or representatives and (c) the representations and warranties of Parent and Merger Sub set forth in Article 5 constitute the sole and exclusive representations and warranties of Parent and Merger Sub and all other representations and warranties of any kind or nature, whether oral or written, whether consisting of statements (or omissions) or information, whether direct or indirect and whether expressed or implied, of Parent, Merger Sub, any of Parent’s other Subsidiaries, any of their respective Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members, managers or representatives regarding Parent and Merger Sub or any of Parent’s other Subsidiaries are hereby expressly disclaimed by the Company.

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as expressly set forth in this Article 5, no representations and warranties are being made in this Agreement by Parent or Merger Sub with respect to any business of Parent or any of its Subsidiaries or their respective Affiliates other than the IIoT Business; notwithstanding the forgoing, this exception shall not apply to any representation or warranty expressly set forth in this Article 5 that relates to a liability or obligation of Parent, its Subsidiaries, Merger Sub or their respective Affiliates, that will survive the Closing without being transferred to and assumed by a third party pursuant to the Solutions Divestiture or Enterprise Apps Divestiture, even if such liability or obligation is in connection with a business other than other than the IIoT Business. Except (i) as set forth in the Disclosure Letter of Parent and Merger Sub delivered to the Company concurrently herewith (the “Parent Disclosure Letter”) (with specific reference to the Section of this Agreement to which the information stated in such Parent Disclosure Letter relates; provided that (x) disclosure in any section of such Parent Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (y) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to result in a Parent Material Adverse Effect (as defined below)), or (ii) as set forth in Parent’s annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023 (the “2022 Parent Annual Report”) or in Parent’s quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 16, 2023 (the “2023 Parent Interim Report”), each as amended prior to the date hereof and including all exhibits thereto, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

5.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent and Merger Sub each have all requisite corporate power and authority necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Parent and each of its Subsidiaries is duly qualified, licensed, or in good standing, as applicable, to do business in each jurisdiction where the nature of its business or the ownership, leasing, use or operation of its properties makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to Parent and its Subsidiaries, taken as a whole. As used in this Agreement, the term (1) “Parent Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, financial condition or assets of Parent and its Subsidiaries taken as a whole, or (ii) a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Parent Material Adverse Effect, or be taken into account in determining whether a Parent Material Adverse Effect has occurred: (A) any adverse change, effect, event or occurrence, state of facts or developments as a result of the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, including any action taken (or omitted to be taken) with the written consent of or at the written request of the Company, (B) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Parent or its Subsidiaries operate, (C) changes generally affecting the industries in which Parent or its Subsidiaries operate that are not specifically related to Parent and its Subsidiaries and do not have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, (D) changes in general economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond and/or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, (E) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism (including cyberterrorism) involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster, or epidemics, pandemics or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (F) any failure to meet financial projections, estimates or forecasts for any period (provided, however, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there has been a Parent Material Adverse Effect), (G) the taking of any action by Company or any of its Affiliates (including any breach of this Agreement committed thereby), (H) any matter set forth in the Parent Disclosure Letter; or (I) changes in the market price or trading volume of the Parent Common Stock on the Nasdaq Stock Market LLC (the “NASDAQ”) (it being understood that this clause (I) does not and shall not be deemed to apply to the underlying cause or causes of any such changes), and (J) any adverse change in the consolidated financial results of Parent that is not materially worse than Parent’s historic negative consolidated financial results and historic negative trends either (x) reflected in the 2022 Parent Annual Report or the 2023 Parent Interim Report or (y) discussed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2022 Parent Annual Report or 2023 Parent Interim Report. The term “Subsidiary” means, with respect to any Person, any significant subsidiary of such Person as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, and “Subsidiaries” means more than one such Subsidiary.

(b) The copies of the articles/certificate of incorporation and bylaws of Parent and Merger Sub, and similar organizational documents of each of Parent’s Subsidiaries, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, all documents and other information posted in the online data room established by Parent prior to the date hereof shall be deemed to have been made available to the Company.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 500,000,000 shares of Common Stock, par value $0.001 per share (“Parent Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”), out of which Parent Preferred Stock, 10,415 shares were designated as Series 4 Convertible Preferred Stock, and 12,000 shares were designated as Series 5 Convertible Preferred Stock. As of the date of this Agreement, (i) there are 44,582,765 shares of Parent Common Stock outstanding, (ii) there is 1 share of Series 4 Convertible Preferred Stock outstanding, (iii) there is 1 share of Series 5 Convertible Preferred Stock outstanding, (iv) there are 55,383,809 shares of Parent Common Stock reserved for issuance pursuant to the Parent Stock Plans (of which 287,401 shares are subject to outstanding options to purchase shares of Parent Common Stock), (v) 153,846,260 shares of Parent Common Stock are reserved for issuance upon the exercise of the Parent Warrants, and (vi) 1 share of Parent Common Stock is held by Parent in treasury, and there are no other authorized equity interests of Parent or Merger Sub that are issued and outstanding. As of the date of this Agreement, other than as set forth in this Section 5.2(a) or in respect of Parent Permitted Issuances (as defined below) after the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved or to be made available for issuance. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or subscription rights, and have been offered, sold and issued in compliance in all material respects with applicable law, including federal and state securities laws, and all requirements set forth in the governing documents of Parent and any other applicable Parent Contracts (as defined below) governing the issuance of such securities. The Parent Warrants issued pursuant to that certain Warrant Purchase Agreement, dated May 15, 2023 (the “May 2023 Parent Warrant Purchase Agreement”), between Parent and the purchasers (“Purchasers”) listed therein (the “May 2023 Parent Warrants”) were issued in compliance in all material respects with applicable law, including federal and state securities laws, and all requirements set forth in the governing documents of Parent and any other applicable Parent Contracts (as defined below) governing the issuance of such securities. The May 2023 Parent Warrants, when issued, sold and delivered in accordance with the terms of the May 2023 Parent Warrant Purchase Agreement and for the consideration set forth therein, were validly issued and free from all Liens. Upon exercise in accordance with the May 2023 Parent Warrants, the shares of Parent Common Stock issuable upon exercise of the May 2023 Parent Warrants when issued will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Parent Common Stock. As of the date of this Agreement, except (x) as set forth in Section 5.2(a) of the Parent Disclosure Letter, (y) pursuant to any cashless exercise provisions of any options or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under Parent’s stock plans and arrangements set forth in Section 5.2(a) of the Parent Disclosure Letter (collectively, and in each case as the same may be amended to the date hereof, the “Parent Stock Plans”), and (z) as set forth elsewhere in this Section 5.2(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, scrip, rights to subscribe to, purchase rights, conversion rights, exchange rights, equity appreciation rights, phantom stock, profits participation, calls, commitments or agreements of any character (A) calling for the purchase, sale, repurchase, redemption or issuance of any shares of Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock (including any rights plan or agreement) or (B) providing a counterparty with redeemable or contingent common stock or a guaranteed return. Section 5.2(a) of the Parent Disclosure Letter sets forth a true, complete and correct list of the aggregate number of shares of Parent Common Stock issuable upon the exercise of each stock option granted under the Parent Stock Plans that are outstanding as of the date of this Agreement and the exercise price for each such stock option. Since March 31, 2023, Parent has not (x) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 5.2(a) or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under the Parent Stock Plans, or (y) issued or awarded any options, restricted shares or other equity-based awards under the Parent Stock Plans. No Person has any right to cause Parent or any Subsidiary to effect the registration under the Securities Act of any securities of Parent or any Subsidiary.

(b) Upon exercise in accordance with the May 2023 Parent Warrants, the shares of Parent Common Stock issuable upon exercise of the May 2023 Parent Warrants, did not, or will not, as applicable, (i) result in a violation of the governing documents of Parent or any of its Subsidiaries, or any securities instruments of Parent or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Parent or any of its Subsidiaries is a party, or (iii) result in a violation of any applicable law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of NASDAQ and including all applicable foreign, federal and state laws, rules and regulations) applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Parent Material Adverse Effect.

(c) None of Parent, its Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of the May 2023 Parent Warrants under the Securities Act, whether through integration with prior offerings or otherwise, or cause the offering of the May 2023 Parent Warrants to require approval of stockholders of Parent for purposes of the Securities Act or under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of Parent are listed or designated for quotation, except such stockholder approval as is required for the exercise of the May 2023 Parent Warrants at the applicable “Alternative Exercise Price” (as defined therein). None of Parent, its Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of the May 2023 Parent Warrants under the Securities Act or cause the offering of the May 2023 Parent Warrants to be integrated with other offerings of securities of Parent; provided; however, Parent is required to file, and has filed, a registration statement under the Securities Act registering the resale of the shares of Parent Common Stock issuable upon exercise of the May 2023 Parent Warrants, pursuant to Section 4.16 of the Warrant Purchase Agreement, dated May 15, 2023, among Parent and the purchasers of the May 2023 Parent Warrants.

(d) The Purchasers (i) acquired the May 2023 Parent Warrants, and (ii) upon exercise of its May 2023 Parent Warrants (other than pursuant to any cashless exercise will acquire the Parent Common Stock issuable upon exercise thereof, in each case, for their own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act. The Purchasers do not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the May 2023 Parent Warrants or the Parent Common Stock issuable upon exercise thereof in violation of applicable securities laws.

(e) Section 5.2(b) of the Parent Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Parent Warrants, indicating as applicable, with respect to each Parent Warrant then outstanding, the number of shares of Parent Common Stock subject to such Parent Warrant, the date of grant, put rights, cashless exercise, exercise price, exercise price adjustments, vesting schedule, and expiration thereof, and whether (and to what extent) such Parent Warrant will be accelerated or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement.

(f)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, 1,000 which are issued and outstanding and are owned, of record and beneficially, solely by Parent. Other than as set forth in this Section 5.2(f), no shares of Merger Sub capital stock were reserved or to be made available for issuance.

(g) Section 5.2(g) of the Parent Disclosure Letter lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Parent. Except as set forth in Section 5.2(g) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries), with respect to which securities Parent or any of its Subsidiaries has invested (and currently owns) or is required to invest $100,000 or more, other than tradable investment securities. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Parent’s Subsidiaries free and clear of any Liens and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in the governing documents of each Subsidiary of Parent and any other applicable contracts governing the issuance of such securities. Neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any Subsidiary of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. There are no restrictions on Parent with respect to voting the stock of any Subsidiary of Parent.

(h) “Parent Permitted Issuances” means any issuance by Parent after the date of this Agreement and prior to the Effective Time of shares of Parent Common Stock, including pursuant to an at-the-market offering, or derivative Parent securities that by their terms automatically will be converted into or exercised or exchanged for shares of Parent Common Stock prior to the Effective Time, or, if not subject to such automatic conversion, exercise or exchange, subject to prior written approval of the Company, Parent derivative securities issued pursuant to one or more capital raising transactions or in consideration of cancellation of indebtedness; provided, however, that Parent Permitted Issuances shall not include any issuance of shares of any class or series of capital stock by Parent that has preferential rights or privileges as to dividends, distributions, liquidation, dissolution, winding up, redemption, repurchase or any other rights that create a preference relative to the Parent Common Stock.

5.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Required Vote and the accuracy of the representations and warranties of the Company set forth in this Agreement, to consummate the transactions contemplated hereby. The Board of Directors of Parent (the “Parent Board”) has unanimously duly adopted resolutions (at a duly called, noticed and held meeting or by unanimous consent in lieu of a meeting) (i) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are advisable for and in the best interests of Parent and its stockholders, (ii) recommending that the stockholders of Parent approve the Parent Stock Issuance (the recommendation contemplated by this clause (ii) being referred to as the “Parent Recommendation”), and (iii) submitting the Parent Stock Issuance to Parent’s stockholders for approval. None of the aforesaid actions by the Parent Board has been amended, rescinded or modified as of the date of this Agreement. Except for the approval of the Parent Stock Issuance, the Parent Reverse Split (as defined below) and the Parent Authorized Shares Increase (as defined below) by the requisite affirmative vote of holders of shares of the Parent Common Stock (the “Parent Required Vote”), no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which each of Parent and Merger Sub is a party contemplated hereby will be, duly and validly executed and delivered by Parent and Merger Sub, and this Agreement (assuming due authorization, execution and delivery by the Company) constitutes, and on or prior to the Closing, the other documents to which each of Parent and Merger Sub is a party contemplated hereby will constitute, a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, will (i) violate any provision of the articles/certificate of incorporation or bylaws of Parent or Merger Sub or any of the similar governing documents of any of Parent’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the issuance, purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of Parent’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect.

5.4 Consents and Approvals. No Consents of or from, or filings or registrations with, any Governmental Entity or with any third Person are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, except for (a) such Consents set forth in Section 5.4 of the Parent Disclosure Letter, (b) any Consents from, or registrations, declarations, notices or filings made to or with any Governmental Entity (other than with respect to securities, antitrust, competition, trade regulation or similar laws), or any Consents from Parent stockholders, in each case as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, the Parent Reverse Split or the Parent Authorized Shares Increase, or the other transactions contemplated by this Agreement, (c) the filing with the SEC of the Form S-4 and the Joint Proxy Statement/Prospectus as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (d) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (e) such filings and approvals as may be required to be made under the state blue sky or securities laws or various states in connection with the Parent Stock Issuance, (f) such filings as may be required to (i) cause the shares of Parent Common Stock to be issued pursuant to the Parent Stock Issuance to be approved for listing on the NASDAQ and the shares of Parent Common Stock generally to be approved for initial listing on the NASDAQ under NASDAQ Listing Rule 5110(a) and (ii) if required by the NASDAQ, receive all necessary approval for the Merger and the other transactions contemplated by this Agreement under NASDAQ Listing Rules 5635 and 5110(a), (g) other consents or approvals of, or filings or registrations with, any Governmental Entity or third parties, and (h) such other Consents which if not obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 SEC Filings. Parent has timely furnished or filed all forms, reports, statements, registration statements, prospectuses, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be furnished or filed by it with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2021 (collectively, the “Parent SEC Reports”). None of Parent’s Subsidiaries is required to file or furnish reports with the SEC pursuant to the Exchange Act. Each of the Parent SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Parent SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Reports is subject to ongoing SEC review or investigation. “Knowledge of Parent” means the actual knowledge of the directors and executive officers of Parent listed in Section 5.5 of the Parent Disclosure Letter. The directors and executive officers of Parent listed in Section 5.5 of the Parent Disclosure Letter shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.

5.6 Financial Statements.

(a) Each of the financial statements included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable), other than (i) the unaudited pro forma condensed consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2022 and September 30, 2022 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2022, each of which gives effect to KINS Technology Group Inc.’s acquisition of Parent’s enterprise apps business in exchange for the issuance of shares of capital stock of KINS Technology Group Inc. pursuant to the KINS Merger Agreement (as defined below) (the “Enterprise Apps Divestiture”), and (ii) the unaudited pro forma financial statements in connection with the KINS Merger Agreement filed (A) as Exhibit 99.1 to Parent’s Current Report on Form 8-K on October 18, 2022, (B) with Parent’s Annual Report on Form 10-K for the year ended December 31, 2022, and (C) as Exhibit 99.1 to Parent’s Current Report on Form 8-K filed on March 20, 2023, fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Parent (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (or Persons performing the equivalent functions) (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act). Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) From January 1, 2021 to the date of this Agreement, (i) neither Parent nor any Subsidiary of Parent nor, to the Knowledge of Parent (as defined below), any director, officer, auditor, accountant or representative of Parent or any of the Subsidiaries of Parent has received any written complaint, allegation, assertion or claim that Parent or any of the Subsidiaries of Parent has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to Parent and the Subsidiaries of Parent, taken as a whole, and (ii) no attorney representing Parent or any Subsidiary of Parent has made a report to Parent’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205).

5.7 Broker’s Fees. Except as set forth in Section 5.7 of the Parent Disclosure Letter, neither Parent, Merger Sub nor any of Parent’s Subsidiaries, nor any of their respective officers or directors on behalf of Parent or any of Parent’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8 Absence of Certain Changes or Events. From January 1, 2023 to the date of this Agreement, except with respect to the Enterprise Apps Divestiture or as contemplated by the Solutions Divestiture:

(a) no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect;

(b) except as contemplated by this Agreement or permitted under Section 6.2, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Parent nor any of its Subsidiaries has engaged in any material transaction that was not in the ordinary course of business consistent with past practice;

(c) there has been no incident of damage, destruction or loss of any property owned by Parent or any of its Subsidiaries or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000; and

(d) without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries has taken any action that would have been prohibited by Section 6.1 or Section 6.2 if it had been taken after the date hereof and prior to the Closing Date.

5.9 Legal Proceedings.

(a) Except as set forth on Section 5.9 of the Parent Disclosure Letter, neither Parent, Merger Sub nor any of Parent’s Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions, judgements or governmental or regulatory investigations of any nature, or other proceedings at law or in equity, (i) against Parent, Merger Sub, any of Parent’s Subsidiaries or any such party’s respective properties or assets that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub, any of their respective Affiliates, or any properties or assets of an such party, which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.10 Taxes.

(a) (i) Each of Parent and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) timely paid all Taxes due and payable by it (including taxes required to be withheld by it and regardless of whether shown as due on such Tax Returns), or, in the case of Taxes not yet due and payable, established an adequate accrual in accordance with GAAP on its financial statements for the payment of all such Taxes (excluding any accrual for deferred Taxes established to reflect timing differences between book and Tax income); and (ii) there are no Liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.

(c) Neither Parent nor any of its Subsidiaries will be required, as a result of a change in accounting method, an installment sale or an open transaction for, or during, a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period beginning on or after the Effective Time.

(d) Neither Parent nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity contract or arrangement, (ii) has been a member of an “affiliated group” (other than a group the common parent of which is Parent) filing a consolidated federal income Tax Return, or (iii) has any liability for Taxes of any Person (other than Parent and its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor, by contract or otherwise.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to Parent or any of its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g) Neither Parent nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment or payment of, any Tax, which waiver or extension has not since expired.

(h) Neither Parent nor any of its Subsidiaries has “participated”, within the meaning of Treasury Regulations Section 1.6011-4(c)(3), in any of the transactions described in Treasury Regulations Section 1.6011-4(b)(2), (3), (4), (5) or (6).

(i) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) Except as set forth in Section 5.10(j) of the Parent Disclosure Letter, neither Parent, Merger Sub nor any of Parent’s Subsidiaries has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k) Each of Parent, Merger Sub and Parent’s Subsidiaries is registered for the purposes of sales Tax, use Tax, transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, and has complied in all material respects with all laws relating to such Taxes.

(l) At all times since the date of its formation, Merger Sub has been classified as an association taxable as a corporation for U.S. federal income tax purposes and in each state where Merger Sub does business or is required to file Tax Returns.

(m)   Parent intends to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(n) Parent has not taken any action, or failed to take any action, that would cause the Surviving Company not to hold substantially all of Merger Sub’s properties after the Merger within the meaning of Treasury Regulations Section 1.368-2(j)(3)(iii).

(o) The Parent Common Stock used as Merger Consideration constitutes “voting stock” within the meaning of Section 368(a)(2)(E) of the Code and Treasury Regulation Section 1.368-2(j)(3)(i).

5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Parent Disclosure Letter sets forth a true and complete list or description of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA, Sections 3(1) and 3(2), each other compensation, consulting, employment agreement, each stock option, stock purchase, stock appreciation right, other stock based, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind (whether oral or written, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated) covering current or former employees, directors, officers, individual consultants, workers or independent contractors of Parent or the Subsidiaries which Parent or the Subsidiaries maintain or are required to contribute to or for which Parent or its Subsidiaries has any actual or contingent liability (including due to a Parent ERISA Affiliate (as defined below)) as of the date of this Agreement (collectively, the “Parent Benefit Plans”). Copies of the Parent Benefit Plan documents (and, if applicable, related trust or funding agreements, insurance policies and service provider agreements) and all amendments not already incorporated thereto and written descriptions if not reduced to a written document, have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, all schedules thereto) required to be filed, the most recent summary plan description, the most recent IRS determination letter or opinion letter issued with respect to any Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and in respect of any Parent Benefit Plan all non-routine correspondence and documents filed with any Governmental Entity in the last three years.

(b) Neither Parent nor any entity that would have ever been considered as a single employer with Parent or part of the same “controlled group” as Parent for purposes of Section 414(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) has ever sponsored, maintained, contributed to or been required to contribute to, or had any actual or contingent liability under, any Parent Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) is a “welfare benefit plan” as defined in Section 3(1) of ERISA that provides for post-retirement medical, life insurance or other welfare-type benefits to any former employees of Parent (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law regarding medical continuation coverage), (iv) is a “multiple employer plan” as defined in Section 413(c) of the Code or (v) is a “multiple employer welfare arrangement” within the meaning of 3(40)(A) of ERISA.

(c) The Parent Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code are subject to a favorable determination or opinion letter from the IRS (or are entitled to rely on such a letter issued to the provider of a master, prototype, volume submitter or similar plan) and, to the Knowledge of Parent, nothing has occurred that is expected to result in the revocation of such qualified status by the IRS.

(d) The Parent Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(e) As of the date of this Agreement, there are no suits, actions, disputes, claims (other than routine claims for benefits in the ordinary course) or arbitrations, or any audits, examinations or administrative proceedings before any Governmental Entity pending or, to the Knowledge of Parent, threatened, with respect to any Parent Benefit Plan or any related trust or other funding medium thereunder or with respect to Parent in its capacity as the plan sponsor or fiduciary thereof, and to the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims. No Parent Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System, nor under the Department of Labor’s Delinquent Filer Voluntary Compliance Program, and Parent does not anticipate any such submission of any Parent Benefit Plan.

(f) Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any fiduciary, trustee, or administrator of any Parent Benefit Plan or Parent ERISA Affiliate, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction that would be a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) The execution of this Agreement and the consummation of the transaction contemplated by this Agreement will not result in a “partial termination” of any Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(h) All contributions required to be made under the terms of any Parent Benefit Plan, or applicable law, with respect to any period ending prior to the date of this Agreement have been paid or have been timely accrued on the audited financial statements to the extent required by GAAP, and none of the Parent Benefit Plans has any material unfunded liabilities as of the date of this Agreement that are not so reflected in such audited financial statements.

(i) Each Parent Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has at all times been operated in compliance in all respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder and (ii) either (A) has at all times been in a form which complies with the requirements of Section 409A of the Code or (B) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions comply in all material respects with the requirements of Section 409A of the Code. No payment to be made under any Parent Benefit Plan is, or to the Knowledge of Parent, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) The per share exercise price of each Parent Equity Award providing for an option to purchase shares of Parent Common Stock is no less than the fair market value of a share of Parent Common Stock on the date of grant of such Parent Equity Award, determined in a manner consistent with Section 409A of the Code.

(k) Each Parent Benefit Plan maintained, sponsored or contributed to for the benefit of employees located outside the United States (each, a “Parent Non-U.S. Plan”) (A) complies in all material respects with applicable law, (B) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Parent Non-U.S. Plan is intended to be funded and/or book-reserved, (C) has been registered to the extent required, and has been maintained in good standing with applicable governmental authorities, and (D) if intended to qualify for special Tax treatment, meets all requirements for such treatment. No Parent Non-U.S. Plan contains or has ever contained a defined benefit provision or otherwise provided any defined benefit pensions. Neither Parent nor any of its Subsidiaries, nor any of their respective agents or delegates, have breached any fiduciary obligation with respect to the administration or investment of any Parent Non-U.S. Plan. None of the Parent Non-U.S. Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees. All employee data necessary to administer each Parent Non-U.S. Plan in accordance with its terms and conditions and all applicable laws is in possession of Parent and its Subsidiaries and such data is complete, correct, and in a form which is sufficient for the proper administration of such Parent Non-U.S. Plan.

(l) Parent and its Subsidiaries have, for purposes of each Parent Benefit Plan and for all other purposes, correctly classified in all material respects all individuals performing services to Parent and/or its Subsidiaries as common law employees, leased employees, or independent contractors, as applicable.

(m) The execution and performance of this Agreement will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated by this Agreement), except as set forth in Section 5.11(m) of the Parent Disclosure Letter, (i) constitute a stated triggering event under any Parent Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of Parent, its Subsidiaries or any Parent ERISA Affiliate, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Parent Benefit Plan, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Parent Benefit Plan, (iv) directly or indirectly cause Parent, its Subsidiaries or any Parent ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of Parent, its Subsidiaries or any Parent ERISA Affiliate or (vi) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code that could subject any Person to liability for Tax under Section 4999 of the Code or cause the loss of a deduction to Parent or any of its Subsidiaries under Section 280G of the Code.

5.12 Compliance With Applicable Law.

(a) Parent and each of its Subsidiaries hold all Permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such Permit or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect.

(b) Parent and each of its Subsidiaries (i) is, and since January 1, 2020, has been, in compliance with (A) all written policies of Parent and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by Parent or any of its Subsidiaries (the “Parent Privacy Policy”), and (B) all applicable laws pertaining to privacy, data protection, user data or Parent Personal Information; and (ii) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect such Parent Personal Information against unauthorized access and use, in each case of clause (i) and (ii) except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Parent Personal Information maintained by or on behalf of Parent or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. No Person (including any Governmental Entity) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Parent Personal Information maintained by or on behalf of any of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Parent Privacy Policy or any law pertaining to privacy, data protection user data or Parent Personal Information, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. “Parent Personal Information” means all data or information controlled, owned, stored, used or processed by Parent or any of its Subsidiaries regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Parent Personal Information also includes any information maintained in association with the foregoing information. Parent Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

(c) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Except as set forth in Section 5.12(c) of the Parent Disclosure Letter, Parent is in compliance with the applicable listing standards of the NASDAQ, including those related to corporate governance.

5.13 Certain Contracts.

(a) As of the date hereof, other than as set forth on Section 5.13(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to, bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which restricts the rights of Parent or any of its Subsidiaries to compete in any material respect in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires Parent or any of its Subsidiaries to offer specified products or services to their customers on an exclusive basis, (iii) with or to a labor union, guild, trade union, labor organization, works council or other employee representative body covering any employee (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness (other than capital leases) in the principal amount of $100,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Parent or its Subsidiaries, (vi) which involves the purchase of assets or interests, other than in the ordinary course of business, with a purchase price of $100,000 or more in any single case or $100,000 in all such cases, (vii) which involves the sale of assets, other than in the ordinary course of business, with a purchase price of $100,000 or more in any single case or $100,000 in all such cases, or (viii) which involved payments by Parent or any of its Subsidiaries in fiscal year 2022 of more than $100,000 or which would reasonably be expected to involve payments by Parent or any of its Subsidiaries during fiscal year 2023 of more than $100,000. Each contract, arrangement, commitment or understanding of the type described in this Section 5.13(a), whether or not set forth in Section 5.13(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Contract”, and neither Parent nor any of its Subsidiaries has received written notice of any material violation of a Parent Contract by any of the other parties thereto. Parent has made available to the Company (which requirement may be satisfied by posting such information in the online data room established by Parent prior to the date hereof) the Agreement and Plan of Merger, dated as of September 25, 2022, by and among Parent, KINS Technology Group Inc., CXApp Holding Corp. and KINS Merger Sub Inc. (the “KINS Merger Agreement”), the Separation and Distribution Agreement dated as of September 25, 2022, among KINS Technology Group Inc., Parent, CXApp Holding Corp. and Design Reactor, Inc. (the “Separation and Distribution Agreement”), and all contracts which involved payments by Parent or any of its Subsidiaries in fiscal year 2022 of more than $100,000 or which would reasonably be expected to involve payments by Parent or any of its Subsidiaries during fiscal year 2023 of more than $100,000 other than any such contract that is terminable at will on one-hundred twenty days or less notice without payment of a penalty in excess of $10,000, and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

(b) Except as would not reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Contract is valid and binding on Parent and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of Parent, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) Parent and each of its Subsidiaries have in all material respects performed the respective obligations required to be performed by them to date under each Parent Contract, and (iii) to the Knowledge of Parent, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

5.14   Customers/Vendors.

(a) Section 5.14(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the top twenty customers of the IIoT Business (based on revenue during the trailing twelve months for the period ending December 31, 2022) (the “Parent Top Customers”).

(b) Section 5.14(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the top fifteen (15) vendors of the IIoT Business (based on aggregate payments made during the trailing twelve months for the period ending December 31, 2022) (the “Parent Top Vendors”).

(c) Except as set forth on Section 5.14(c) of the Parent Disclosure Letter, none of the Parent Top Customers or Parent Top Vendors has, as of the date of this Agreement, informed in writing any of Parent or any of its Subsidiaries that it will, or, to the Knowledge of Parent, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with Parent or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of Parent, none of the Parent Top Customers or Parent Top Vendors is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute against Parent or any of its Subsidiaries or their respective businesses.

5.15 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the audited consolidated balance sheet of Parent as of March 31, 2023 included in the 2023 Parent Interim Report, (b) liabilities incurred since March 31, 2023 in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, Permit, lease or other instrument or obligation that is either (x) disclosed in the Parent Disclosure Letter or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby, or (e) liabilities that, individually or in the aggregate, do not exceed $100,000, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

5.16 Environmental Liability. Neither Parent nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of Parent, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, which liability or obligation would reasonably be expected to result in a Parent Material Adverse Effect. During, or, to the Knowledge of Parent, prior to the period of, (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with all Environmental Laws, including possessing all material Permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary (including Section 5.12), the representations and warranties of Parent in this Section 5.16 constitute the sole representations and warranties of Parent with respect to any matter (including any liability) relating to Environmental Laws.

5.17 Intellectual Property. To the Knowledge of Parent, Parent and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, the “Parent Intellectual Property Rights”) as used in their business as presently conducted. All patents and pending patent applications, and registrations and applications for trademarks, copyrights and domain names within the Parent Intellectual Property Rights are listed in Section 5.17 of the Parent Disclosure Letter, except where the failure to have the right to use such Parent Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of Parent, threatened that Parent or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of any third-party with respect to any Parent Intellectual Property Rights, except for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. To the Knowledge of Parent, no third-party is infringing, misappropriating or otherwise violating the Parent Intellectual Property Rights owned by Parent. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of Parent in this Section 5.17 constitute the sole representations and warranties of Parent with respect to any matter (including any liability) relating to intellectual property matters.

5.18 Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization involving any employees of Parent, nor is Parent or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Parent or any such Subsidiary to bargain with any labor organization as to wages or terms and conditions of employment, nor is there any strike or other material labor dispute involving its or any of its Subsidiaries’ employees pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) As of the date of this Agreement, there is no written labor or employment- related charge, complaint or claim of any sort against Parent or any Subsidiary of Parent pending or, to the Knowledge of Parent, threatened, before any Governmental Entity.

(c) For the past three years, Parent and its Subsidiaries have been and are in material compliance with (i) all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of Parent and the Parent’s Subsidiaries under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case, any such noncompliance that would not, individually or in the aggregate, have, or would reasonably be expected to have, a Parent Material Adverse Effect. To the Knowledge of Parent, for the past three years, all independent contractors and consultants providing personal services to Parent and its Subsidiaries have been properly classified as independent contractors for purposes of all applicable laws, including applicable laws with respect to employee benefits, and all employees of Parent and its Subsidiaries domiciled in the United States have been properly classified under the Fair Labor Standards Act.

(d) For the past three years, Parent and its Subsidiaries have, in all material respects, complied with all applicable laws, rules and regulations relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and neither Parent nor any of its Subsidiaries is liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.

(e) Except as set forth on Section 5.18(e) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

5.19 Real Property.

(a) Neither Parent nor any of its Subsidiaries owns any real property.

(b) Section 5.19(b) of the Parent Disclosure Letter sets forth the street addresses of all real property used or held for use in the business of Parent or any of its Subsidiaries, which Parent or any of its Subsidiaries leases, operates, occupies, or subleases in connection with such business or upon which any tangible assets of Parent or any of its Subsidiaries are located and all instruments, easements, leases, subleases, options and other material agreements (including all amendments thereto) creating any interest or right in Parent or any of its Subsidiaries or any other party in any of the real property specifying the name of the lessor or sublessor (as applicable).

(c) Parent has delivered, or caused to be delivered, to the Company true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof relating to such leased properties (collectively, the “Parent Real Property Leases”), and none of the Parent Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to the Company.

5.20 Title to Property.

(a) Personal Property. Parent and its Subsidiaries have good and valid title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Parent Permitted Liens (as defined below), except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Effect. With respect to personal property used in the business of Parent and its Subsidiaries which is leased rather than owned, neither Parent nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Effect.

(b) Leased Property. All material leases of real property and all other leases material to Parent and its Subsidiaries under which Parent or a Subsidiary, as lessee, leases real or personal property (the “Parent Leased Real Property”) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Parent or such Subsidiary or, to the Knowledge of Parent, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases Parent or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to result in, in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, there does not exist any condemnation or eminent domain proceeding that affects any Parent Leased Real Property.

(c) As used herein, “Parent Permitted Liens” means (i) Liens disclosed in Section 5.20 of the Parent Disclosure Letter, (ii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iii) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (iv) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (v) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business or (vi) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.21 Transactions with Affiliates. As of the date of this Agreement, there are no, and there are not and have not been since January 1, 2022, any transactions, or series of related transactions, agreements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed at the times they would be required to be disclosed pursuant to the Securities Act and the rules and regulations promulgated thereunder in the Parent SEC Reports.

5.22 Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Section 5.22 of the Parent Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, Parent and/or its Subsidiaries. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof), and each such policy will be renewed by Parent in the ordinary course. All premiums and other payments due under any such policy have been paid.

5.23 Parent Information. None of the information relating to Parent and its Subsidiaries (including Merger Sub) in the Form S-4 or the Joint Proxy Statement/Prospectus will, in the case of the Form S-4, at the time it becomes effective under the Securities Act, and in the case of the Joint Proxy Statement/Prospectus, as of the date on which it is first mailed to the Parent’s stockholders or at any time it is supplemented thereafter or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus (except for such portions thereof as they relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the Exchange Act.

5.24 No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent. Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of such Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

5.25 Ownership of Company Common Stock; No Other Agreements. Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Merger. None of Parent, Merger Sub, or any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement.

5.26 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Company set forth in Article 4, the Parent Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, the restrictions on business combinations set forth in Sections 78.411 through 78.444 of the Nevada Revised Statutes. To the Knowledge of Parent, no other state anti-takeover statute or regulation applies to this Agreement or any of the transactions contemplated hereby, including the Merger.

5.27 Sufficiency of Assets. Except as would not be expected to be material to Parent and its Subsidiaries, taken as a whole, the assets, rights, properties and interests owned, leased or licensed by Parent and its Subsidiaries following the Enterprise Apps Divestiture and the Solutions Divestiture, together with the assets, rights, properties and interests to be provided pursuant to this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby or any other transitionary arrangements between CXApp Holding Corp., Parent, KINS Technology Group Inc., the ultimate acquiror or acquirors of the Shoom, SAVES and GYG lines of business, or any of their respective Affiliates, in the aggregate, include all of the assets, rights, properties and interests used in and necessary to conduct the IIoT Business in substantially the same manner as conducted prior to the Enterprise Apps Divestiture and the Solutions Divestiture.

5.28 No Additional Representation or Warranties. Parent and Merger Sub acknowledge and agree that (a) Parent and its advisors have made their own investigation of the Company, (b) except for the representations and warranties of the Company set forth in Article 4, Parent and Merger Sub are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing or the accuracy or completeness of any information provided to Parent or Merger Sub by the Company, any of its Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members, managers or representatives and (c) the representations and warranties of the Company set forth in Article 4 constitute the sole and exclusive representations and warranties of the Company and all other representations and warranties of any kind or nature, whether oral or written, whether consisting of statements (or omissions) or information, whether direct or indirect and whether expressed or implied, of the Company, any of its Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members, managers or representatives regarding the Company are hereby expressly disclaimed by Parent and Merger Sub.

6. COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business of the Company and Parent Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, including pursuant to Section 6.2, or as required by applicable law, rule or regulation, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of Parent and the Company shall, and Parent shall cause its Subsidiaries to, (a) conduct its business in the ordinary course and (b) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business or other third-party relationships with it, including any Governmental Entity, and retain the services of its present officers and key employees.

6.2 Company and Parent Forbearances. Except (i) as set forth in Section 6.2 of the Company Disclosure Letter or Section 6.2 of the Parent Disclosure Letter, as applicable, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable law, rule or regulation, or by any Governmental Entity, (iv) as required by a Company Benefit Plan, Parent Benefit Plan or any agreement in effect on the date hereof of which the Company or Parent, as applicable, has been notified and provided a true and correct copy prior to the date of this Agreement, or (v) with the prior written consent of the Company or Parent, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company or Parent shall not, as applicable, Parent shall not permit any of its Subsidiaries to:

(a) (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except by Parent in connection with the Solutions Divestiture and except that a wholly owned Subsidiary of Parent may declare and pay dividends or distributions to its parent and other wholly owned Subsidiaries, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, (A) with respect to the Company, pursuant to the exercise of stock options or vesting of restricted Company Common Stock outstanding as of the date hereof or permitted to be issued under this Section 6.2, (B) with respect to Parent, pursuant to the exercise or vesting of Parent Equity Awards outstanding as of the date hereof or permitted to be issued under this Section 6.2, or (C) with respect to the Company or Parent, as applicable, pursuant to the surrender of shares to the Company or to Parent, as applicable, or the withholding of shares by the Company or by Parent, as applicable, to cover tax withholding obligations or to pay any applicable exercise price under the Company Stock Plans or the Parent Stock Plans, as applicable), or (iv) other than Parent Permitted Issuances or Company Permitted Issuances, as applicable, or the conversion of the Company Convertible Notes, the exercise of the Company Warrants, the conversion of Parent Preferred Stock outstanding on the date hereof, the exercise of the Parent Warrants, the exercise of outstanding stock options or vesting or settlement of awards under the equity incentive plans outstanding as of the date hereof, or pursuant to the Transaction Bonus Plans, grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale grant, disposition, pledge or other encumbrance of, any additional shares of capital stock, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement;

(b) sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets in the ordinary course of business consistent with past practice, (iv) sales of immaterial assets which involve the sale of assets with a purchase price of $250,000 or less in any single case or $250,000 in all such cases, and (v) in connection with the Solutions Divestiture;

(c) make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary, except (i) as otherwise permitted by this Section 6.2, (ii) other acquisitions in the ordinary course of business and, in any case, involving consideration in an aggregate amount not in excess of (x) with respect to the Company, $1,000,000, or (y) with respect to Parent, $1,000,000, or (iii) in connection with the Solutions Divestiture;

(d) enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Company Contract or a Parent Contract, except in the ordinary course of business consistent with past practice or in connection with the Solutions Divestiture;

(e) other than general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally, the payment of the Transaction Bonuses or adoption of the Transaction Bonus Plans (as defined below), an amendment to the employment agreement of Parent’s Chief Financial Officer substantially in the form provided by Parent to the Company prior to the date of this Agreement, or as may be provided by any agreement in effect on the date hereof (true and correct copies of which have been delivered to the Company or to Parent, as applicable, prior to the date of this Agreement), (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation except pursuant to the terms of any Company Benefit Plan or Parent Benefit Plan), (ii) pay any severance other than in the ordinary course of business consistent with past practice or (iii) except as may be required, or advisable, to comply with applicable law or contract, amend, establish or enter into any Company Benefit Plan or Parent Benefit Plan, as applicable, or other pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

(f)  amend its certificate or articles of incorporation, bylaws or similar governing documents or similar organizational documents of any Subsidiary, except for any amendment of Parent’s articles of incorporation required to effect the Parent Name Change and the Parent Reverse Split or any amendment of Parent’s articles of incorporation increasing the authorized Parent Common Stock sufficient to enable the Parent Stock Issuance and issuance of Parent Common Stock upon exercise of the Assumed Company Warrants and the Assumed Company Options and conversion of the Denehy Note (as defined below) (a “Parent Authorized Shares Increase”);

(g)  enter into any new material line of business outside of its existing business;

(h)  assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit issued by any Governmental Entity;

(i)  incur any indebtedness for borrowed money, issue any debt securities (in each case, other than Parent Permitted Issuances or Company Permitted Issuances) or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, or make any loans, advances of capital contributions to, or investments in, any other Person, in each case, except in the ordinary course of business consistent with past practice or in connection with the Solutions Divestiture;

(j)  make or change any material Tax election or settle or compromise any material Tax liability of the Company or of Parent, as applicable, or with respect to Parent, any of its Subsidiaries; amend any Tax Returns; or enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(k)  make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;

(l)  effect or permit, with respect to the Company or Parent, as applicable, and with respect to Parent, any of its Subsidiaries, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;

(m)  account for, manage or treat accounts receivable (including accelerating the collection thereof) or accounts payable (including delaying the payment thereof) in any manner other than in the in the ordinary course of business consistent with past practice;

(n)  except as permitted by this Agreement, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1, 8.2 or 8.3 not being satisfied; or

(o)  agree to, or make any commitment to, take or announce any of the actions prohibited by this Section 6.2.

6.3  Parent Reverse Split. The parties agree Parent may undertake a reverse stock split within a ratio range as set forth in the Notice of Special Meeting of Stockholders to be held on August 3, 2023, or any adjournment or postponement thereof, set forth in the Schedule 14A filed with the SEC on July 3, 2023, or a reverse stock split in such ratio or within any other ratio range set forth in a subsequent notice of meeting of Parent stockholders or, if stockholder approval is not required under applicable law, a reverse stock split in such ratio as the Parent Board may determine in its discretion, without approval by the Company only to the extent such reverse stock split ratio is determined by Parent or NASDAQ to be necessary in order to satisfy the continued or initial listing requirements of NASDAQ, and any greater reverse stock split ratio proposed by Parent shall require approval by the Company prior to implementation (the “Parent Reverse Split”).

7.  ADDITIONAL AGREEMENTS

7.1  Parent Name Change. Parent shall amend its articles of incorporation to change the name of Parent effective upon the Effective Time to XTI Aerospace, Inc. (the “Parent Name Change”).

7.2  Notice of Parent Permitted Issuance and Company Permitted Issuance. From the date of this Agreement until the Closing, each of Parent and the Company promptly shall provide advance written notice to each other of any Company Permitted Issuances or Parent Permitted Issuances, as the case may be, and, only with respect to the issuance by the Company or Parent of any derivative securities requiring the other’s consent pursuant to the definition of Company Permitted Issuances or Parent Permitted Issuances, as the case may be, obtain the other’s advance written consent thereto, and provide each other with copies of all applicable transaction documents in respect thereof. Any Parent Permitted Issuance or Company Permitted Issuance shall be conducted in compliance with all applicable laws respecting the issuance of securities.

7.3 Registration Statement and Joint Proxy Statement/Prospectus. Promptly following the date hereof:

(a)  Parent shall:

(i)  prepare (with Company’s assistance, pursuant to Section 7.3(c)) and file with the SEC, as soon as is reasonably practicable but no later than thirty days after the date hereof (which period Parent and the Company may mutually agree to extend), a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”) with respect to the registration under the Securities Act of the shares of Parent Common Stock to be issued pursuant to Section 2.1(b), other than shares of Parent Common Stock issuable to signatories of the Company Stockholder Consent, which Form S-4 will contain the proxy statement/prospectus (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of Parent relating to the Parent Stockholder Meeting and the prospectus contained therein to be sent to the stockholders of the Company that did not execute the Company Stockholder Consent (as defined below);

(ii)  use commercially reasonable efforts to have, as promptly as is reasonably practicable, the Form S-4 declared effective by the SEC under the Securities Act and kept effective at all times thereafter through the Effective Time in order to permit consummation of the Merger; and

(iii)  cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as is reasonably practicable after the Form S-4 is declared effective by the SEC under the Securities Act.

(iv)  reserve the NASDAQ trading symbol “XTIA”, or if such symbol is unavailable, such other symbol agreed upon by Parent and the Company, for trading on NASDAQ, with such change to be effective as of the Closing Date.

(b)  The Company shall:

(i)  cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as is reasonably practicable after the Form S-4 declared effective by the SEC under the Securities Act; and

(ii)  provide to Parent for inclusion in the Joint Proxy Statement/Prospectus all information required to be provided in order to constitute (A) notice of the taking of corporate action by consent in lieu of a meeting of stockholders of the Company pursuant to Section 228(e) of the DGCL, (B) notice of appraisal rights with respect to the Company pursuant to Section 262 of the DGCL (in a manner sufficient in form and substance to start the twenty day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL) and (C) notice to the Company’s stockholders required pursuant to Section 204 of the DGCL.

(c)  Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

(i)  jointly prepare the Joint Proxy Statement/Prospectus, including using reasonable best efforts to cause the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff;

(ii)  take all such action as shall be required under the Securities Act, the Exchange Act and applicable state blue sky or securities laws or regulations in connection with the transactions contemplated by this Agreement, including the Parent Stock Issuance;

(iii)  use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to Section 2.1(b) to be approved for listing on the NASDAQ and the shares of Parent Common Stock generally to be approved for initial listing on the NASDAQ under NASDAQ Listing Rule 5110(a) and (ii) if required by the NASDAQ, receive all necessary approval for the Merger and the other transactions contemplated by this Agreement under NASDAQ Listing Rules 5635 and 5110(a);

(iv)  if either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, or if either party receives any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon or responses thereto or any request by the SEC for additional information, (A) promptly inform the other party thereof, (B) provide the other party (and its counsel) with a reasonable opportunity to review and comment on the amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC, (C) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC, and (D) cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company and/or Parent; and

(v)  cooperate with each other in determining whether any filings are required to be made or Consents are required to be obtained in any foreign jurisdiction prior to the Effective Time in connection with the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, and in making any such filings promptly and in seeking to obtain timely any such consents.

7.4  Company Required Approval and Parent Required Approval Matters.

(a)  Unless this Agreement is earlier terminated in accordance with its terms, promptly following the execution and delivery of this Agreement, the Company shall (i) take all action necessary in accordance with applicable law and the Company’s organizational documents to submit the adoption of this Agreement to its stockholders for the approval of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock by consent in lieu of a meeting of the stockholders of the Company for purposes of obtaining the Company Required Vote, (ii) use its reasonable best efforts to obtain the Company Required Vote by consent in lieu of a meeting of the stockholders of the Company (the “Company Stockholder Consent”) within twenty-four (24) hours after the execution and delivery of this Agreement, and (iii) include in any communication with the stockholders of the Company in furtherance of the Company Stockholder Consent, the Company Recommendation. Without the prior written consent of Parent, the consideration of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the Company Stockholders in connection with the consideration of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company. All information or communications to stockholders of the Company pursuant to this Section 7.4(a) shall be subject to Parent’s advance review.

(b)  Following the effectiveness of the Form S-4 and subject to the other provisions of this Agreement, Parent shall, as soon as reasonably practicable thereafter, duly and promptly call, give notice of, convene and hold a meeting of Parent’s stockholders for the purpose of voting upon the approval of the Parent Stock Issuance, the adjournment of such meeting in accordance with the further provisions of this Section 7.4(b), and any other proposal or proposals that Parent reasonably deems necessary or desirable to consummate the transactions contemplated by this Agreement, including the Parent Reverse Split and the Parent Authorized Shares Increase (such meeting, together with any adjournment or postponement thereof, the “Parent Stockholder Meeting” and such matters, the “Parent Stockholder Meeting Matters”). Subject to Section 7.19, the Parent Board shall make the Parent Recommendation and the Joint Proxy Statement/Prospectus shall include the Parent Recommendation. Subject to Section 7.19, Parent will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Parent Stock Issuance. Notwithstanding any other provision hereof, Parent may postpone or adjourn the Parent Stockholder Meeting any number of times (i) with the consent of the Company, (ii) for the absence of a quorum, (iii) if additional time is reasonably required to solicit proxies from the holders of Parent Common Stock in favor of the approval of the Parent Stock Issuance, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Parent Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting.

(c)  Notwithstanding any Change of Recommendation (as defined below) by the Parent Board pursuant to Section 7.19, Parent shall submit the Parent Stock Issuance to the stockholders of Parent for consideration at the Parent Stockholder Meeting unless this Agreement is terminated in accordance with Article 9 prior to the Parent Stockholder Meeting. Without the prior written consent of the Company, the Parent Stockholder Meeting Matters shall be the only matters that Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholder Meeting.

(d)  Notwithstanding any Change of Recommendation by the Company Board pursuant to Section 7.19, the Company shall submit the adoption of this Agreement to its stockholders for the approval of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock by consent in lieu of a meeting of the stockholders of the Company for purposes of obtaining the Company Required Vote unless this Agreement is terminated in accordance with Article 9 prior to the obtainment of the Company Stockholder Consent.

7.5  Access to Information.

(a)  Upon reasonable prior notice and subject to applicable law, each of Parent and the Company shall, and Parent shall cause its Subsidiaries to, afford to the directors, officers, managers, members, partners, employees, investment bankers, advisors, consultants, accountants, counsel, agents and representatives (collectively “Representatives”) of the other party access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Parent or the Company and Parent’s Subsidiaries, and, during such period, Parent and the Company shall, and Parent shall cause its Subsidiaries to, make available to Parent or the Company, as applicable all information concerning its business, properties and personnel as Parent or the Company may reasonably request. At the request of Parent or the Company, the other party shall use its commercially reasonable efforts to comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data rooms established by each of the Company and Parent prior to the date hereof. Notwithstanding any other provision of this Agreement, neither the Company, on the one hand, nor Parent nor any of its Subsidiaries on the other hand, shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of its customers or employees, (B) jeopardize the attorney-client privilege of the institution in possession or control of such information, (C) contravene, violate or breach any law, rule, regulation, order, judgment, decree or fiduciary duty or any binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (D) be adverse to its interests in any pending or threatened litigation between the parties hereto over the terms of this Agreement.

(b)  All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Non-Disclosure Agreement, dated May 18, 2022, between Parent and the Company (the “Confidentiality Agreement”). The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 7.5(a), and Parent and Merger Sub hereby expressly disclaim any representation or warranty as to the accuracy of any information provided by the Company pursuant to Section 7.5(a) that is not expressly set forth in Article 4. Parent and Merger Sub make no representation or warranty as to the accuracy of any information provided pursuant to Section 7.5(a), and the Company hereby expressly disclaims any representation or warranty as to the accuracy of any information provided by Parent or Merger Sub pursuant to Section 7.5(a) that is not expressly set forth in Article 5.

7.6  Further Actions.

(a)  Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and Company shall cause its Subsidiary to and Parent and Merger Sub shall cause their respective Subsidiaries to, use their commercially reasonable efforts: (i) to take, or cause to be taken, all lawful actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8, to consummate the transactions contemplated by this Agreement; and (ii) to promptly prepare, file and provide to third parties and Governmental Entities all applications, statements, notices, petitions, registrations, requests, declarations and filings which are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, to obtain (and to cooperate with the other party to obtain) as promptly as practicable all material Permits from Governmental Entities and Consents, registrations, authorizations and exemptions of or from all third parties and which are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, and to comply with the terms and conditions of all such Permits from Governmental Entities and Consents, registrations, authorizations and exemptions of all such third parties. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries (with respect to Parent), stockholders and Representatives and such other matters as may be reasonably necessary or advisable in connection with any application, statement, notice, petition, registration, request, declaration or filing made or provided by or on behalf of Parent, the Company or any of Parent’s Subsidiaries to any Governmental Entity in connection with this Agreement, the Merger, the Parent Stock Issuance and the other transactions contemplated by this Agreement.

(b)  In furtherance and not in limitation of Section 7.6(a), each of Parent and the Company shall (i) promptly following the date hereof make or cause to be made, in consultation and cooperation with the other, all registrations, declarations, filings, applications and other notices and submissions required to be filed with or submitted to any Governmental Entity in order to obtain all required Consents from the Governmental Entities as soon as practicable and (ii) promptly take all other appropriate actions reasonably necessary, proper or advisable to obtain such required Consents from the Governmental Entities as soon as practicable.

(c)  If any objections are asserted with respect to the transactions contemplated hereby under any applicable Regulatory Law, or if any legal proceeding, whether judicial or administrative, is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violating any Regulatory Law, each of the Company and Parent shall use its respective commercially reasonable efforts to (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement and the transactions contemplated hereby and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Entity to block consummation of this Agreement and the transactions contemplated hereby, including by defending any legal proceeding, whether judicial or administrative, brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity may have to such transactions under any applicable Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, “Regulatory Law” means (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, through merger or acquisition, and (B) any other applicable laws, rules, regulations, practices and orders of any other Governmental Entities.

(d)  Each of Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiary, on the other hand, shall keep the other party promptly informed of any material communication regarding any of the transactions contemplated hereby in connection with any filings, investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any of Parent or its Subsidiaries, on the one hand, or the Company and its Subsidiary, on the other hand, thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby pursuant to any Regulatory Law with respect to which any such filings have been made, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Entity, the Company and Parent agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entities relating to the transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any material oral communications with any Governmental Entity regarding the transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the transactions contemplated hereby, (vi) provide each other (or outside counsel of each party hereto, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the transactions contemplated hereby and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.1(b) and Section 8.1(c).

(e)  Nothing in this Section 7.6 shall be deemed to prevent the Company or the Company Board, on the one hand, or Parent and the Parent Board, on the other hand, from taking any action they are required to take under, and in compliance with, Section 7.19 or applicable law. Notwithstanding anything to the contrary contained in this Section 7.6, in no event shall the Company or Parent be required to make available or deliver any documents, materials or information that would (A) violate or prejudice the rights of its customers or employees, (B) jeopardize the attorney-client privilege of the institution in possession or control of such information, (C) contravene, violate or breach any law, rule, regulation, order, judgment, decree or fiduciary duty or any binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (D) be adverse to its interests in any pending or threatened litigation between the parties hereto over the terms of this Agreement.

7.7  Employees; Consultants.

(a)  Employment Agreements. From the date hereof until the Effective Time, Parent shall use commercially reasonable efforts, subject to the terms of any employment agreements entered into with the Key Employees, to retain for continued employment for a minimum of two (2) years following the Closing, the individuals identified on Section 7.7(a) of the Parent Disclosure Letter (collectively, the “Key Employees”). The Company shall assist Parent with such efforts, including but not limited to, entering into any new employment agreements with the Key Employees or amending existing employment agreements of the Key Employees.

(b)  Consulting Agreements. At the Effective Time, Parent shall, or shall cause the Surviving Company to, enter into consulting agreements, with the individuals identified on Section 7.7(b) of the Parent Disclosure Letter, in form and substance reasonably acceptable to the Company.

7.8  [Intentionally omitted

7.9  Solutions Divestiture. Parent shall, and shall cause each of its Subsidiaries to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other parties in doing, all things reasonably necessary, proper or advisable to consummate the Solutions Divestiture, and Parent shall provide the Company and the Company’s counsel the opportunity to review in advance of execution all material definitive transaction documents and instruments related thereto and shall provide the Company and its Counsel with final and executed copies of any and all definitive transaction documents and instruments related thereto; provided, any such transaction documents contemplated by this Section 7.9 shall contain indemnification provisions in favor of Parent and reasonably satisfactory to the Company.

7.10  Indemnification; Directors’ and Officers’ Insurance.

(a)  From the Effective Time and for a period of six years thereafter, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries or Parent or any of its Subsidiaries and, in each case, each individual who served as a director or officer of Parent, the Company, Merger Sub or any of Parent’s or Merger Sub’s respective Subsidiaries prior to the Effective Time (each an “Indemnified Party”), providing for the indemnification of and advancement of expenses to such Indemnified Party.

(b)  Without limiting any of the obligations under Section 7.10(a), Parent agrees that all rights to indemnification and advancement of expenses and all limitations of liability existing in favor of the Indemnified Parties as provided in the articles/certificate of incorporation or bylaws of the Company, Parent or Merger Sub or in the corresponding constituent documents of any of Parent or Merger Sub’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.

(c)  If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Company set forth in this Section 7.10.

(d)  Prior to the Effective Time, each of the Company and Parent, as applicable, at their respective sole cost and expense, shall cause coverage to be extended under their respective existing directors’ and officers’ insurance policies and their respective existing fiduciary liability insurance policies (collectively, “D&O Insurance”), with the applicable premiums therefor fully paid prior to the Effective Time, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as their respective current insurance carriers with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under their respective existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or Parent, as applicable, by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(e)  The provisions of this Section 7.10 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Company under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 7.10 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.10. Parent and the Surviving Company, jointly and severally, shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.10.

7.11  Section 16 Matters. Prior to the Effective Time, the Parent Board and Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent and/or Surviving Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.12  Tax Matters.

(a)  Each of Parent, the Company and the Surviving Company shall use its reasonable best efforts to take such actions so as to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor the Company nor any of their respective Affiliates shall take any action prior to the Closing, and Parent shall not take any action or fail to take any action (and shall prevent the Surviving Company from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Surviving Company shall report the Merger for U.S. federal income (and applicable state and local) tax purposes as a reorganization within the meaning of Section 368(a) of the Code, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a taxing authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)  If, in connection with the preparation and filing of the Joint Proxy Statement/Prospectus, the Form S-4 or any other filings to be made by Parent or the Company and required under the Exchange Act, Securities Act or any other U.S. federal, foreign or “blue sky” laws (each individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a Tax opinion (or Tax opinions) with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in connection with such Securities Filing (each such opinion, a “Tax Opinion”), (i) each of the Company and Parent shall use its commercially reasonable efforts to deliver to Norton Rose Fulbright US LLP (“NRF”) (or such other nationally recognized tax or accounting firm in the United States reasonably acceptable to the Company and Parent), in connection with any Tax Opinion rendered by NRF (or such other nationally recognized tax or accounting firm), customary Tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by NRF (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such Securities Filing, (ii) each of the Company and Parent shall use its commercially reasonable efforts to deliver to Arnold & Porter LLP (“Arnold & Porter”) (or such other nationally recognized tax or accounting firm in the United States reasonably acceptable to the Company and Parent), in connection with any Tax Opinion rendered by Arnold & Porter (or such other nationally recognized tax or accounting firm), customary Tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Arnold & Porter (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such Securities Filing and (iii) each of the Company and Parent shall use their commercially reasonable efforts to cause NRF (or such other nationally recognized tax or accounting firm) and Arnold & Porter (or such other nationally recognized tax or accounting firm), as applicable, to furnish the Tax Opinions, subject to customary assumptions and limitations; provided, however, that neither this provision nor any other provision in this Agreement shall require a Tax Opinion by any Party’s counsel or advisors to be a condition precedent to the Closing.

(c)  The Tax representation letters described in Section 7.12(b) shall be (i) consistent with this Agreement, (ii) dated as of the date of such Tax Opinion and (iii) signed by an officer of the Company or Parent, as applicable. Each of Parent and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action not contemplated by this Agreement that would reasonably be expected to cause to be untrue (or fail to take or cause not to be taken any action which would reasonably be expected to cause to be untrue) any of the covenants, and representations included in the Tax representation letters described in Section 7.12(b).

(d)  Prior to the Closing, the Company shall deliver to Parent a certificate signed by an officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2)

(e)  All transfer, documentary, sales, use, stamp, registration, excise, and other such similar Taxes, fees and costs incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Parent and 50% by the Company.

7.13  [Intentionally omitted].

7.14  Board of Directors and Officers of Parent After the Effective Time. Prior to the Effective Time, Parent shall take all such lawful action necessary, including by seeking Parent stockholder approval if required by applicable law or the rules of NASDAQ, so that, immediately following the Effective Time:

(a)  Parent’s bylaws as in effect immediately prior to the Effective Time are amended to reflect the Parent Name Change and effect the classification of the Parent Board as contemplated by, and/or as necessary to give effect to, the further provisions of this Section 7.14 in substantially the form attached hereto as Exhibit B;

(b)  the Parent Board shall consist of a total of five or seven directors, such final number of directors to be agreed by Parent and the Company prior to the Closing, two of which shall have been nominated by Parent prior to Closing (at least one of which shall be “independent” within the meaning of Nasdaq Listing Rule 5605 (“Independent”)) if there are a total of five directors or three of which shall have been nominated by Parent prior to Closing (at least two of which shall be Independent) if there are a total of seven directors, and three of which shall have been nominated by the Company prior to Closing (at least two of which shall be Independent) if there are a total of five directors or four of which shall have been nominated by the Company prior to Closing (at least two of which shall be Independent) if there are a total of seven directors;

(c)  the directorships for the Parent Board shall be divided into three separate classes designated as Class I, Class II and Class III, as nearly equal as possible;

(d)  the composition and initial division into classes of the Parent Board shall be agreed by Parent and the Company prior to the Closing; provided, however, in no event shall more than one (1) director nominated by Parent prior to Closing be in any one class;

(e)  the term of any initial Class I director shall expire in 2024, the term of any initial Class II director shall expire in 2025, and the term of any initial Class III director shall expire in 2026, or, in each case, upon such director’s earlier death, resignation or removal;

(f)  the Parent Board shall have a majority of “independent” directors for the purposes of compliance with NASDAQ Listing Rule 5605, each of whom shall serve in such capacity in accordance with the terms of Parent’s governing documents following the Effective Time; and

(g)  the officers of Parent shall be as set forth on Section 1.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Parent’s governing documents following the Effective Time.

7.15  Parent Consent as Sole Stockholder of Merger Sub. Parent shall deliver to Company within five Business Days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

7.16  [Intentionally omitted].

7.17  Preparation and Delivery of Additional Information; Cooperation of Auditors.

(a)  To the extent that the Audited Financial Statements that were delivered to Parent or filed with the SEC prior to the execution of this Agreement are not audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB Standards”), the Company shall deliver to Parent the updated Audited Financial Statements which are audited in accordance with the applicable PCAOB Standards (the “PCAOB Financial Statements”), no later than August 7, 2023. Upon delivery of such PCAOB Financial Statements, the representations and warranties set forth in Section 4.5 shall be deemed to apply to the PCAOB Financial Statements, in the same manner as the Audited Company Financial Statements, with the same force and effect as if made as of the date of this Agreement. The PCAOB Financial Statements shall be substantially similar to the Audited Company Financial Statements in respect of the presentation of cash, account receivables, operating liabilities and billings.

(b)  The Company shall, from the date hereof until the Closing Date, prepare and deliver to Parent, as promptly as reasonably practicable and no later than forty-five calendar days after the end of any fiscal quarter following the quarter ended March 31, 2023, the unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited statements of operations, cash flows and stockholders’ equity of the Company for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Form S-4 (including the Joint Proxy Statement) (collectively, the “Subsequent Unaudited Company Financial Statements”). The Subsequent Unaudited Company Financial Statements shall have been reviewed by the independent accountant for the Company in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AU Section 722. Upon delivery of the Subsequent Unaudited Company Financial Statements, the representations and warranties set forth in Section 4.5 shall be deemed to apply to the Subsequent Unaudited Company Financial Statements (except that the Subsequent Unaudited Company Financial Statements are subject to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect), in the same manner as the Unaudited Company Interim Financial Statements, with the same force and effect as if made as of the date of this Agreement.

(c)  Company and Parent shall use their reasonable best efforts to deliver to the other party, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably requested by the other party to prepare pro forma financial statements required under federal securities laws to be included in any requisite filings with the SEC.

(d)  Company and Parent shall use their reasonable best efforts to cause their independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.5, Section 5.6 and this Section 7.17, as applicable, in any requisite filings with the SEC in accordance with the applicable requirements of federal securities laws.

7.18  Transaction Bonuses. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the Closing, Parent shall be permitted to pay transaction-related bonuses to those individuals and in the corresponding amounts set forth in Section 7.18 of the Parent Disclosure Letter in accordance with (i) the transaction bonus plan in connection with the transactions contemplated by this Agreement (the “Contemplated Transaction Bonus Plan”) substantially in the form provided by Parent to the Company prior to execution of this Agreement, and (ii) the Transaction Bonus Plan in connection with the KINS Merger Agreement (the “Completed Transaction Bonus Plan”) substantially in the form provided by Parent to the Company prior to execution of this Agreement (collectively, the “Transaction Bonus Plans” and the transaction bonuses payable pursuant thereto, the “Transaction Bonuses”).

7.19  No Solicitation.

(a)  Except as provided in this Section 7.19, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company and Parent shall not, and shall cause its respective Subsidiaries, officers, directors, employees, affiliates, agents and representatives not to, directly or indirectly: (a) negotiate, authorize, recommend, enter into or propose to enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal (as defined below) (each, an “Alternative Acquisition Agreement”); (b) continue to engage in discussions with any third party concerning any Acquisition Proposal; (c) encourage, solicit or initiate discussions, negotiations or submissions of proposals, indications of interest or offers in respect of an Acquisition Proposal; or (d) furnish or cause to be furnished to any Person any information in furtherance of an Acquisition Proposal.

(b)  Notwithstanding anything to the contrary contained in Section 7.19(a) or elsewhere in this Agreement, at any time following the date hereof, and prior to the obtainment of (i) in the case of the Company, the Company Required Vote, if (A) the Company receives a bona fide written Acquisition Proposal from a third party, (B) such Acquisition Proposal was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Section 7.19 and (C) the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), then it and its Representatives may (I) provide information to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an Acceptable Confidentiality Agreement (as defined below), and (II) engage or participate in any discussions or negotiations with such Person or group of Persons and its Representatives; provided, that (x) the Company shall promptly (and in any event, within forty-eight hours) make available to Parent any material non-public information concerning the Company and its Subsidiary that is provided to any such Person or group of Persons that was not previously made available to Parent, and (y) the Company shall provide Parent written notice of such determination promptly (and in any event, within forty-eight hours) after the Company Board makes such determination or (ii) in the case of Parent, the Parent Required Vote, if (A) Parent receives a bona fide written Acquisition Proposal from a third party, (B) such Acquisition Proposal was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Section 7.19 and (C) the Parent Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then it and its Representatives may (I) provide information to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if Parent receives from such Person or group of Persons (or has received from such Person or group of Persons) an Acceptable Confidentiality Agreement, and (II) engage or participate in any discussions or negotiations with such Person or group of Persons and its Representatives; provided, that (x) Parent shall promptly (and in any event, within forty-eight hours) make available to the Company any material non-public information concerning Parent and its Subsidiaries that is provided to any such Person or group of Persons that was not previously made available to the Company, and (y) Parent shall provide the Company written notice of such determination promptly (and in any event, within forty-eight hours) after the Parent Board makes such determination. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 7.19(b), including any public announcement that the Company or the Company Board, on the one hand, or Parent or the Parent Board, on the other hand, has made any determination required under this Section 7.19(b) to take or engage in any such actions, shall not constitute a Change of Recommendation or otherwise constitute a basis for the Company, on the one hand, or Parent, on the other hand, to terminate this Agreement pursuant to Section 9.1.

(c)  Except as set forth in Section 7.19(d) or in Section 7.19(e), following the date hereof, (i) the Company Board shall not publicly withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify) the Company Recommendation, or any other approval, recommendation or declaration of advisability by the Company Board, or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, in each case, in a manner adverse to Parent, (ii) the Parent Board shall not publicly withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify) the Parent Recommendation, or any other approval, recommendation or declaration of advisability by the Parent Board, or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, in each case, in a manner adverse to the Company, (iii) the Company Board shall not submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (iv) the Parent Board shall not submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Parent, (v) the Company Board shall not fail to include the Company Recommendation in any solicitation of Company Stockholder Consent, (vi) the Parent Board shall not fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (vii) neither the Company Board nor the Parent Board shall publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (viii) following the initial public announcement of any Acquisition Proposal (other than by the commencement of a tender offer or exchange offer), (A) the Company Board shall not fail to issue a public press release within ten Business Days of such public announcement that the Company Board recommends rejection of such Acquisition Proposal and affirms the Company Recommendation and (B) the Parent Board shall not fail to issue a public press release within ten Business Days of such public announcement that the Parent Board recommends rejection of such Acquisition Proposal and reaffirms the Parent Recommendation, (ix) following the initial public announcement of any Acquisition Proposal that is structured as a tender offer or exchange offer by a third party for equity securities of (A) the Company Board shall not fail to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of commencement of such tender offer or exchange offer or (B) the Parent Board shall not fail to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of commencement of such tender offer or exchange offer or (x) neither the Company Board nor the Parent Board shall publicly announce its intention, authorize or resolve to take, or that it will fail to take, as applicable, any such foregoing actions (any of the foregoing, a “Change of Recommendation”).

(d)  Notwithstanding anything to the contrary set forth in Section 7.19(c) or anything to the contrary set forth in this Agreement, (i) if, at any time following the date hereof and prior to the obtainment of the Company Required Vote, the Company receives a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal (after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been proposed by Parent in writing during the notice period provided pursuant to this Section 7.19(f) to which Parent has irrevocably committed), then the Company Board may effect a Change of Recommendation and (ii) if, at any time following the date hereof and prior to the obtainment of the Parent Required Vote, Parent receives a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Agreement, that the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and financial advisors, constitutes a Superior Proposal (after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been proposed by the Company in writing during the notice period provided pursuant to this Section 7.19(f) to which the Company has irrevocably committed), then the Parent Board may effect a Change of Recommendation.

(e)  Nothing contained in this Section 7.19 or elsewhere in this Agreement shall be deemed to prohibit (i) the Company or the Company Board or any committee thereof, on the one hand, or Parent or the Parent Board or any committee thereof, on the other hand, from making any disclosure to the Company’s stockholders, on the one hand, or Parent’s stockholders, on the other hand, if, in the good faith judgment of the Company Board or the Parent Board, as applicable, after consultation with its outside legal counsel, failure to make such disclosure could reasonably be likely to be inconsistent with its fiduciary duties under applicable law, (ii) Parent or the Parent Board from complying with its disclosure obligations under applicable law or the NASDAQ, as applicable, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), or (iii) Parent or the Parent Board from making any “stop-look-and-listen” communication to stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of Parent). In no event shall the Company or Parent be deemed to violate this Section 7.19 as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.19.

(f)  Each of the Company and Parent shall promptly (and, in any event, within forty-eight hours), notify the other party in writing, if, from and after the date hereof, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, is received by it or any of its Representatives, indicating (except to the extent prohibited by applicable law) the identity of the Person or group of Persons making such Acquisition Proposal and a description of the material terms and conditions of any such inquiry, expression of interest, proposal, offer or request for information or Acquisition Proposal, including copies of any proposed Alternative Acquisition Agreements and any related financing commitments (which may be redacted for provisions related to fees and other economic “flex” terms that are customarily redacted in connection with transactions of such type), and thereafter shall keep the other party reasonably informed of the status and terms of any such Acquisition Proposal (including any material changes, modifications or amendments thereto).

(g)  Notwithstanding anything to the contrary contained in this Agreement, from and after the date hereof, neither the Company nor Parent shall be permitted to terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any Person unless the Company Board or the Parent Board, as applicable, determines in good faith after consultation with its outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.

(h)  As used in this Section 7.19, the following terms shall have the following definitions:

(i)  “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the disclosing party than those contained in the Confidentiality Agreement (except for such changes necessary for disclosing party to comply with its obligations under this Agreement).

(ii)  “Acquisition Proposal” means an inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (A) direct or indirect acquisition of assets (including any voting equity interests of any Subsidiaries, but excluding sales of assets in the ordinary course of business) of the Company and its Subsidiary (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable, equal to 20% or more of the fair market value of the Company’s or Parent’s and its Subsidiaries’ (taken as a whole), as applicable, consolidated assets or to which 20% or more of the Company’s and its Subsidiary’s (taken as a whole) or Parent’s and its Subsidiaries’ (taken as a whole), as applicable, net revenues or net income on a consolidated basis are attributable; (B) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or Parent, as applicable, or any of the Company’s or Parent’s, as applicable, Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of Company and its Subsidiary (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable; (C) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company or Parent, as applicable, or any of the Company’s or Parent’s, as applicable, Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiary (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable; (D) merger, consolidation, other business combination or similar transaction involving the Company or its Subsidiary or Parent or any of its Subsidiaries, as applicable, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiary (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable; (E) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), recapitalization or other significant corporate reorganization of the Company or Parent, as applicable, or one or more of the Company’s or Parent’s, as applicable, Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiary (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable; or (F) any combination of the foregoing.

(iii)  “Superior Proposal” means a bona fide written Acquisition Proposal with respect to the Company and its Subsidiary (taken as a whole) or Parent or its Subsidiaries (taken as a whole), as applicable, except that, for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “20%” shall be “50%”, that the Company Board or the Parent Board, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) is more favorable from a financial point of view to the holders of the Company Common Stock or the Parent Common Stock, as applicable, than the transactions contemplated by this Agreement, taking into account: (A) all financial considerations; (B) the identity of the third party making such Acquisition Proposal; (C) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (D) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company and its Subsidiary (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company Board or the Parent Board, as applicable; and (E) any revisions to the terms of this Agreement and the Merger proposed by the Company or Parent, as applicable, during the notice period set forth in Section 7.19.

7.20  Conversion of Parent Preferred Stock. Parent shall use its reasonable best efforts to cause, at or prior to the Effective Time, each outstanding share of Parent Preferred Stock to be redeemed or otherwise converted into or exchanged for Parent Common Stock.

7.21  Future Loans. On the first calendar day of the month following the date of this Agreement and on the first calendar day of each month thereafter until the earlier of (i) four months following the date of this Agreement and (ii) the Closing Date, Parent shall provide loans to the Company on a senior secured basis, in such amounts requested by the Company in writing prior to the first calendar day of each such month, each such monthly loan to be in the principal amount of up to $500,000 (up to a total of $1,775,000 or such greater amount as the Parent shall otherwise agree in its sole and absolute discretion) by wire transfer of immediately available funds (such loans are referred to herein collectively as the “Future Loans”), such Future Loans and security to be evidenced by a Promissory Note and a Security Agreement substantially in the forms attached hereto as Exhibit C (the “Promissory Note”) and Exhibit D (the “Security Agreement”), respectively. The Company agrees that any outstanding loans or advances made by Parent to the Company prior to the date of this Agreement (such loans are referred to herein collectively as the “Existing Loans”) shall be made subject to the same lien and security interest in the Company’s assets as the Future Loans. The principal amount of the Future Loans shall be used by the Company in accordance with the use of proceeds set forth on Schedule 7.21 to this Agreement, and any material change to such use of proceeds prior to the Closing Date shall require Parent’s prior written consent, not to be unreasonably withheld.

7.22  Resale Registration Statement. Parent agrees to file a registration statement under the Securities Act as soon as commercially practicable, and in any event, no later than ten Business Days, following the Closing, registering the resale of all shares of Parent Common Stock issued as Merger Consideration that are not registered on the Form S-4, and shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as commercially practicable following the initial filing thereof. Any costs or expenses incurred by Parent only at the written request of the Company or the Company in the preparation of such registration statement prior to the Closing Date shall be borne by the Company.

7.23  Parent Permitted Issuances. Parent shall use commercially reasonable efforts to consummate Parent Permitted Issuances prior to the Closing Date for aggregate gross cash proceeds of at least $10,000,000.

8.  CONDITIONS PRECEDENT

8.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)  The Company Required Vote shall have been obtained.

(b)  The Parent Required Vote shall have been obtained.

(c)  All Consents or authorizations that are required to be obtained from any Governmental Entity are set forth in Section 8.1(c) of the Company Disclosure Letter or Section 8.1(c) of the Parent Disclosure Letter or identified following the date hereof, notice of which will be promptly provided to the other parties hereto, in each case in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and shall be free of any conditions, statements or conclusions of fact or law adverse to any party hereto or their respective Affiliates which conditions, statements or conclusions of fact or law would individually or, in the aggregate, result in a Company Material Adverse Effect or Parent Material Adverse Effect.

(d)  No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity that remains in effect and prohibits, precludes, restrains, enjoins or makes illegal the consummation of the Merger or the Parent Stock Issuance.

(e)  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceeding for such purpose shall be pending before or, to the Knowledge of the Company or the Knowledge of Parent, threatened by the SEC.

(f)  The shares of Parent Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance, and the Parent’s symbol for trading on NASDAQ shall be changed to “XTIA” or such other symbol agreed upon by Parent and the Company if such symbol is unavailable.

(g)  Parent shall have received all necessary approval for the Merger and the other transactions contemplated by this Agreement under NASDAQ Listing Rule 5110(a), such that Parent will be able to satisfy the NASDAQ initial listing requirements upon Closing.

8.2  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for (i) those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date and (ii) any failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, have not resulted in or would reasonably be expected to result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer to the foregoing effect.

(b)  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer to such effect.

(c)  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)  The twenty day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL shall have concluded and no greater than 5% of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares.

(e)  The Company Required Vote shall have been obtained by the Company Stockholder Consent within twenty-four hours after the execution and delivery of this Agreement and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer as to the obtainment of the Company Required Vote by the Company Stockholder Consent.

(f)  The promissory note of the Company held by Robert Denehy, dated April 1, 2023, in the initial principal amount of $1,817,980 (the “Denehy Note”), shall have been amended to extend the maturity date thereof until no sooner than December 31, 2026, and such that, upon the Effective Time, it will become convertible into Parent Common Stock, pursuant to such form of amendment as is reasonably acceptable to Parent.

(g)  The Company, Parent and their respective successors, assigns and Affiliates shall have received an unconditional full release of claims from Xeriant and its Affiliates in form and substance acceptable to Parent and the Company.

(h)  The Company shall use commercially reasonable efforts to amend, in form and substance reasonably acceptable to Parent, any Company Warrant that, as of the date of this Agreement, requires cash payment to the applicable warrant holder by the Company or its successor as a result of a fundamental transaction such as a merger or reorganization, including the warrants held by Startengine Crowdfunding, Inc., to eliminate such cash payment obligation, and cause such Company Warrants to become Assumed Company Warrants.

(i)  The Company and Chardan Capital Markets LLC (or its applicable Affiliate) shall have amended their fee agreement in form and substance reasonably acceptable to Parent.

8.3  Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for (i) those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date and (ii) any failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, have not resulted in or would reasonably be expected to result in a Parent Material Adverse Effect. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer to the foregoing effect.

(b)  Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer to such effect.

(c)  Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)  With respect to those certain Promissory Notes issued by Parent to Streeterville Capital , LLC (“Streeterville”) on July 22, 2022 and December 30, 2022 (the “Streeterville Notes”), Parent shall have obtained (i) a waiver from Streeterville such that consummation of the Merger in accordance with this Agreement will not constitute a Change of Control (as defined in the Streeterville Notes) under any of the Streeterville Notes, and (ii) approval by Streeterville of the assumption by Parent of the Denehy Note, as amended in accordance with Section 8.2(f) hereof, upon the Effective Time.

9.  TERMINATION AND AMENDMENT

9.1  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the stockholders of the Company or Parent, as follows (the date of any such termination, the “Termination Date”):

(a)  by mutual consent of Parent and the Company in a written instrument;

(b)  by either Parent or the Company:

(i)  if the Effective Time shall not have occurred on or before December 31, 2023 (the “Outside Date”); provided, however, that if by the Outside Date, any of the conditions set forth in Section 8.1(b) (Parent Required Vote), or Section 8.1(c) (Government Consents) shall not have been satisfied, but the other conditions set forth in Sections 8.1 through 8.3 shall have been satisfied, the Outside Date may be extended for one or more periods of up to thirty days per extension by Parent or the Company, each in its sole discretion, up to an aggregate extension so that the Outside Date, as so extended, shall not be later than April 1, 2024 (in which case any references to the Outside Date herein shall mean the Outside Date as extended); and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii)  if the Parent Stockholder Meeting shall have been held and completed (including any adjournments and postponements thereof), the stockholders of Parent shall have taken a final vote on the Parent Stock Issuance, and the Parent Required Vote shall not have been obtained;

(iii)  if the Company Required Vote shall not have been obtained pursuant to the Company Stockholder Consent within seventy-two hours after the execution and delivery of this Agreement;

(iv)  if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such law or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iv) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such law or order;

(c)  by the Company:

(i)  if:

(A)  the Parent Board shall have made a Change of Recommendation; or

(B)  Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 7.4(b) (Parent Stockholder Meeting) or Section 7.19 (Non-Solicitation);

(ii)  if prior to the receipt of the Company Required Vote by the Company Stockholder Consent, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 7.19, to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 9.2(d) in accordance with the terms, and at the times, specified therein; provided, further, that in the event of such termination, the Company substantially concurrently enters into such Alternative Acquisition Agreement;

(iii)  if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent set forth in this Agreement (other than with respect to a breach of Section 7.4(b) (Parent Stockholder Meeting) or Section 7.19 (Non-Solicitation), as to which Section 9.1(c)(i)(B) shall apply) such that the conditions to the Closing of the Merger set forth in Section 8.1 or Section 8.3, as applicable, would not be satisfied and cannot be cured by Parent or, if capable of being cured, shall not have been cured by the later of (A) the Outside Date and (B) the date that is thirty days following receipt of written notice from Company describing such breach or failure in reasonable detail; provided, however, that Company shall have given Parent at least thirty days written notice prior to such termination stating Company’s intention to terminate this Agreement pursuant to this Section 9.1(c)(iii); provided, further, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) if Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured; or

(d)  by Parent:

(i)  if:

(A)  the Company Board shall have made a Change of Recommendation; or

(B)  the Company shall have failed to perform in any material respect any of its covenants and agreements set forth in Section 7.4(a) (Company Stockholder Consent) or Section 7.19 (Non-Solicitation); or

(ii)  if prior to the receipt of the Parent Required Vote at the Parent Stockholder Meeting, the Parent Board authorizes the Parent, in full compliance with the terms of this Agreement, including Section 7.19, to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Parent shall have paid any amounts due pursuant to Section 9.2(c) in accordance with the terms, and at the times, specified therein; provided, further, that in the event of such termination, the Parent substantially concurrently enters into such Alternative Acquisition Agreement; or

(iii)  if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement (other than with respect to a breach of Section 7.4(a) (Company Stockholder Consent) or Section 7.19 (Non-Solicitation) as to which Section 9.1(d)(i)(B) shall apply), such that the conditions to the Closing of the Merger set forth in Section 8.1 or Section 8.2, as applicable, would not be satisfied and cannot be cured by the Company or, if capable of being cured, shall not have been cured by the earlier of (A) the Outside Date and (B) the date that is thirty days following receipt of written notice from Parent describing such breach or failure in reasonable detail; provided, however, that Parent shall have given the Company at least thirty days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(d)(iii); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(iii) if Parent is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

9.2  Notice of Termination; Effect of Termination; Termination Fees.

(a)  The party desiring to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) shall deliver written notice of such termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.2 shall be effective immediately upon delivery of such written notice to the other party. Except as otherwise provided in this Article 9, if this Agreement is terminated pursuant to this Article 9, it will, to the fullest extent permitted by applicable law, become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto (including any liability for any obligation to pay any consequential, special, multiple, punitive or exemplary damages, including damages arising from loss of profits, business opportunities or goodwill, in respect of any of the transactions contemplated hereby or thereby (including the Merger)), except: (i) with respect to Section 7.5(b), Section 7.10, this Section 9.2 and Article 10 (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (ii) with respect to any liabilities or damages incurred or suffered by a party hereto, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party hereto of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

(b)  If this Agreement is terminated by: (i) the Company pursuant to Section 9.1(c)(i)(A) (Parent Board Change of Recommendation) or Section 9.1(c)(i)(B) (Parent Breach of Parent Stockholder Meeting or Non-Solicit Covenants), then Parent shall pay to the Company (by wire transfer of immediately available funds), within three (3) Business Days after such termination, a fee in an amount equal to the Termination Fee (as defined below) and the Maturity Date in respect of the Future Loans and the Existing Loans shall be extended to December 31, 2024; or (ii) Parent pursuant to Section 9.1(d)(i)(A) (Company Board Change of Recommendation) or Section 9.1(d)(i)(B) (Company Breach of Company Stockholder Consent Meeting or Non-Solicit Covenants), then the Company shall pay to Parent (by wire transfer of immediately available funds), within three Business Days after such termination, a fee in an amount equal to the Termination Fee.

(c)  If this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (Parent Superior Proposal), then (i) Parent shall pay to the Company (by wire transfer of immediately available funds) within three Business Days after such termination, a fee in an amount equal to the Termination Fee, and (ii) all outstanding principal and accrued but unpaid interest in respect of the Future Loans and the Existing Loans shall be forgiven as provided in the Promissory Note and the security interest under the Promissory Note and the Security Agreement shall be released as provided in the Security Agreement.

(d)  If this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Company Superior Proposal), then Company shall pay to Parent (i) (by wire transfer of immediately available funds) within three Business Days after such termination, a fee in an amount equal to the Termination Fee, and (ii) all outstanding principal and accrued but unpaid interest in respect of the Future Loans and the Existing Loans, together with any outstanding fees and expenses payable by the Company to Parent pursuant to the loan documents evidencing the Future Loans and the Existing Loans.

(e)  If this Agreement is terminated: (i) by the Company pursuant to Section 9.1(c)(iii) (Parent Breach), provided, however, that the Parent Required Vote shall not have been obtained at the Parent Stockholder Meeting; or (ii) by the Company or Parent pursuant to Section 9.1(b)(i) (Outside Date), provided, however, that the Parent Required Vote shall not have been obtained at the Parent Stockholder Meeting; or (iii) by the Company or Parent pursuant to Section 9.1(b)(ii) (Failure of Parent Required Vote) and, in the case of clauses (i), (ii) and (iii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 9.1(b)(i) (Outside Date), Section 9.1(c)(iii) (Parent Breach) or Section 9.1(b)(ii) (Failure of Parent Required Vote)), an Acquisition Proposal (with respect to Parent) shall (x) in the case of a termination pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(b)(ii) (Failure of Parent Required Vote), have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 9.1(c)(iii) (Parent Breach) have been publicly disclosed or otherwise made or communicated to Parent or the Parent Board, and not withdrawn; and (2) within twelve months following the date of such termination of this Agreement, Parent shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event Parent shall pay to Company (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 9.2(e), all references in the definition of Acquisition Proposal to 20% shall be deemed to be references to “more than 50%” instead). If a Person (other than Company) makes an Acquisition Proposal (with respect to Parent) that has been publicly disclosed and subsequently withdrawn prior to such termination or the obtainment of the Parent Required Vote at the Parent Stockholder Meeting and, within twelve months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 9.2(e).

(f)  If this Agreement is terminated: (i) by Parent pursuant to Section 9.1(d)(iii) (Company Breach), provided, however, that the Company Required Vote shall not have been obtained pursuant to the Company Stockholder Consent within twenty-four (24) hours after the execution and delivery of this Agreement; or (ii) by the Company or Parent pursuant to Section 9.1(b)(i) (Outside Date), provided, however, that the Company Required Vote shall not have been obtained pursuant to the Company Stockholder Consent within twenty-four (24) hours after the execution and delivery of this Agreement, and, in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(c)(iii) (Company Breach)), an Acquisition Proposal (with respect to the Company) shall (x) in the case of a termination pursuant to Section 9.1(b)(i) (Outside Date), have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 9.1(d)(iii) (Company Breach) have been publicly disclosed or otherwise made or communicated the Company or the Company Board, and not withdrawn; and (2) within twelve months following the date of such termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 9.2(f), all references in the definition of Acquisition Proposal to 20% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes an Acquisition Proposal (with respect to the Company) that has been publicly disclosed and subsequently withdrawn prior to such termination or the obtainment of the Company Required Vote by the Company Stockholder Consent, and, within twelve months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 9.2(f).

(g)  [Intentionally omitted]

(h)  As used in this Section 9.2, “Termination Fee” shall mean an amount equal to $2,000,000.

(i)  The parties hereto acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, such parties would not enter into this Agreement. The parties hereto acknowledge that the Termination Fee, in the circumstances in which such fee becomes payable by either Parent or the Company, constitutes liquidated damages and is not a penalty.

(j)  There shall be deducted from any payments made pursuant to this Section 9.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.

9.3  Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4  Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance of the other parties hereto with any of the agreements or conditions contained herein; provided, however, that, after receipt of the Company Required Vote and Parent Required Vote, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s or Parent’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.  GENERAL PROVISIONS

10.1  Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the Company or Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.2  Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing and fees paid in respect of any regulatory filings, including filings made with Governmental Entities and actions taken by the parties under Section 7.6.

10.3  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of actual delivery if delivered personally (with written confirmation of receipt), (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (d) on the date of transmission by email (or the first Business Day following such transmission if the date of such transmission is not a Business Day), in each case to the intended recipient as set forth below (or to such other address or facsimile number as such party shall have specified in a written notice duly delivered to the other parties hereto):

(a)  if to Parent or Merger Sub prior to the Closing, to:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Attention: Nadir Ali, Chief Executive Officer

Email: nadir.ali@inpixon.com

with a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP 1045 West Fulton Market, Suite 1200 Chicago, IL 60607 Attention: Kevin Friedmann Email: kevin.friedmann@nortonrosefulbright.com

(b)  if to the Company, to:

XTI Aircraft Company 7625 S. Peoria St., Suite D11 Englewood, CO 80112 Attention: Scott Pomeroy Email: spomeroy@xtiaircraft.com with a copy to:
MBMC International PLLC 9202 N 52 Street Paradise Valley, AZ 85253 Attention: Mara Babin Email: mara.babin@mbmc-intl.com with a copy to:
Arnold & Porter Kaye Scholer LLP 1144 Fifteenth Street, Suite 3100 Denver, CO 80202 Attention: Ronald R. Levine, II Email: Ron.Levine@arnoldporter.com

10.4  Interpretation; Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent, any of Parent’s Subsidiaries or any of their respective officers, directors or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

10.5  Entire Agreement. This Agreement (which is defined to include the schedules and exhibits hereto), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.

10.6  Specific Performance. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions and that, accordingly, the parties hereto shall, to the fullest extent permitted by applicable law, be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 10.6 on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall, to the fullest extent permitted by applicable law, not be required to provide any bond or other security in connection with any such order or injunction.

10.7  Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent (x) of mandatory provisions of federal law or (y) the internal affairs doctrine requires the applicable laws of the State of Nevada). To the fullest extent permitted by applicable law, each of the parties hereto irrevocably submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (or in any appellate court thereof) for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby other than in such court. Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document as provided in and to such party as provided in Section 10.3 shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall, to the fullest extent permitted by applicable law, be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment. The parties hereto further agree that all of the provisions of Section 10.11 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third-party claim referenced in this Section 10.7.

10.8  Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the Company and Parent shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9  Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by applicable law or the rules and regulations of any applicable stock exchange (including the NASDAQ). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

10.10  Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except for (a) the right of a holder of each share of Company Common Stock converted into the right to receive the Merger Consideration as provided in Section 2.1(b) and (b) the rights of the Company’s stockholders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful breach of this Agreement (provided, that the rights granted pursuant to this clause shall be enforceable on behalf of the stockholders only by the Company in its sole and absolute discretion), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.11  Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12  Counterparts; Delivery. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a party hereto pursuant to this Agreement may be delivered by any of the methods described in Section 10.3 hereof, provided that such delivery is effected in accordance with the notice information provided for in Section 10.3 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized.

INPIXON

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

XTI AIRCRAFT COMPANY

By:	/s/ Michael Hinderberger
Name:	Michael Hinderberger
Title:	Chief Executive Officer

SUPERFLY MERGER SUB INC.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Calculation of Exchange Ratio and Post-Closing Ownership Percentages

[Attached.]

Calculation of Exchange Ratio and Post-Closing Ownership Percentages

1. Exchange Ratio Calculation. “Exchange Ratio” means the calculation determined pursuant to the following formula: [((Parent Fully-Diluted Shares Outstanding less Parent Financing Adjustment Shares) divided by Adjustment Percentage) less (Parent Fully-Diluted Shares Outstanding less Parent Financing Adjustment Shares)] divided by Company Fully-Diluted Shares Outstanding.

2. Certain Defined Terms. Capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Agreement and Plan of Merger to which this Exhibit A is attached (the “Agreement”). As used in this Exhibit A:

(a) “Adjustment Percentage” means 40% less Net Cash Adjustment Percentage less Note Adjustment Percentage.

(b) “Cash Determination Time” means the close of business as of the Business Day immediately prior to the Anticipated Closing Date (as defined below), unless a Parent Permitted Issuance is anticipated to be completed contemporaneously with the Closing, in which case “Cash Determination Time” shall mean the close of business on the Closing Date.

(c) “Company Derivative Financing Shares Outstanding” means the total number of shares of Company Common Stock issuable upon exercise, conversion or exchange of derivative securities issued pursuant to Company Permitted Issuances with Parent consent to the extent required pursuant to Section 4.2(e) of the Agreement that remain outstanding at the Effective Time.

(d) “Company Fully-Diluted Shares Outstanding” means the sum of (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including in respect of Company Permitted Issuances (for the avoidance of doubt, this clause (i) excludes shares of Company Common Stock held in “treasury” or directly or indirectly by the Company), (ii) the total number of shares of Company Common Stock issuable upon exercise of Assumed Company Warrants outstanding immediately prior to the Effective Time, (iii) the total number of shares of Company Common Stock issuable upon exercise of the Company Options outstanding immediately prior to the Effective Time, (iv) the total number of shares of Company Common Stock issuable upon exercise or conversion of Company Convertible Notes outstanding immediately prior to the Effective Time and (v) the Company Derivative Financing Shares Outstanding.

(e) “Indebtedness” means any obligations, contingent or otherwise of (A) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (B) the principal and interest components of capitalized lease obligations under GAAP, (C) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have been drawn), (D) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, but not to include the Streeterville Notes, (E) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (F) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes,” (G) cost and expenses directly attributable to the Solutions Divestiture, (H) breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (A) through (G), including the Transaction Bonuses and the Transaction Expenses, as well as all Indebtedness of another Person referred to in clauses (A) through (G) above guaranteed directly or indirectly, jointly or severally; provided, no item of Indebtedness shall be taken into account more than once.

(f) “May 2023 Parent Warrants” means the warrants to purchase up to 150,000,000 shares of Parent Common Stock issued on May 17, 2023 (as amended on June 20, 2023), pursuant to the terms and conditions of those certain Warrant Purchase Agreements by and among Parent and the parties thereto (as amended on June 20, 2023).

(g) “Maxim Shares” means the total number of shares of Parent Common Stock issued or issuable to Maxim Group LLC pursuant to that certain Engagement Letter dated May 16, 2023.

(h) “Net Cash Adjustment Percentage” means the percentage determined pursuant to the following formula: a*(b/d), where

a = 0.4%

b = (f – c – e)

c = the principal amount of the Existing Loans and the Future Loans outstanding as of immediately prior to the Effective Time (without duplication)

d = $1,000,000

e = Parent Net Cash

f = $21,500,000

(i) “Note Adjustment Percentage” means the percentage determined pursuant to the following formula: g*(h/i), where

g = 0.3%

h = principal amount of, and the amount of accrued but unpaid interest on, the Streeterville Notes outstanding as of immediately prior to the Effective Time

i = $1,000,000

(j) “Parent Financing Adjustment Shares” means the number determined pursuant to the following formula: j – k, where

j = Parent Financing Shares Issuable

k = Parent Financing Shares Issued

(k) “Parent Net Cash” means, with respect to Parent as of the Cash Determination Time and without duplication: cash and cash equivalents and marketable securities of Parent and its Subsidiaries determined in accordance with GAAP applied on a basis consistent with the application of GAAP in the preparation of Parent’s most recent audited financial statements (excluding any cash restricted or collateralized), less all Indebtedness, plus the aggregate amount of the principal outstanding in respect of the Future Loans and the Existing Loans.

(l) “Parent Financing Shares Issuable” means the total number of shares of Parent Common Stock issued or issuable pursuant to Parent Permitted Issuances.

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(m) “Parent Financing Shares Issued” means the total number of shares of Parent Common Stock issued pursuant to Parent Permitted Issuances plus shares of Parent Common Stock issuable without payment or potential payment of additional cash consideration upon conversion, exercise or exchange of derivative securities issued pursuant to Parent Permitted Issuances with Company consent to the extent required pursuant to Section 5.2(h) of the Agreement.

(n) “Parent Fully-Diluted Shares Outstanding” means the sum of (i) the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, including Parent Common Stock issued on exercise of the May 2023 Parent Warrants prior to the Effective Time (for the avoidance of doubt, this clause (i) excludes shares of Parent Common Stock held in “treasury” or directly or indirectly by Parent), (ii) the total number of shares of Parent Common Stock issuable upon conversion of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time, (iii) the total number of shares of Parent Common Stock issuable upon exercise of the Parent Warrants outstanding immediately prior to the Effective Time (excluding the May 2023 Parent Warrants to the extent not exercised prior to the Effective Time), (iv) the total number of shares of Parent Common Stock issuable upon exercise or vesting of the Parent Equity Awards outstanding immediately prior to the Effective Time, (v) the Maxim Shares, and (vi) shares of Parent Common Stock issued or issuable without payment or potential payment of additional cash consideration upon conversion, exercise or exchange of derivative securities issued pursuant to Parent Permitted Issuances.

(o) “Streeterville Notes” means those certain Promissory Notes issued to Streeterville Capital , LLC on July 22, 2022 and December 30, 2022.

(p) “Transaction Expenses” means, with respect to Parent as of the Cash Determination Time and without duplication the sum of: (A) the cash cost of any change of control, transaction bonus, bonus, severance (voluntary or otherwise) (including a reasonable estimate of payment or reimbursement for continued coverage under any employee benefit plan), retention or similar payments (whether “single trigger” or “double trigger”) that become due and payable by Parent or any of its Subsidiaries at or prior to the Effective Time or as a result of the Merger or the transactions contemplated by the Agreement, and all related costs of the foregoing (including, for the avoidance of doubt, the employer portion of any payroll or employment Taxes associated with such payments); (B) subject to Section 10.2 of the Agreement, all costs, fees and expenses incurred by Parent or its Subsidiaries at or prior to the Effective Time in connection with the negotiation, preparation and execution of the Agreement or any agreements, documents, certificates, opinions or other items contemplated by the Agreement and the consummation of the Merger or the other transactions contemplated by the Agreement and that are unpaid as of the Effective Time, including fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, investor relations, proxy solicitors and public relations consultants, and other advisors and service providers, as well as any severance costs associated with the termination of employment of any Parent personnel prior to the Closing; (C) the cash cost of the extended reporting period insurance coverage purchased by Parent pursuant to Section 7.10(d) of the Agreement; and (D) any other fixed or contingent fees, expenses, commissions, other amounts or liabilities that are expressly allocated to Parent pursuant to the Agreement or this Exhibit A.

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3. Parent Net Cash Determination.

(a) Not less than five but no more than seven calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Parent will deliver to the Company a schedule (the “Parent Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Parent Net Cash, prepared and certified by Parent’s Chief Financial Officer. Parent shall make available to the Company the work papers and back-up materials used in preparing the Parent Net Cash Schedule and, if requested by the Company, Parent’s accountants and consultants who were involved in the preparation of the Parent Net Cash Schedule at reasonable times and upon reasonable prior notice.

(b) On the fourth calendar day following Parent’s delivery of the Parent Net Cash Schedule, such Parent Net Cash Schedule shall become final and binding on all parties to the Agreement, unless on or prior to the third calendar day following such delivery, the Company disputes such Parent Net Cash Schedule by delivering a written notice to Parent describing in reasonable detail each item in dispute and the Company’s proposed revisions to such Parent Net Cash Schedule (a “Dispute Notice”).

(c) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of any items timely disputed in a Dispute Notice (the “Disputed Items”) within two days after delivery of such Dispute Notice, then any such Disputed Items shall be referred to an independent auditor of recognized national standing jointly selected by Parent and the Company that is not serving as auditor of either Parent or the Company (the “Accounting Firm”). Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Parent Net Cash Schedule, and Parent and the Company shall use reasonable best efforts to cause the Accounting Firm to make its determination within ten calendar days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the items in dispute submitted to the Accounting Firm. Any determination of Parent Net Cash made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on the parties hereto and shall be deemed to have been finally determined for purposes of the Agreement and to represent the Parent Net Cash for all purposes of the Agreement. The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash. If this subparagraph (c) applies as to the determination of Parent Net Cash, upon resolution of the matter in accordance with this subparagraph (c), the Company and Parent shall not be required to determine Parent Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Parent or the Company may request a redetermination of Parent Net Cash if the Closing Date is more than fifteen calendar days after the Anticipated Closing Date.

(d) Notwithstanding anything to the contrary contained in this Section 3 of this Exhibit A, in no event shall the Company or Parent be required to make available or deliver any documents, materials or information that would (A) violate or prejudice the rights of its customers or employees, (B) jeopardize the attorney-client privilege of the institution in possession or control of such information, (C) contravene, violate or breach any law, rule, regulation, order, judgment, decree or fiduciary duty or any binding agreement entered into prior to the date of the Agreement in the ordinary course of business consistent with past practice or (D) be adverse to its interests in any pending or threatened litigation between the parties hereto over the terms of the Agreement.

4. Illustrative Example of Exchange Ratio. An illustrative example of the calculation of the Exchange Ratio is attached hereto.

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Exhibit B

Form of Parent Bylaws

[Attached.]

AMENDMENT TO BYLAWS

OF

INPIXON

The undersigned, being the duly elected Secretary of INPIXON, a Nevada corporation (the “Corporation”), does hereby certify that:

1. The Board of Directors of the Corporation, by unanimous written consent, approved and adopted the following amendments to the Bylaws of the Corporation effective as of ________, 2023:

Article II, Section 3.1 of the Bylaws is hereby amended by deleting the final sentence thereof in its entirety and replacing such sentence with the following:

Each Director, including a Director elected to fill a vacancy, shall hold office the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Article II, Section 3.3 of the Bylaws is hereby amended and restated in its entirety and replaced with the following:

Section 3.3 Except as otherwise fixed by the Articles of Incorporation relating to the rights of the holders of any series of preferred stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of preferred stock (the “Preferred Stock Directors”), the Board of Directors will be divided into three (3) classes:  Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the then authorized number of members of the Board of Directors (other than the Preferred Stock Directors).   The Board is authorized to assign members of the Board already in office at the time of adoption of this bylaw to Class I, Class II or Class III. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 2024; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 2025; and the term of office of the initial Class III directors will expire at the annual meeting of stockholders in 2026.  At each succeeding annual meeting of stockholders of the Corporation the successors of the class of directors whose term expires at that meeting shall be elected to hold office in accordance with Section 3.1 of these Bylaws for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Article XI, Section 3 has been added with the following:

Section 3. Nevada Acquisition of Controlling Interest Statute. The provisions of NRS 78.378 through 78.3793, inclusive, shall, effective as of [●], 2023 (the “Transaction Date”)], not be applicable to, and to such extent the Corporation hereby opts out of the provisions of, NRS 78.378 through 78.3793, inclusive, for all purposes of relating to, that certain Agreement and Plan of Merger, by and among XTI Aircraft Company, the Corporation and Superfly Merger Sub Inc., dated as of [the Transaction Date], and the consummation of the transactions contemplated thereby, including, without limitation, the acquisition of shares, or of rights to acquire shares, of the Corporation by the stockholders, or holders of rights to acquire stock, of XTI Aircraft Company.

2. All other provisions of the Bylaws of the Corporation remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on the ___ day of ______, 2023.

By:
Name:
Title:	Secretary

Exhibit C

Form of Promissory Note

[Attached.]

SENIOR SECURED Promissory Note

Original Principal Amount: $538,407	Issue Date: July 24, 2023
Englewood, CO

FOR VALUE RECEIVED, XTI Aircraft Company, a Delaware corporation (“Borrower”), promises to pay to the order of Inpixon, a Nevada corporation (collectively, with any and all of its successors and assigns and/or any other holder hereof, "Lender"), in immediately available funds in lawful money of the United States of America, without counterclaim or offset and free and clear of, and without any deduction or withholding for, any taxes or other payments, by wire transfer in accordance with the instructions provided by Lender, the principal sum of $538,407 (the “Original Principal Amount”) plus any additional cash amounts loaned by Lender to Borrower following the issue date first written above (the “Issue Date”) as “Future Loans” (collectively, the “Additional Principal Amount”) pursuant to Section 7.21 of that certain Agreement and Plan of Merger, dated as of July 24, 2023, among Borrower, Lender and Superfly Merger Sub Inc. (the “Merger Agreement”), up to an aggregate principal amount of $2,313,407 under this Senior Secured Promissory Note (this “Note”) including the Original Principal Amount (the “Maximum Principal Amount”) (or the unpaid balance of all principal loaned under this Note, if such amount is less than the Maximum Principal Amount (the aggregate unpaid principal balance of this Note is referred to herein, from time to time, as the "Principal Debt")), together with interest on the Principal Debt, from day to day outstanding as hereinafter provided (collectively with any and all other indebtedness to Lender under this Note (the "Indebtedness"), as evidenced, governed, or secured by or arising under this Note or the Security Agreement (as defined below) (collectively, the “Loan Documents”)). The loans evidenced by this Note are referred to herein collectively as the "Loan".

The Original Principal Amount represents the principal amounts loaned by Lender to Borrower pursuant to the Promissory Notes made by Borrower in favor of Lender, dated March 10, 2023, in the amount of $300,000, June 9, 2023, in the amount of $150,000, and July 13, 2023 in the amount of $75,000, and all interest accrued thereunder through the date immediately preceding the Issue date, which Promissory Notes are hereby cancelled and of no further force or effect.

Lender shall set forth on Schedule 1 hereto the Additional Principal Amount and date of each Future Loan made to Borrower pursuant to the Merger Agreement and the Security Agreement and deliver a modified Schedule 1 to Borrower setting forth each such Future Loan promptly following the making of each such Future Loan, upon which such modified Schedule 1 shall be deemed incorporated in this Note as though fully set forth herein and shall serve as conclusive and binding evidence of the making of each such Future Loan.

1.	Payment Schedule and Maturity Date. The Principal Debt, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents (collectively, the “Obligations”), shall be due and payable upon the earlier of (a) December 31, 2023, (b) when declared due and payable by Lender upon the occurrence of an Event of Default, or (c) within three Business Days (as defined in the Merger Agreement) following termination of the Merger Agreement by Borrower pursuant to Section 9.1(c)(ii) thereof (Company Superior Proposal) or by Lender pursuant to Section 9.1(d)(i)(A) thereof (Company Board Change of Recommendation) or Section 9.1(d)(i)(B) thereof (Company Breach of Company Stockholder Consent Meeting or Non-Solicit Covenants) (the foregoing (a), (b) or (c), as applicable, the “Maturity Date”). Notwithstanding the foregoing, this Note shall be forgiven, cancelled and of no further force or effect if the Merger Agreement is terminated by Lender pursuant to Section 9.1(d)(ii) thereof (Parent Superior Proposal), subject to Lender’s rights and remedies under the Loan Documents and the Merger Agreement, all of which are hereby reserved and unaffected hereby. If the Merger Agreement is terminated by the Company pursuant to Section 9.1(c)(i)(A) (Parent Board Change of Recommendation) or Section 9.1(c)(i)(B) (Parent Breach of Parent Stockholder Meeting or Non-Solicit Covenants), then the Maturity Date shall be extended to, and such capitalized term as used herein shall mean, December 31, 2024.

2.	Representations and Warranties of Borrower. To induce Lender to make the Loan and other financial accommodations hereunder, Borrower represents and warrants to Lender that:

2.1	Corporate Status and Qualification. Borrower: (a) is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged; and (b) is duly qualified and is authorized to do business and in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on (i) the assets, liabilities (actual or contingent), business, operations, financial condition or results of operations of Borrower, (ii) the ability of Borrower to perform its obligations under this Note or any other Loan Document to which it is a party, or (iii) the legality, binding effect, validity or enforceability of this Note or any other Loan Document (a “Borrower Material Adverse Effect”). Borrower holds all necessary licenses and permits for the operation of its businesses, except such licenses or permits which Borrower’s failure to hold would not have a Borrower Material Adverse Effect.

2.2	Corporate Authority and Enforceability. Borrower has all requisite power and authority to own its property and to carry on its business as now conducted and has the corporate or other organizational power to execute, deliver, and carry out the terms and provisions of this Note and all other Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of each Loan Document to which it is a party. Borrower has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

2.3	No Violation. Unless otherwise provided herein under Section 22, neither the execution, delivery or performance by Borrower of the Loan Documents to which it is a party nor compliance with the terms and provisions hereof or thereof nor the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any of the terms, material covenants, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the material property or assets of Borrower (other than liens created by or otherwise permitted under the Loan Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which it is party or by which it or any of its property or assets is bound or (b) violate any provision of its certificate of incorporation or bylaws.

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2.4	Compliance with Laws. Borrower is in compliance with all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental and nongovernmental bodies, except where the failure to be in compliance would not have a Borrower Material Adverse Effect.

2.5	No Litigation. There are no judgments against Borrower as of the date of this Note and no litigation or administrative, regulatory or self-regulatory proceeding, investigation or inquiry before any governmental or self-regulatory authority is presently pending, or to the knowledge of Borrower, threatened in writing, against it or any of its property.

2.6	Tax Compliance. Borrower has filed, or caused to be filed, all federal and all material state or local income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown to be due and payable on its return(s) or on any assessment made against it, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”).

2.7	Good Title and Absence of Liens. As of the date of this Note, Borrower has good and marketable title to or leasehold interest in all of its properties and assets, real, personal and mixed, that are necessary for the operation of its business as currently conducted, free and clear of all liens or other encumbrances except liens in favor Lender, or liens otherwise permitted under the Loan Documents.

2.8	Reaffirmation. Each and every request for a loan or other financial accommodation hereunder shall be deemed as an affirmation by Borrower that no Event of Default (as defined below) exists hereunder and that the representations and warranties contained in this Note are true and accurate in all material respects (or in all respects to the extent already qualified by materiality) as of the date of the issuance of this Note as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date to the extent not true and correct in all material respects (or in all respects to the extent already qualified by materiality) as of such earlier date) as of the date of each such request.

2.9	Solvency. The fair value of the business and assets of Borrower (including, without limitation, contingent, unmatured, and unliquidated claims arising out of all rights of indemnity, contribution, reimbursement, or any similar right, or any claim of subrogation arising in respect of any guaranty, as such claims may arise or mature, that Borrower may have against it) will be in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured, and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Note and the use of proceeds therefrom. Borrower, after giving effect to the transactions contemplated by this Note and the use of proceeds therefrom, will not be engaged in any business or transaction, or about to engage in any business or transaction, for which it has an unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, as adopted in the State of New York and Section 548 of the Bankruptcy Code (defined below)), and Borrower has no intent to: (i) hinder, delay or defraud any entity to which it is, or will become, on or after the date hereof, indebted, or (ii) incur debts that would be beyond its ability to pay as they mature.

2.10	Defaults. Borrower is not in default under any material agreement to which it is a party or by which it or any of its material property is bound, or under any instrument evidencing any material indebtedness, and neither the execution of nor performance under the Loan Documents will create a default or any lien under any such agreement or instrument other than a lien in favor of Lender in accordance with the Security Agreement.

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3	Affirmative Covenants of Borrower.

3.1	Notices. Borrower shall, promptly (and in any event within five (5) business days) upon obtaining knowledge thereof, furnish to Lender written notice of the following, including in such notice details of the occurrence and stating what action Borrower has taken or proposes to take with respect thereto:

(a) the occurrence of an Event of Default; or

(b) all existing and all threatened litigation, claims, investigations, inquiries, administrative proceedings or similar actions affecting Borrower that would reasonably be expected to result in a Borrower Material Adverse Effect.

3.2	Financial Records. Borrower shall maintain its books and records with full, true and correct entries, in accordance with GAAP, applied on a consistent basis, and shall permit Lender and its certified public accounting firm and other accounting advisers to examine and audit its books and records at all reasonable times during business hours and upon reasonable prior notice.

3.3	Existence/Nature of Business. Borrower shall continue to engage in business of the same general type, or substantially similar type, or related business thereto as now conducted by Borrower and shall at all times preserve and keep in full force and effect its legal existence and take all reasonable action to preserve all rights, franchises, licenses, permits, privileges, patents, copyrights, trademarks and trade names necessary to the conduct of its business, except to the extent failure to do so would not have a Borrower Material Adverse Effect.

3.4	Payment of Expenses. Borrower shall pay any and all expenses, including reasonable attorney’s fees and disbursements, filing and recording fees, and all other charges and expenses incurred or to be incurred by Lender in connection with the preparation and execution and recording of this Note and all other Loan Documents, and the loans and advances made under this Note, and all amendments and modifications hereto, and in connection with monitoring and protecting the collateral securing this Note pursuant to the Security Agreement, and in defending or prosecuting any actions or proceedings arising out of the Loan Documents, including but not limited to any proceedings under the Bankruptcy Code relating to Borrower.

3.5	Payment of Taxes. Borrower shall pay all taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before the same shall become delinquent or in default, except those taxes which are being contested in good faith by appropriate proceedings and diligently conducted.

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3.6	Maintenance of Properties. Borrower shall maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties material to the conduct of its business and, from time to time, make or cause to be made all appropriate repairs, renewals and replacements thereof.

3.7	Material Contracts. Borrower shall (a) perform and observe all the terms and provisions of each agreement or contract to be performed or observed by it, (b) maintain each such agreement or contract in full force and effect except to the extent such agreement or contract is no longer used or useful in the conduct of the business of Borrower in the ordinary course of business, consistent with past practices, and (c) enforce each such agreement or contract in accordance with its terms, if such failure to perform, observe, maintain or enforce such agreement or contract, would reasonably be expected to result in a Borrower Material Adverse Effect.

3.8	Compliance with Laws. Borrower shall comply in all material respects with any and all material laws, legislation, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions, and requirements of governmental authorities applicable to Borrower, its properties or its assets. Borrower covenants that it shall continue to obtain and hold all necessary licenses and permits for the operations of its business.

3.9	Additional Loan Disbursements. Borrower acknowledges and agrees that Lender shall have the authority to make adjustments to Schedule 1 to reflect additional loans made by Lender to Borrower following the Issue Date, which shall be deemed “Future Loans” as defined in the Security Agreement.

4	Negative Covenants of Borrower. During the period when the Obligations are outstanding, Borrower shall not engage in any of the activities set forth below without prior written consent of Lender.

4.1	Loans and Investments. Borrower shall not make any loans or advances to, or investment in, any person or entity, except as set forth below:

4.1.1	investments in cash and cash equivalents;

4.1.2	guarantees, in the ordinary course of business, of obligations owed to landlords, suppliers, customers and licensees of Borrower or its wholly-owned subsidiaries;

4.1.3	investments in the nature of pledges or deposits with respect to leases or utilities provided to third party, non-affiliates of Borrower;

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4.2	Liens. Borrower will not allow or suffer any lien or other encumbrance to exist on any of its assets, except as set forth below:

4.2.1	liens in favor of Lender pursuant to the Security Agreement;

4.2.2	liens existing on the Issue Date and disclosed by Borrower to Lender in writing prior to the Issue Date;

4.2.3	liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

4.2.4	liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, construction contractors and other similar liens imposed by law, (ii) in connection with worker’s compensation, unemployment compensation and other types of social security laws and regulations or to secure the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) in connection with surety bonds, bids, performance bonds and similar obligations or (iv) securing liability for reimbursement indemnification obligations of (including obligations in respect of letters of credit of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower;

4.2.5	rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions or upon securities in favor of securities intermediaries, solely to the extent incurred in connection with the maintenance of deposit accounts or securities accounts;

4.2.6	(i) easements, zoning restrictions, encroachments, rights of way, restrictions, minor defects or irregularities in title and other similar liens on real property not interfering in any material respect with the business of Borrower, and (ii) liens of landlords and mortgagees of landlords (A) arising by statute or under any lease or related contractual obligation, (B) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, and (C) for amounts not yet due;

4.2.7	attachments, appeal bonds, judgments and other similar liens, arising in connection with court proceedings not constituting an Event of Default under Section 8.7; and

4.2.8	non-exclusive licensing of intellectual property in the ordinary course of business.

4.3	Limitation on Indebtedness. Borrower will not, without the prior written consent of Lender, create, incur, assume, or suffer to exist any other indebtedness, except as set forth below:

4.3.1	the Obligations;

4.3.2	debt existing on the Issue Date and disclosed by Borrower to Lender in writing prior to the Issue Date and refinancings, renewals and extensions thereof, so long as such refinancings, renewals, or extensions do not result in an increase in the principal amount of the debt so refinanced, renewed, or extended, other than by the amount of accrued interest and premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

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4.3.3	debt incurred in connection with the acquisition, construction or improvement of fixed or capital assets (including pursuant to a capitalized lease) in an aggregate amount not exceeding $100,000 during any fiscal year, and any renewals or refinancing of such debt on substantially the same as or better terms as in effect on the date of incurrence of such debt;

4.3.4	cash management obligations and other unsecured debt incurred in respect of netting services, automatic clearinghouse arrangements, overdraft protection, and other like services; and

4.3.5	to the extent constituting debt obligations, debt incurred in connection with the financing of insurance premiums.

4.4	Certificate of Incorporation and Bylaws. Borrower will not amend or otherwise modify its certificate of incorporation or bylaws, except for such amendments or other modifications required by law or which are not materially adverse to the interests of Lender.

4.5	Transactions Among Affiliates. Borrower will not become a party to any transaction with an affiliate of Borrower (other than its wholly-owned subsidiaries) unless the terms and conditions relating to such transaction are as favorable to Borrower as would be obtainable at the time in a comparable arm’s-length transaction with a person or entity other than an affiliate of Borrower or pay or incur any obligation to pay any management, service, consulting, or similar fees to any affiliate of Borrower.

4.6	Prepayments of Indebtedness. Borrower will not prepay or obligate itself to prepay in whole or in part, any indebtedness (other than the Obligations).

4.7	Dividends; Redemptions. Borrower will not pay or declare any cash or property dividends, nor otherwise make a distribution of capital or income, nor redeem, retire or repurchase any equity interests of Borrower.

4.8	Maintain Corporate Existence and Nature of Business.

(a) Borrower will not allow its corporate existence to be other than in good standing and will not, without the prior written consent of Lender, dissolve or liquidate, or merge or consolidate with, or acquire or affiliate with any other business entity unless Borrower is the surviving entity;

(b) Borrower will not change its name without furnishing to Lender at least 10 business days prior written notice thereof; and

(c) Borrower will not change the nature of its business from (i) business of the same general type or substantially similar type as conducted by Borrower on the Issue or Date or (ii) any related business.

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5	Interest.

5.1	Interest Rate. The Principal Debt from day-to-day outstanding that is not past due shall bear interest at a rate per annum equal to ten percent (10)% percent (the “Interest Rate”), compounded annually and computed on the basis of a 365-day year beginning on the date such amount is advanced by Lender to Borrower.

5.2	Computations and Determinations. All interest shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Lender shall determine each interest amount applicable to the Principal Debt in accordance with this Note and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lender from time to time under this Note, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

5.3	Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due, such amount shall thereafter bear interest at the Past Due Rate (as hereinafter defined), in lieu of the Interest Rate, to the fullest extent permitted by applicable law. In addition, following any Event of Default, all the Indebtedness shall bear interest at the Past Due Rate, in lieu of the Interest Rate. In either case, accrued and unpaid interest or past due amounts (including interest on past due interest) shall be due and payable on demand, at a rate per annum equal to eighteen percent (18%) compounded annually and computed on the basis of a 365-day year, in lieu of the Interest Rate, provided that in no event shall the rate of interest hereunder exceed the maximum rate permitted by applicable law (the “Past Due Rate”).

6	Prepayment.

6.1	Borrower may prepay the Principal Debt, in full at any time or in part from time to time, without penalty or premium, provided that:

6.1.1	Lender shall have actually received from Borrower prior written notice (the “Prepayment Notice”) setting forth (A) Borrower’s intent to prepay, (B) the amount of principal that will be prepaid (the “Prepaid Principal”), and (C) the date on which the prepayment will be made, such Prepayment Notice to be received by Lender, in each case, on or prior to the date that is 5 days prior to the date of such proposed prepayment, provided that Borrower shall have the right to revoke any Prepayment Notice prior to payment of the Prepaid Principal;

6.1.2	each prepayment shall be in the amount of one hundred percent (100%) of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment (or the end of the month in which the prepayment is made), plus any other sums that have become due to Lender under the Loan Documents on or before the date of prepayment but have not been paid.

6.2	If this Note is prepaid in full, any commitment of Lender for further advances shall automatically terminate. No Prepaid Principal may be reborrowed.

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7	Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due on any of the Indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair, or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. Eastern Time shall be deemed to be received on, and shall be posted as of, the following business day. Whenever any payment under this Note or any other Loan Document falls due on a day that is not a business day, such payment may be made on the next succeeding business day. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or a bank holiday in the City of New York, New York.

8	Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

8.1	Borrower fails to pay: (i) when and as required to be paid under this Note, including, without limitation, the Principal Debt or interest accrued thereon or (ii) within ten (10) calendar days after the same becomes due, any other amount payable hereunder.

8.2	Borrower fails to perform or observe any material term, covenant or agreement contained in this Note other than the payment of money which is the subject of Section 8.1 above and such failure continues for 10 calendar days.

8.3	An Event of Default (as defined in the Security Agreement) occurs.

8.4	Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower herein, or in the Security Agreement or any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or any representation, warranty, certification or statement of fact contained herein is or becomes false or materially misleading at any time.

8.5	Borrower institutes or consents to the institution of any Insolvency Proceeding or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for 60 calendar days; or any Insolvency Proceeding relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such Insolvency Proceeding.

8.6	Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and is not released, vacated or fully bonded within 60 calendar days after its issue or levy.

8.7	There is entered against Borrower one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $100,000.

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8.8	This Note or the Security Agreement or any material provision hereof or thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations of Borrower, ceases to be in full force and effect; or Borrower contests in any manner the validity or enforceability of this Note or the Security Agreement or any provision hereof or thereof other than a contest based solely on all of the Obligations having already been paid or satisfied in full; or Borrower denies that it has any or further liability or obligation under this Note or the Security Agreement other than a denial based solely on all of the Obligations having already been paid or satisfied in full, or revokes, terminates or rescinds or purports to revoke, terminate or rescind this Note or the Security Agreement or any provision thereof.

For purposes of this Note, “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief; and “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (or other applicable bankruptcy, insolvency or similar laws).

9	Remedies. Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers, and remedies:

9.1	Lender may accelerate the Maturity Date and declare the Principal Debt and accrued but unpaid interest thereon, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

9.2	Lender may set off the amount owed by Borrower to Lender, whether or not matured and regardless of the adequacy of any other collateral securing this Note, against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

9.3	Lender may exercise any of its other rights, powers, and remedies under the Loan Documents or at law or in equity.

10	Remedies Cumulative. All of the rights and remedies of Lender under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

11	Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency, or appeal.

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12	Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower; and (ii) serving a copy thereof upon the agent, if any, designated and appointed by Borrower in the State of Delaware as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

13	Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the representatives, successors, and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to, and Borrower shall not, assign the Loan, or its rights and obligations under this Note or any of the Loan Documents, except as otherwise expressly permitted under the other Loan Documents.

14	General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note, subject to applicable notice and/or cure periods. Borrower does hereby (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange, or release of any such security; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or to perfect or enforce its rights against Borrower hereunder or any security herefor; (d) consent to any extensions or postponements of time of payment on this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; (e) submit (and waive all rights to object) to nonexclusive personal jurisdiction of any state or federal court sitting in the County of New York in the State of New York and the state and county in which payment on this Note is to be made for the enforcement of any and all obligations under this Note and the other Loan Documents; and (f) agree that its liability under this Note shall not be affected or impaired by any determination that any title, security interest, or lien taken by Lender to secure this Note is invalid or unperfected, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Title and headings in this Note are for convenience only and shall be disregarded in construing it. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment on this Note is to be made.

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15	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of actual delivery if delivered personally (with written confirmation of receipt), (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (d) on the date of transmission by email (or the first Business Day following such transmission if the date of such transmission is not a Business Day), in each case to the intended recipient as set forth below (or to such other address as such party shall have specified in a written notice duly delivered to the other parties hereto):

If to Borrower:	XTI Aircraft Company 7625 S. Peoria St., Suite D11 Englewood, CO 80112 Attention: Scott Pomeroy Email: spomeroy@xtiaircraft.com
with a copy to, which shall not constitute notice:	Arnold & Porter Kaye Scholer LLP 1144 Fifteenth Street, Suite 3100 Denver, CO 80202 Attention: Ronald R. Levine, II Email: Ron.Levine@arnoldporter.com
If to Lender:

MBMC International PLLC

9202 N 52 Street

Paradise Valley, AZ 85253

Attention: Mara Babin

Email: mara.babin@mbmc-intl.com

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Attention: Nadir Ali, Chief Executive Officer

Email: nadir.ali@inpixon.com

with a copy to, which shall not constitute notice:	Norton Rose Fulbright US LLP 1045 West Fulton Market, Suite 1200 Chicago, IL 60607 Attention: Kevin Friedmann Email: kevin.friedmann@nortonrosefulbright.com

16	No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Security Agreement and the other Loan Documents, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

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17	Lost Note. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction, or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction, or mutilation, upon cancellation of this Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

18	Choice of Law. This Note and its validity, enforcement, and interpretation shall be governed by the laws of the State of New York (without regard to any principles of conflicts of laws) and applicable United States federal law.

19	Waiver of Jury Trial. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN EVIDENCED BY THIS NOTE OR ENFORCEMENT OF THE LOAN DOCUMENTS EVIDENCING AND/OR SECURING THE LOAN, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF LENDER AND BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF BORROWER AND LENDER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BORROWER OR LENDER HAS REPRESENTED TO THE OTHER, EXPRESSLY OR OTHERWISE, THAT BORROWER OR LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

20	Venue; Jurisdiction. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

21	Indemnification. Borrower hereby indemnifies and holds harmless Lender, each of its affiliates and each of their respective directors, officers, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of any kind (including, without limitation, counsel fees and disbursements in connection with any subpoena, investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) which may be incurred by the Indemnified Party or which may be claimed against the Indemnified Party by any person or entity by reason of or in connection with the execution, delivery or performance of this Note, or action taken or omitted to be taken by Lender under, this Note; provided, however that Borrower is not obligated to indemnify any Indemnified Party under the Loan Documents to the extent the claim is found by a court of competent jurisdiction in a final adjudication to have resulted from any Indemnified Party’s gross negligence, bad faith or willful misconduct. Nothing in this paragraph is intended to limit Borrower’s obligations contained elsewhere in this Note. Without prejudice to the survival of any other obligation of Borrower hereunder, the indemnities and obligations of Borrower contained in this paragraph shall survive the payment in full of all obligations hereunder.

22	Grant of Security Interest. This Note is secured to the extent and in the manner set forth in the Security and Pledge Agreement, dated as of the Issue Date, between Borrower and Lender (the “Security Agreement”).

23	Counterparts. If this Note is to be executed by more than one person or entity, then this Note may be executed electronically or by electronic transmission in one or more counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

BORROWER:

XTI AIRCRAFT COMPANY

By:
	Name:	Michael Hinderberger
	Title:	Chief Executive Officer

Agreed and accepted by:

LENDER:

INPIXON

By:
	Name:	Nadir ali
	Title:	Chief Executive Officer

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SCHEDULE 1

Loan Advancements

[see attached]

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Exhibit D

Form of Security Agreement

[Attached.]

SECURITY AND PLEDGE AGREEMENT

SECURITY AND PLEDGE AGREEMENT, dated as of July 24, 2023 (this “Agreement”), made by Inpixon, a Nevada corporation (“Lender”), and XTI Aircraft Company, a Delaware corporation (“Debtor”).

W I T N E S S E T H:

WHEREAS, Debtor has executed that certain senior secured promissory note, dated as of July 24, 2023 (the “Issue Date”), in the original principal amount of $538,407 (the “Note”) in favor of Lender, representing funds remitted by Lender to Debtor as loans and interest thereon from and after March 10, 2023 through and including the Issue Date (collectively, the “Existing Loans”), and Debtor and Lender anticipate that Lender may make additional loans to Debtor pursuant to the Note (the “Future Loans”) (the Existing Loans and the Future Loans are referred to in this Agreement as the “Loans”).

WHEREAS, Lender may make Future Loans to Debtor provided Debtor grants to Lender a first priority security interest in and lien upon all of Debtor’s property now owned or hereafter acquired to secure the repayment of the Note, including the payment of all interest and/or penalties thereon;

WHEREAS, to provide security for the repayment of the Existing Loans, to obtain any Future Loans and to provide security for the repayment of the Future Loans and Existing Loans, Debtor is willing to grant to Lender a senior security interest in the Collateral (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce Lender to make Future Loans to Debtor, Debtor agrees with Lender as follows:

SECTION 1. Definitions.

(a) All terms used in this Agreement and the recitals hereto which are defined in the Code, and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Code on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of the Code except as Lender may otherwise determine.

(b) The following terms shall have the respective meanings provided for in the Code: “Accounts”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Payment Intangibles”, “Proceeds”, “Promissory Note”, “Security”, “Record”, “Security Account”, “Software”, and “Supporting Obligations”.

(c) As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (or other applicable bankruptcy, insolvency or similar laws).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock (including, without limitation, any warrants, options, rights or other securities exercisable or convertible into equity interests or securities of such Person), and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Code” means Articles 8 or 9 of the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Collateral” shall have the meaning set forth in Section 2(a) of this Agreement.

“Controlled Account Agreement” means a deposit account control agreement or securities account control agreement with respect to a Pledged Account, in form and substance satisfactory to Lender, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Controlled Accounts” means the Deposit Accounts, Commodity Accounts, Securities Accounts, and/or Foreign Currency Controlled Account of Debtor listed on Schedule IV attached hereto.

“Copyright Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Debtor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Schedule II hereto).

“Copyrights” means all domestic and foreign copyrights, whether registered or not, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression, acquired or used by Debtor (including, without limitation, all copyrights described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Debtor” shall have the meaning set forth in the preamble hereto.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Event of Default” means any of the following to occur after 5 days prior written notice to Debtor from Lender, during which Debtor fails to cure such Event of Default:

(i)	Debtor fails to pay: (i) when and as required to be paid under the Note, including, without limitation, any principal of the Note or interest accrued thereon or (ii) within 10 calendar days after the same becomes due, any other amount payable hereunder; or

(ii)	Debtor fails to perform or observe any material term, covenant or agreement contained in this Agreement other than the payment of money which is the subject of clause (i) above and such failure continues for 10 calendar days; or

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(iii)	Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Debtor herein, or in the Note or any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or any representation, warranty, certification or statement of fact contained herein is or becomes false or misleading at any time; or

(iv)	Any material breach or default by Debtor under the Note which is not cured within any cure period provided in the Note; or

(v)	Debtor institutes or consents to the institution of any Insolvency Proceeding or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any Insolvency Proceeding relating to Debtor or to all or any material part of its property is instituted without the consent of Debtor and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such Insolvency Proceeding; or

(vi)	Debtor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Debtor and is not released, vacated or fully bonded within 60 calendar days after its issue or levy; or

(vii)	There is entered against Debtor: one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $100,000; or

(viii)	The Note or this Agreement or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Debtor contests in any manner the validity or enforceability of the Note or this Agreement or any provision hereof or thereof other than a contest based solely on all of the Obligations having already been paid or satisfied in full; or Debtor denies that it has any or further liability or obligation under the Note or this Agreement other than a denial based solely on all of the Obligations having already been paid or satisfied in full, or revokes, terminates or rescinds or purports to revoke, terminate or rescind the Note or this Agreement or any provision thereof.

“Excluded Collateral” means (i) such portion of the voting Capital Stock of any Foreign Subsidiary in excess of 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary at any time the pledging of more than 65% of the total outstanding voting Capital Stock of such Foreign Subsidiary would result in a material adverse tax consequence to Debtor; and (ii) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law.

“Foreign Currency Controlled Accounts” means any Controlled Account of Debtor or its Subsidiaries holding non-United States dollar deposits.

“Foreign Subsidiary” means any Subsidiary of Debtor organized under the laws of a jurisdiction other than the United States, any of the states thereof, Puerto Rico or the District of Columbia.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

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“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local, foreign or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means, collectively, the Copyrights, Trademarks and Patents.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement required to be delivered pursuant to Section 5(h)(i) of this Agreement, in the form attached hereto as Exhibit A.

“Lender” shall have the meaning set forth in the preamble hereto.

“Licenses” means, collectively, the Copyright Licenses, the Trademark Licenses and the Patent Licenses.

“Lien” means any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance upon or in any property or assets.

“Note” shall have the meaning set forth in the recitals hereto.

“Obligations” shall have the meaning set forth in Section 3 of this Agreement.

“Paid in Full” or “Payment in Full” means the indefeasible payment in full in cash of all of the Obligations.

“Patent Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Debtor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule II hereto).

“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, reexaminations, divisions, continuations, continuations in part and extensions or renewals thereof.

“Perfection Requirement” or “Perfection Requirements” shall have the meaning set forth in Section 4(j) of this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Pledged Accounts” means all of Debtor’s right, title and interest in all of its Deposit Accounts, Commodity Accounts and Securities Accounts (in all cases, including, without limitation, all Controlled Accounts and Foreign Currency Control Accounts).

“Pledged Entity” means, each Person listed from time to time on Schedule IV hereto as a “Pledged Entity,” together with each other Person, any right in or interest in or to all or a portion of whose Capital Stock is acquired or otherwise owned by Debtor after the date hereof.

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“Pledged Equity” means all of Debtor’s right, title and interest in and to all of the Securities and Capital Stock now or hereafter owned by Debtor, regardless of class or designation, including all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Securities and/or Capital Stock, the right to receive any certificates representing any of the Securities and/or Capital Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof, and the right to receive dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Operating Agreements” means all of Debtor’s rights, powers and remedies under the limited liability company operating agreements of each of the Pledged Entities that are limited liability companies, as may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Pledged Partnership Agreements” means all of Debtor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Entities that are partnerships, as may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Software Code” means any and all source code or executable code for client code, server code, and middleware code (as those terms are generally used in the software development industry), and any and all database schemas, database backup, test scripts, other scripts, architecture diagrams, data models and other documentation related thereto.

“Subsidiary” means any Person in which Debtor directly or indirectly, (i) owns any of the outstanding Capital Stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Subsidiaries”.

“Trademark Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Debtor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by Debtor and now or hereafter covered by such licenses, contracts or agreements (including, without limitation, all Trademark Licenses described in Schedule II hereto).

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, assumed names, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by Debtor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, assumed names, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of Debtor relating to the distribution of products and services in connection with which any of such marks are used.

“Transaction Documents” means this Agreement, the Note, the Intellectual Property Security Agreement and all Controlled Account Agreements, if any.

SECTION 2. Grant of Security Interest

(a) As security for the due and punctual payment and performance all of the Obligations, as and when due,, Debtor hereby pledges and assigns to Lender, and grants to Lender, a continuing first priority security interest in all property of Debtor, real or personal, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind, nature and description, whether tangible or intangible, including, without limitation, the following (collectively, the “Collateral”):

(i) all Accounts;

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(ii) all Chattel Paper (whether tangible or Electronic Chattel Paper);

(iii) all Commercial Tort Claims, including, without limitation, those specified on Schedule VI hereto;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles (including, without limitation, all Payment Intangibles);

(viii) all Goods;

(ix) all Instruments (including, without limitation, all Promissory Notes and each certificated Security);

(x) all Inventory;

(xi) all Investment Property (and, regardless of whether classified as Investment Property under the Code, all Pledged Equity, Pledged Operating Agreements and Pledged Partnership Agreements);

(xii) all Intellectual Property and all Licenses;

(xiii) all Letter-of-Credit Rights;

(xiv) all Pledged Accounts, all cash and other property from time to time deposited therein, and all monies and property in the possession or under the control of Lender or any Affiliate, representative, agent or correspondent of Lender;

(xv) all Supporting Obligations;

(xvi) all other tangible and intangible personal property of Debtor (whether or not subject to the Code), including, without limitation, all Deposit Accounts and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of Debtor described in the preceding clauses of this Section 2(a) (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by Debtor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, desks, cards, Software, data and computer programs in the possession or under the control of Debtor or any other Person from time to time acting for Debtor, in each case, to the extent of Debtor’s rights therein, that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2(a) or are otherwise necessary or helpful in the collection or realization thereof; and

(xvii) all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever Debtor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

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(b) Notwithstanding anything herein to the contrary, the term “Collateral” shall not include any Excluded Collateral.

(c) Debtor agrees not to further encumber, or permit any other Lien to exist that encumbers, any of its Copyrights, Copyright applications, Copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any Licenses, Patents, Patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, Trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Debtor connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, in each case without Lender’s prior written consent (which consent may be withheld or given in Lender’s sole discretion).

(d) Debtor agrees that the pledge of the shares of Capital Stock acquired by Debtor of any and all Persons now or hereafter existing who is a Foreign Subsidiary may be supplemented by one or more separate pledge agreements, deeds of pledge, share charges or other similar agreements or instruments, executed and delivered by Debtor in favor of Lender, which pledge agreements will provide for the pledge of such shares of Capital Stock in accordance with the laws of the applicable foreign jurisdiction. With respect to such shares of Capital Stock, Lender may, at any time and from time to time, in its sole discretion, take such actions in such foreign jurisdictions that will result in the perfection of the Lien created in such shares of Capital Stock.

(e) In addition, to secure the prompt and complete payment, performance and observance of the Obligations and in order to induce Lender as aforesaid, Debtor hereby grants to Lender a right of set-off against the property of Debtor held by Lender, consisting of property described above in Section 2(a) now or hereafter in the possession or custody of or in transit to Lender, for any purpose, including safekeeping, collection or pledge, for the account of Debtor, or as to which Debtor may have any right or power; provided that such right shall only to be exercised after an Event of Default has occurred and is continuing.

SECTION 3. Security for Obligations. The security interest created hereby in the Collateral constitutes continuing security for all of the following obligations, whether direct or indirect, absolute or contingent, and whether now existing or hereafter incurred (collectively, the “Obligations”): the payment by Debtor, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand, indemnification under this Agreement, the Note or otherwise), of all amounts from time to time owing by Debtor in respect of this Agreement, the Existing Loans, any Future Loans and the Note, and (A) in the case of the Note, all principal of, interest and make-whole and other amounts on the Note (including, without limitation, all interest, make-whole and other amounts that accrue after the commencement of any Insolvency Proceeding of Debtor, whether or not the payment of such interest is enforceable or is allowable in such Insolvency Proceeding), and (B) in the case of this Agreement, all fees, interest, premiums, penalties, contract causes of action, costs, commissions, expense reimbursements, indemnifications and all other amounts due or to become due under this Agreement.

SECTION 4. Representations and Warranties. Debtor represents and warrants as follows:

(a) Schedule I hereto sets forth (i) the exact legal name of Debtor, and (ii) the state of incorporation and the organizational identification number of Debtor in such state. The information set forth in Schedule I hereto with respect to Debtor is true and accurate in all respects. Debtor has not previously changed its name (or operated under any other name), jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule I hereto.

(b) There is no pending or, to its knowledge, written notice threatening any action, suit, proceeding or claim affecting Debtor before any Governmental Authority or any arbitrator, or any order, judgment or award issued by any Governmental Authority or arbitrator, in each case, that may adversely affect the grant by Debtor, or the perfection, of the security interest purported to be created hereby in the Collateral, or the exercise by Lender of any of its rights or remedies hereunder.

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(c) All Federal, state and local tax returns and other reports required by applicable law to be filed by Debtor have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon Debtor or any property of Debtor (including, without limitation, all federal income and social security taxes on employees’ wages) and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) All Equipment, Fixtures, Goods and Inventory of Debtor now existing are, and all Equipment, Fixtures, Goods and Inventory of Debtor hereafter existing will be, located and/or based at the addresses specified therefor in Schedule III hereto, except that Debtor will give Lender written notice of any change in the location of any such Collateral within 20 days of such change, other than to locations set forth on Schedule III hereto (and with respect to which Lender has filed financing statements and otherwise fully perfected its Liens thereon. Debtor’s principal place of business and chief executive office, the place where Debtor keeps its Records concerning the Collateral and all originals of all Chattel Paper are located and will continue to be located at the addresses specified therefor in Schedule III hereto. None of the Accounts is or will be evidenced by Promissory Note or other Instruments.

(e) Set forth in Schedule IV hereto is a complete and accurate list, as of the date of this Agreement, of (i) Promissory Notes, Security and other Instruments owned by Debtor, (ii) each Pledged Account of Debtor, together with the name and address of each institution at which each such Pledged Account is maintained, the account number for each such Pledged Account and a description of the purpose of each such Pledged Account and (iii) the name of each Foreign Currency Controlled Account, together with the name and address of each institution at which each such Foreign Currency Controlled Account is maintained and the amount of cash or cash equivalents held in each such Foreign Currency Controlled Account. Set forth in Schedule II hereto is a complete and correct list of each trade name used by Debtor and the name of, and each trade name used by, each Person from which Debtor has acquired any substantial part of the Collateral.

(f) Debtor has delivered to Lender complete and correct copies of each License described in Schedule II hereto, including all schedules and exhibits thereto, which represent all of the Licenses of Debtor existing on the date of this Agreement. Each such License sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of Debtor or any of its Affiliates in respect thereof. Each material License now existing is, and any material License entered into in the future will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. No default under any material License by any such party has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party.

(g) Debtor owns and controls, or otherwise possesses adequate rights to use, all of its Intellectual Property, which is the only Intellectual Property necessary to conduct its business in substantially the same manner as conducted as of the date hereof. Schedule II hereto sets forth a true and complete list of all Intellectual Property and Licenses owned or used by Debtor as of the date hereof, and applications for grant or registration of Intellectual Property. To the knowledge of Debtor, all such Intellectual Property of Debtor is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part. Except as set forth in Schedule II, no such Intellectual Property is the subject of any licensing or franchising agreement. Except as set forth in Schedule II, Debtor has no knowledge of any infringement upon or conflict with the Patent, Trademark, Copyright, trade secret rights of others and, Debtor is not now infringing or in conflict with any Patent, Trademark, Copyright, trade secret or similar rights of others, and to the knowledge of Debtor, no other Person is now infringing or in conflict in any material respect with any such properties, assets and rights owned or used by Debtor. Debtor has not received any notice that it is violating or has violated the Trademarks, Patents, Copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party.

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(h) Debtor is and will be at all times the sole and exclusive owner of the Collateral pledged by Debtor hereunder free and clear of any Liens, except for (i) Permitted Liens thereon and (ii) certain Intellectual Property rights of Debtor which is jointly owned by Debtor with certain third parties as described in Schedule II hereto. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except such as (i) may have been filed in favor of Lender relating to this Agreement, and (ii) are securing only those liens set forth on Schedule VII hereto (the “Permitted Liens”).

(i) The exercise by Lender of any of its rights and remedies hereunder will not contravene any law or any contractual restriction binding on or otherwise affecting Debtor or any of its properties and will not result in or require the creation of any Lien, upon or with respect to any of its properties.

(j) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, is required for (i) the grant by Debtor, or the perfection, of the security interest purported to be created hereby in the Collateral, or (ii) the exercise by Lender of any of its rights and remedies hereunder, except for (A) the filing under the Code as in effect in the applicable jurisdiction of the financing statements described in Schedule V hereto, all of which financing statements will be duly filed on before the date of this Agreement and upon filing will be in full force and effect, (B) with respect to all Pledged Accounts, and all cash and other property from time to time deposited therein, the execution of a Controlled Account Agreement with the depository or other institution with which the applicable Pledged Accounts are maintained, as provided in Section 5(i), (C) with respect to Commodity Contracts, the execution of a control agreement with the commodity intermediary with which such Commodity Contract is carried, as provided in Section 5(i), (D) with respect to the perfection of the security interest created hereby in the United States Intellectual Property and Licenses, the recording of the appropriate Intellectual Property Security Agreement in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (E) with respect to the perfection of the security interest created hereby in foreign Intellectual Property and Licenses, registrations and filings in jurisdictions located outside of the United States and covering rights in such jurisdictions relating to such foreign Intellectual Property and Licenses, (F) with respect to the perfection of the security interest created hereby in any Letter-of-Credit Rights, the consent of the issuer of the applicable letter of credit to the assignment of proceeds as provided in the Code as in effect in the applicable jurisdiction, (G) with respect to Investment Property constituting uncertificated securities, Debtor causing the issuer thereof either (i) to register Lender as the registered owner of such securities or (ii) to agree in an authenticated record with Debtor and Lender that such issuer will comply with instructions with respect to such securities originated by Lender without further consent of Debtor, such authenticated record to be in form and substance satisfactory to Lender, (H) with respect to Investment Property constituting certificated securities or instruments, such items to be delivered to and held by or on behalf of Lender pursuant hereto in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender, (I) with respect to any action that may be necessary to obtain control of Collateral constituting Commodity Contracts, Electronic Chattel Paper or Letter of Credit Rights, the taking of such actions, and (J) Lender having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral (subclauses (A) through (J), each a “Perfection Requirement” and collectively, the “Perfection Requirements”).

(k) This Agreement shall create in favor of Lender a legal, valid and enforceable security interest in the Collateral, as security for the Obligations. The performance of the Perfection Requirements results in the perfection of such security interest in the Collateral. Such security interest is (or in the case of Collateral in which Debtor obtains rights after the date hereof, will be), subject only to Permitted Liens and the Perfection Requirements, a first priority, valid, enforceable and perfected security interest in all personal property of Debtor (other than Excluded Collateral). Such recordings and filings and all other action necessary to perfect and protect such security interest have been duly taken (and, in the case of Collateral in which Debtor obtains rights after the date hereof, will be duly taken), except for Lender’s having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral after the date hereof and the other actions, filings and recordations described above, including the Perfection Requirements.

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(l) As of the date hereof, Debtor does not hold any Commercial Tort Claims or has knowledge of any pending Commercial Tort Claims, except for the Commercial Tort Claims described in Schedule VI.

(m) All of the Pledged Equity is presently owned by Debtor as set forth in Schedule IV, and is presently represented by the certificates listed on Schedule IV hereto (if applicable). As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Equity other than as contemplated and permitted by the Transaction Documents. Except as otherwise set forth on Schedule IV, Debtor is the sole holder of record and the sole beneficial owner of the Pledged Equity, as applicable. None of the Pledged Equity has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject. The Pledged Equity constitutes 100% or such other percentage as set forth on Schedule IV of the issued and outstanding shares of Capital Stock of the applicable Pledged Entity.

(n) Debtor (i) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver this Agreement and each other Transaction Document, and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(o) The execution, delivery and performance by Debtor of this Agreement and each other Transaction Document (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, or any applicable law or any contractual restriction binding on Debtor or its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Transaction Document) upon or with respect to any of its assets or properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to it or its operations or any of its assets or properties.

(p) This Agreement and each other Transaction Document, when delivered, will be, a legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, suretyship or other similar laws and equitable principles (regardless of whether enforcement is sought in equity or at law).

(q) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

SECTION 5. Covenants. So long as any of the Obligations shall remain outstanding, unless Lender shall otherwise consent in writing:

(a) Further Assurances. Debtor will, at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that Lender may reasonably request in order to: (i) perfect and protect the security interest of Lender created hereby; (ii) enable Lender to exercise and enforce its rights and remedies hereunder in respect of the Collateral, including, without limitation, the Controlled Accounts; or (iii) otherwise effect the purposes of this Agreement, including, without limitation: (A) marking conspicuously all Chattel Paper and each License and, at the request of Lender, each of its Records pertaining to the Collateral with a legend, in form and substance satisfactory to Lender, indicating that such Chattel Paper, License or Collateral is subject to the security interest created hereby, (B) delivering and pledging to Lender, Chattel Paper or other Instrument, now or hereafter owned by Debtor, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to Lender, (C) executing and filing (to the extent, if any, that Debtor’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, as may be necessary or that Lender may reasonably request in order to perfect and preserve the security interest created hereby, (D) furnishing to Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral in each case as Lender may reasonably request, all in reasonable detail, (E) if any Collateral shall be in the possession of a third party, notifying such Person of Lender’s security interest created hereby and obtaining a written acknowledgment from such Person, in form and substance reasonably satisfactory to Lender, that such Person holds possession of the Collateral for the benefit of Lender, (F) if at any time after the date hereof, Debtor acquires or holds any Commercial Tort Claim, promptly notifying Lender in a writing signed by Debtor setting forth a brief description of such Commercial Tort Claim and granting to Lender a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance satisfactory to Lender, (G) upon the acquisition after the date hereof by Debtor of any motor vehicle or other Equipment subject to a certificate of title or ownership (other than a motor vehicle or Equipment that is subject to a purchase money security interest), causing Lender to be listed as the lienholder on such certificate of title or ownership and delivering evidence of the same to Lender in accordance with Section 5(j) hereof; and (H) taking all actions required by the Code or by other law, as applicable, in any relevant Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

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(b) Location of Collateral. Debtor will keep the Collateral (i) at the locations specified therefor on Schedule III hereto, or (ii) at such other locations set forth on Schedule III and with respect to which Lender has filed financing statements and otherwise fully perfected its Liens thereon in a manner satisfactory to Lender, or (iii) at such other locations in the United States, provided that 30 days prior to any change in the location of any Collateral to such other location, or upon the acquisition of any Collateral to be kept at such other locations, Debtor shall give Lender written notice thereof and deliver to Lender a new Schedule III indicating such new locations and such other written statements and schedules as Lender may require.

(c) Condition of Equipment. Debtor will maintain or cause to be maintained and preserved in good condition, repair and working order, ordinary wear and tear excepted, the Equipment (necessary or useful to its business) and will forthwith, or in the case of any loss or damage to any Equipment of Debtor within a commercially reasonable time after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable, consistent with past practice, or which Lender may request to such end. Debtor will promptly furnish to Lender a statement describing in reasonable detail any such loss or damage in excess of $25,000 per occurrence to any Equipment.

(d) Taxes, Etc. Debtor agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof.

(e) Insurance.

(i) Debtor will, at its own expense, maintain insurance (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks, in such form and with responsible and reputable insurance companies or associations as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event, in amount, adequacy and scope reasonably satisfactory to Lender.

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(ii) To the extent requested by Lender at any time and from time to time, each such policy for liability insurance shall provide for all losses to be paid on behalf of Lender and Debtor as their respective interests may appear, and each policy for property damage insurance shall provide for all losses to be adjusted with, and paid directly to, Lender. In addition to and without limiting the foregoing, to the extent requested by Lender at any time and from time to time, each such policy shall in addition (A) name Lender as an additional insured party and/or lender loss payee, as applicable, thereunder (without any representation or warranty by or obligation upon Lender) as its interests may appear, (B) contain an agreement by the insurer that any loss thereunder shall be payable to Lender on its own account notwithstanding any action, inaction or breach of representation or warranty by Debtor, (C) provide that there shall be no recourse against Lender for payment of premiums or other amounts with respect thereto, and (D) provide that at least 30 days’ prior written notice of cancellation, lapse, expiration or other adverse change shall be given to Lender by the insurer. Debtor will, if so requested by Lender, deliver to Lender original or duplicate policies of such insurance (including certificates demonstrating compliance with this Section 5(e)) and, as often as Lender may reasonably request, a report of a reputable insurance broker with respect to such insurance. Debtor will also, at the request of Lender, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

(iii) Reimbursement under any liability insurance maintained by Debtor pursuant to this Section 5(e) may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to Equipment or Inventory, to the extent paragraph (iv) of this Section 5(e) is not applicable, any proceeds of insurance involving such damage shall be paid to Lender, and Debtor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by Debtor pursuant to this Section 5(e) (except as otherwise provided in paragraph (iv) in this Section 5(e)) shall be paid by Lender to Debtor as reimbursement for the reasonable costs of such repairs or replacements.

(iv) Notwithstanding anything to the contrary in subsection 5(e)(iii) above, following and during the continuance of an Event of Default, all insurance payments in respect of Debtor’s properties and business shall be paid to Lender and applied as specified in Section 7.b) hereof.

(f) Provisions Concerning the Accounts and the Licenses.

(i) Debtor will (A) give Lender at least 30 days’ prior written notice of any change in Debtor’s name, identity or organizational structure, (B) maintain its jurisdiction of incorporation, organization or formation as set forth in Schedule I hereto, (C) immediately notify Lender upon obtaining an organizational identification number, if on the date hereof Debtor did not have such identification number, and (D) keep adequate records concerning the Collateral and permit representatives of Lender during normal business hours on reasonable notice to Debtor, to inspect and make abstracts from such records.

(ii) Debtor will (except as otherwise provided in this subsection (f)), continue to collect, at its own expense, all amounts due or to become due under the Accounts. In connection with such collections, Debtor may (and, at Lender’s direction, will) take such action as Debtor or Lender may deem necessary or advisable to enforce collection or performance of the Accounts; provided, however, that Lender shall have the right at any time following the occurrence and during the continuance of an Event of Default to notify the Account Debtors or obligors under any Accounts of the assignment of such Accounts to Lender and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to Debtor thereunder directly to Lender or its designated agent and, upon such notification and at the expense of Debtor and to the extent permitted by applicable law, to enforce collection of any such Accounts and to reasonably adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Debtor might have done. After receipt by Debtor of a notice from Lender that Lender has notified, intends to notify, or has enforced or intends to enforce Debtor’s rights against the Account Debtors or obligors under any Accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by Debtor in respect of the Accounts shall be received in trust for the benefit of Lender, shall be segregated from other funds of Debtor and shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement) to be applied as specified in Section 7.b) hereof, and (B) Debtor will not adjust, settle or compromise the amount or payment of any Account or release wholly or partly any Account Debtor or obligor thereof or allow any credit or discount thereon. In addition, upon the occurrence and during the continuance of an Event of Default, Lender may (in its sole and absolute discretion) direct any or all of the banks and financial institutions with which Debtor either maintains a Deposit Account or a lockbox (including, without limitation, any Controlled Account) or deposits the proceeds of any Accounts to send immediately to Lender by wire transfer (to such deposit account as Lender shall specify, or in such other manner as Lender shall direct) all or a portion of such securities, cash, investments and other items held by such institution. Any such securities, cash, investments and other items so received by Lender shall be applied as specified in accordance with Section 7.b) hereof.

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(iii) Upon the occurrence and during the continuance of any breach or default under any material License referred to in Schedule II hereto by any party thereto other than Debtor, Debtor will, promptly after obtaining knowledge thereof, give Lender written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto and thereafter will take reasonable steps to protect and preserve its rights and remedies in respect of such breach or default, or will obtain or acquire an appropriate substitute License.

(iv) Debtor will, at its expense, promptly deliver to Lender a copy of each notice or other communication received by it by which any other party to any material License referred to in Schedule II hereto purports to exercise any of its rights or affect any of its obligations thereunder, together with a copy of any reply by Debtor thereto.

(v) Debtor will exercise promptly and diligently each and every right which it may have under each material License (other than any right of termination) and will duly perform and observe in all respects all of its obligations under each material License and will take all action reasonably necessary to maintain such Licenses in full force and effect. Debtor will not, without the prior written consent of Lender, cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, any material License referred to in Schedule II hereto.

(g) Transfers and Other Liens.

(i) Debtor shall not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any Collateral whether in a single transaction or a series of related transactions, other than (A) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by Debtor for value in the ordinary course of business consistent with past practices and (B) sales of Inventory and product in the ordinary course of business.

(ii) Debtor shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its Capital Stock.

(iii) Debtor shall not, directly or indirectly, without the prior written consent of Lender, (A) issue any promissory note (other than the Note in favor of Lender) or (B) issue any other securities that would cause a breach or default under the Note.

(iv) Debtor shall not enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

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(v) Debtor will not create, suffer to exist or grant any Lien upon or with respect to any Collateral other than a Permitted Lien.

(h) Intellectual Property.

(i) If applicable, Debtor shall duly execute and deliver the applicable Intellectual Property Security Agreement. Debtor (either itself or through licensees) will, and will cause each licensee thereof to, take all action necessary to maintain all of the Intellectual Property in full force and effect, including, without limitation, using the proper statutory notices, numbers and markings (relating to patent, trademark and copyright rights) and using the Trademarks on each applicable trademark class of goods in order to so maintain the Trademarks in full force and free from any claim of abandonment for non-use, and Debtor will not (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Intellectual Property may become abandoned, cancelled or invalidated; provided, however, that so long as no Event of Default has occurred and is continuing, Debtor shall not have an obligation to use or to maintain any Intellectual Property (A) that relates solely to any product or work, that is no longer necessary or material and has been, or is in the process of being, discontinued, abandoned or terminated in the ordinary course of business and consistent with the exercise of reasonable business judgment, (B) that is being replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the Lien created by this Agreement and does not have a material adverse effect on the business of Debtor or (C) that is substantially the same as another Intellectual Property that is in full force, so long the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such other Intellectual Property is subject to the Lien and security interest created by this Agreement and does not have a material adverse effect on the business of Debtor. Debtor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of the Intellectual Property and application for registration of Intellectual Property (other than the Intellectual Property described in the proviso to the immediately preceding sentence), including, without limitation, filing of initial registrations, renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees. If any Intellectual Property (other than Intellectual Property described in the proviso to the second sentence of subsection (i) of this clause (h)) is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, Debtor shall (x) upon learning of such infringement, misappropriation, dilution or other violation, promptly notify Lender and (y) promptly take all commercially reasonable steps to protect its rights, including possibly commencing an action to sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as Debtor shall deem appropriate under the circumstances to protect such Intellectual Property. Debtor shall furnish to Lender from time to time upon its request statements and schedules further identifying and describing the Intellectual Property and Licenses and such other reports in connection with the Intellectual Property and Licenses as Lender may reasonably request, all in reasonable detail and promptly upon request of Lender, following receipt by Lender of any such statements, schedules or reports, Debtor shall modify this Agreement by amending Schedule II hereto, as the case may be, to include any Intellectual Property and License, as the case may be, which is or hereafter becomes part of the Collateral under this Agreement and shall execute and authenticate such documents and do such acts as shall be necessary or, in the reasonable judgment of Lender, desirable to subject such Intellectual Property and Licenses to the Lien and security interest created by this Agreement. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, Debtor may not abandon, surrender or otherwise permit any Intellectual Property to become abandoned, cancelled or invalid without the prior written consent of Lender, and if any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, Debtor will take such reasonable action as Lender shall deem appropriate under the circumstances to protect such Intellectual Property.

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(ii) In no event shall Debtor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent, Trademark or Copyright or the United States Copyright Office or the United States Patent and Trademark Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof unless it gives Lender prior written notice thereof. Upon request of Lender, Debtor shall execute, authenticate and deliver any and all assignments, agreements, instruments, documents and papers as Lender may reasonably request to evidence Lender’s security interest hereunder in such Intellectual Property and the General Intangibles of Debtor relating thereto or represented thereby, and Debtor hereby appoints Lender its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until all Obligations are Paid in Full.

(i) Pledged Accounts .

(A) Upon the request of Lender, Debtor shall cause each bank and other financial institution which maintains a Controlled Account (each a “Controlled Account Bank”) to execute and deliver to Lender, in form and substance satisfactory to Lender, a Controlled Account Agreement with respect to such Controlled Account, duly executed by Debtor and such Controlled Account Bank, pursuant to which such Controlled Account Bank among other things shall irrevocably agree, with respect to such Controlled Account, that (i) at any time after Debtor or Lender shall have notified such Controlled Account Bank that an Event of Default has occurred or is continuing, such Controlled Account Bank will comply with any and all instructions originated by Lender directing the disposition of the funds in such Controlled Account without further consent by Debtor, (ii) such Controlled Account Bank shall waive, subordinate or agree not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, (iii) at any time after Debtor or Lender shall have notified such Controlled Account Bank that an Event of Default has occurred or is continuing, with respect to each such Controlled Account, such Controlled Account Bank shall not comply with any instructions, directions or orders of any form with respect to such Controlled Accounts other than instructions, directions or orders originated by Lender, (iv) all funds deposited by Debtor with such Controlled Account Bank shall be subject to a perfected, first priority security interest in favor of Lender, and (v) upon receipt of written notice from Lender during the continuance of an Event of Default, such Controlled Account Bank shall immediately send to Lender by wire transfer (to such account as Lender shall specify, or in such other manner as Lender shall direct) all such funds and other items held by it. Debtor shall not create or maintain any Pledged Account without the prior written consent of Lender and complying with the terms of this Agreement.

(B) If at any time after the Date of this Agreement and after Lender has requested Debtor to enter into one or more Controlled Account Agreements as contemplated by Subsection 5(i)(A) above, the average daily balance of any Account that is not subject to a Controlled Account Agreement exceeds $5,000 during any calendar month (including the calendar month in which the Date of this Agreement occurs), Debtor shall, either (x) within two (2) Business Days following such date, transfer to a Controlled Account an amount sufficient to reduce the total aggregate amount of the cash in such Account to an amount not in excess of $5,000 or (y) within 21 calendar days following the last day of such calendar month, deliver to Lender a Controlled Account Agreement with respect to such Account, duly executed by Debtor and the depositary bank in which such Account is maintained.

(C) Notwithstanding anything to the contrary contained in Section 5(i)(B) above, and without limiting any of the foregoing, if at any time on or after the date that is twenty-one (21) calendar days following the Date of this Agreement, subject to Lender having requested Debtor to enter into one or more Controlled Account Agreements as contemplated by Subsection 5(i)(A) above, the total aggregate amount of the cash of Debtor and any of its Subsidiaries, in the aggregate, that is not held in a Controlled Account exceeds $25,000 (the “Maximum Free Cash Amount”), Debtor shall within two (2) Business Days following such date, either (x) transfer to a Controlled Account an amount sufficient to reduce the total aggregate amount of the cash that is not held in a Controlled Account to an amount not in excess of the Maximum Free Cash Amount or (y) deliver to Lender a Controlled Account Agreement with respect to such Account (or Accounts), duly executed by Debtor and the depositary bank in which such Account (or Accounts) is maintained, as necessary to reduce the total aggregate amount of the cash that is not held in a Controlled Account to an amount not in excess of the Maximum Free Cash Amount.

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(j) Motor Vehicles.

(i) Upon Lender’s written request, Debtor shall deliver to Lender originals of the certificates of title or ownership for each motor vehicle with a value in excess of $10,000 owned by it, with Lender listed as lienholder.

(ii) Debtor hereby appoints Lender as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Agreement, for the purpose of (A) executing on behalf of Debtor title or ownership applications for filing with appropriate Governmental Authorities to enable motor vehicles now owned or hereafter acquired by Debtor to be retitled and Lender listed as lienholder thereof, (B) filing such applications with such Governmental Authorities, and (C) executing such other agreements, documents and instruments on behalf of, and taking such other action in the name of, Debtor as Lender may deem necessary or advisable to accomplish the purposes hereof (including, without limitation, for the purpose of creating in favor of Lender a perfected Lien on the motor vehicles and exercising the rights and remedies of Lender hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until all of the Obligations are Paid in Full.

(iii) Any certificates of title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each motor vehicle covered thereby.

(iv) So long as no Event of Default shall have occurred and be continuing, upon the request of Debtor, Lender shall execute and deliver to Debtor such instruments as Debtor shall reasonably request to remove the notation of Lender as lienholder on any certificate of title for any motor vehicle; provided, however, that any such instruments shall be delivered, and the release effective, only upon receipt by Lender of a certificate from Debtor stating that such motor vehicle is to be sold or has suffered a casualty loss (with title thereto in such case passing to the casualty insurance company therefor in settlement of the claim for such loss) and the amount that Debtor will receive as sale proceeds or insurance proceeds. Any proceeds of such sale or casualty loss shall be paid to Lender hereunder immediately upon receipt, to be applied to the Obligations then outstanding.

(k) Control. Debtor hereby agrees to take any or all action that may be necessary or that Lender may reasonably request in order for Lender to obtain “control” in accordance with Sections 9-105 through 9-107 of the Code with respect to the following Collateral: (i) Electronic Chattel Paper, (ii) Investment Property, and (iii) Letter-of-Credit Rights.

(l) Inspection and Reporting. Debtor shall permit Lender, or any agent or representatives thereof or such professionals or other Persons as Lender may designate (i) to examine and make copies of and abstracts from Debtor’s records and books of account, (ii) to visit and inspect its properties, (iii) to verify materials, leases, Instruments, Accounts, Inventory and other assets of Debtor from time to time, and (iv) to conduct audits, physical counts, appraisals and/or valuations, examinations at the locations of Debtor. Debtor shall also permit Lender, or any agent or representatives thereof or such attorneys, accountants or other professionals or other Persons as Lender may designate to discuss Debtor’s affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. Without limiting the foregoing, Lender may, at any time, in Lender’s own name, in the name of a nominee of Lender, or in the name of Debtor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of Debtor, parties to contracts with Debtor and/or obligors in respect of Instruments of Debtor to verify with such Persons, to Lender’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other receivables.

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(m) Future Subsidiaries. If Debtor hereafter creates or acquires any Subsidiary, simultaneously with the creation or acquisition of such Subsidiary, Debtor shall (i) if such Subsidiary is a Domestic Subsidiary, cause such Subsidiary to become a party to this Agreement as an additional “Debtor” hereunder, (ii) deliver to Lender updated Schedules to this Agreement, as appropriate (including, without limitation, an updated Schedule IV to reflect the grant by Debtor of a Lien on all Pledged Equity now or hereafter owned by Debtor), (iii) if such Subsidiary is a Domestic Subsidiary, cause such Subsidiary to duly execute and deliver a guaranty of the Obligations in favor of Lender in form and substance acceptable to Lender, (iv) deliver to Lender the stock certificates representing all of the Capital Stock of such Subsidiary, along with undated stock powers for each such certificates, executed in blank (or, if any such shares of Capital Stock are uncertificated, confirmation and evidence reasonably satisfactory to Lender that the security interest in such uncertificated securities has been transferred to and perfected by Lender, in accordance with Sections 8-313, 8-321 and 9-115 of the Code or any other similar or local or foreign law that may be applicable), and (v) duly execute and/or cause to be delivered to Lender, in form and substance acceptable to Lender, such opinions of counsel and other documents as Lender shall request with respect thereto; provided, however, that Debtor shall not be required to pledge any Excluded Collateral. Debtor hereby authorizes Lender to attach such updated Schedules to this Agreement and agrees that all Pledged Equity listed on any updated Schedule delivered to Lender shall for all purposes hereunder be considered Collateral. Debtor agrees that the pledge of the shares of Capital Stock acquired by Debtor of a Foreign Subsidiary may be supplemented by one or more separate pledge agreements, deeds of pledge, share charges, or other similar agreements or instruments, executed and delivered by Debtor in favor of Lender, which pledge agreements will provide for the pledge of such shares of Capital Stock in accordance with the laws of the applicable foreign jurisdiction. With respect to such shares of Capital Stock, Lender may, at any time and from time to time, in its sole discretion, take actions in such foreign jurisdictions that will result in the perfection of the Lien created in such shares of Capital Stock.

(n) Use of Proceeds. The proceeds of the Loans shall only be used by Debtor as provided in Section 7.21 of the Merger Agreement (as defined in the Note).

SECTION 6. Additional Provisions Concerning the Collateral. Debtor agrees as follows:

(a) To the maximum extent permitted by applicable law, and for the purpose of taking any action that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, Debtor hereby (i) authorizes Lender after the occurrence of an Event of Default to execute any such agreements, instruments or other documents in Debtor’s name and to file such agreements, instruments or other documents in Debtor’s name and in any appropriate filing office, (ii) authorizes Lender at any time and from time to time to file, one or more financing or continuation statements, and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that (A) describe the Collateral as “all assets” or “all personal property” (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as Lender may determine regardless of whether any particular asset of Debtor falls within the scope of Article 9 of the Code or whether any particular asset of Debtor constitutes part of the Collateral, and (B) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including, without limitation, whether Debtor is an organization, the type of organization and any organizational identification number issued to Debtor) and (iii) ratifies such authorization to the extent that Lender has filed any such financing or continuation statements, or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

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(b) Debtor hereby irrevocably appoints Lender as its attorney-in-fact and proxy, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time in Lender’s discretion, after the occurrence of an Event of Default to take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, (i) to obtain and adjust insurance required to be paid to Lender pursuant to Section 5(e) hereof, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) or (ii) above, (iv) to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of Lender with respect to any Collateral, (v) to execute assignments, licenses and other documents to enforce the rights of Lender with respect to any Collateral, and (vi) to verify any and all information with respect to any and all Accounts. This power is coupled with an interest and is irrevocable until all of the Obligations are Paid in Full.

(c) For the purpose of enabling Lender to exercise rights and remedies hereunder, at such time as Lender shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Debtor hereby grants to Lender upon the occurrence of an Event of Default, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Debtor) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by Debtor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 5(g) and Section 5(h) hereof, so long as no Event of Default shall have occurred and be continuing, Debtor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, Lender shall from time to time, upon the request of Debtor, execute and deliver any instruments, certificates or other documents, in the form so requested, which Debtor shall have certified are appropriate (in Debtor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property). Further, upon the Payment in Full of all of the Obligations, Lender (subject to Section 10(e) hereof) shall release and reassign to Debtor all of Lender’s right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever. The exercise of rights and remedies hereunder by Lender shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by Debtor in accordance with the second sentence of this clause (c). Debtor hereby releases Lender from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by Lender under the powers of attorney granted herein other than actions taken or omitted to be taken through Lender’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d) If Debtor fails to perform any agreement or obligation contained herein, Lender may itself perform, or cause performance of, such agreement or obligation, in the name of Debtor or Lender, and the expenses of Lender incurred in connection therewith shall be payable by Debtor pursuant to Section 8 hereof and shall be secured by the Collateral.

(e) The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

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(f) Anything herein to the contrary notwithstanding (i) Debtor shall remain liable under the Licenses and otherwise with respect to any of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Lender of any of its rights hereunder shall not release Debtor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) Lender shall not have any obligation or liability by reason of this Agreement under the Licenses or with respect to any of the other Collateral, nor shall Lender be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g) As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to the applicable Debtor:

(i) Debtor shall have the right, from time to time, to vote and give consents with respect to the Pledged Equity, or any part thereof for all purposes not inconsistent with the provisions of this Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Lender in respect of the Pledged Equity or which would authorize, effect or consent to:

(A) the dissolution or liquidation, in whole or in part, of a Pledged Entity;

(B) the consolidation or merger of a Pledged Entity with any other Person;

(C) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of Lender;

(D) any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its Capital Stock; or

(E) the alteration of the voting rights with respect to the Capital Stock of a Pledged Entity.

(h)   (i)   As long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled, from time to time, to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Equity other than any and all: (A) dividends and interest paid or payable other than in cash in respect of any Pledged Equity, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Equity; (B) dividends and other distributions paid or payable in cash in respect of any Pledged Equity in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of a Pledged Entity; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, any Pledged Equity; provided, however, that until actually paid all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(ii) all dividends and interest (other than such cash dividends and interest as are permitted to be paid to Debtor in accordance with clause (i) above) and all other distributions in respect of any of the Pledged Equity, whenever paid or made, shall be delivered to Lender to hold as Pledged Equity and shall, if received by Debtor, be received in trust for the benefit of Lender, be segregated from the other property or funds of Debtor, and be forthwith delivered to Lender as Pledged Equity in the same form as so received (with any necessary endorsement).

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SECTION 7. Remedies Upon Event of Default; Application of Proceeds. If any Event of Default shall have occurred and be continuing:

(a) Lender may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein, or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into Lender’s name or into the name of its nominee or nominees (to the extent Lender has not theretofore done so) and thereafter receive all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require Debtor to, and Debtor hereby agrees that it will at its expense and upon request of Lender forthwith, assemble all or part of its respective Collateral as directed by Lender and make it available to Lender at a place or places to be designated by Lender that is reasonably convenient to both parties, and Lender may enter into and occupy any premises owned or leased by Debtor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate Lender’s rights and remedies hereunder or under law, without obligation to Debtor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale (including, without limitation, by credit bid), at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as Lender may deem commercially reasonable. Debtor agrees that, to the extent notice of sale or any other disposition of its respective Collateral shall be required by law, at least ten (10) days’ notice to Debtor of the time and place of any public sale or the time after which any private sale or other disposition of its respective Collateral is to be made shall constitute reasonable notification. Lender shall not be obligated to make any sale or other disposition of any Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Debtor hereby waives any claims against Lender arising by reason of the fact that the price at which its respective Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if Lender accepts the first offer received and does not offer such Collateral to more than one offeree, and waives all rights that Debtor may have to require that all or any part of such Collateral be marshaled upon any sale (public or private) thereof. Debtor hereby acknowledges that (i) any such sale of its respective Collateral by Lender shall be made without warranty, (ii) Lender may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, and (iii) such actions set forth in clauses (i) and (ii) above shall not adversely affect the commercial reasonableness of any such sale of Collateral. In addition to the foregoing, (1) upon written notice to Debtor from Lender after and during the continuance of an Event of Default, Debtor shall cease any use of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (2) Lender may, at any time and from time to time after and during the continuance of an Event of Default, upon 10 days’ prior notice to Debtor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as Lender shall in its sole discretion determine; and (3) Lender may, at any time, pursuant to the authority granted in Section 6 hereof or otherwise (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of Debtor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b) Any cash held by Lender as Collateral and all Cash Proceeds received by Lender in respect of any sale or disposition of or collection from, or other realization upon, all or any part of the Collateral shall be applied as follows: first, to pay any fees, indemnities or expense reimbursements then due to Lender (including those described in Section 8 hereof); second, to pay any fees, indemnities or expense reimbursements then due, on a pro rata basis; third to pay interest due under the Note, on a pro rata basis; fourth, to pay or prepay principal in respect of the Note, whether or not then due, owing, on a pro rata basis; fifth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Lender shall elect. Any surplus of such cash or Cash Proceeds held by Lender and remaining after the Payment in Full of all of the Obligations shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

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(c) In the event that the proceeds of any such sale, disposition, collection or realization are insufficient to pay all amounts to which Lender is legally entitled, Debtor shall be liable for the deficiency, together with interest thereon at the rate specified in the Note for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other charges of any attorneys employed by Lender to collect such deficiency.

(d) To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is commercially reasonable for Lender (i) to fail to incur expenses deemed significant by Lender to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Lender, to obtain the services of brokers, investment bankers, consultants, attorneys and other professionals to assist Lender in the collection or disposition of any of the Collateral. Debtor acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would be commercially reasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Debtor or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

(e) Lender shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of Lender’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that Debtor lawfully may, Debtor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Debtor hereby irrevocably waives the benefits of all such laws.

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SECTION 8. Indemnity and Expenses.

(a) Debtor agrees to defend, protect, indemnify and hold Lender harmless from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable legal fees, costs, expenses, and disbursements of such Person’s counsel) to the extent that they arise out of or otherwise result from this Agreement or the Note (including, without limitation, enforcement of this Agreement and the Note), except to the extent resulting from such Person’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal.

(b) Debtor agrees to pay to Lender upon demand the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for Lender and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of Lender), which Lender may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of Lender hereunder, or (iv) the failure by Debtor to perform or observe any of the provisions hereof.

SECTION 9. Notices, Etc. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of actual delivery if delivered personally (with written confirmation of receipt), (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (d) on the date of transmission by email (or the first Business Day following such transmission if the date of such transmission is not a Business Day), in each case to the intended recipient as set forth below (or to such other address as such party shall have specified in a written notice duly delivered to the other parties hereto):

If to Debtor:	XTI Aircraft Company 7625 S. Peoria St., Suite D11 Englewood, CO 80112 Attention: Scott Pomeroy Email: spomeroy@xtiaircraft.com
With a copy to (which shall not constitute notice):

MBMC International PLLC

5854 E. Via Los Caballos

Paradise Valley, AZ 85253

Attention: Mara Babin

Email: mara.babin@mbmc-intl.com

Arnold & Porter Kaye Scholer LLP

1144 Fifteenth Street, Suite 3100

Denver, CO 80202

Attention: Ronald R. Levine, II

Email: Ron.Levine@arnoldporter.com

If to Lender:	Inpixon 2479 E. Bayshore Road, Suite 195 Palo Alto, California 94303 Attention: Nadir Ali, Chief Executive Officer Email: nadir.ali@inpixon.com

with a copy to (which shall not constitute notice):	Norton Rose Fulbright US LLP 1045 West Fulton Market, Suite 1200 Chicago, IL 60607 Attention: Kevin Friedmann Email: kevin.friedmann@nortonrosefulbright.com

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SECTION 10. Miscellaneous.

(a) No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Debtor and Lender, and no waiver of any provision of this Agreement, and no consent to any departure by Debtor therefrom, shall be effective unless it is in writing and signed by Debtor and Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of Lender to exercise, and no delay in exercising, any right reasonably hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right reasonably preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of Lender provided herein and in the Note are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.

(c) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the earlier of Payment in Full of the Obligations or forgiveness of the Note pursuant to Section 1 thereof, and (ii) be binding on Debtor and all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the Code and shall inure, together with all rights and remedies of Lender hereunder, to the benefit of Lender and its permitted successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, without notice to Debtor, Lender may assign or otherwise transfer its rights and obligations under this Agreement and the Note to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to Lender herein or otherwise. Upon any such assignment or transfer, all references in this Agreement to Lender shall mean the assignee of Lender. None of the rights or obligations of Debtor hereunder may be assigned or otherwise transferred without the prior written consent of Lender, and any such assignment or transfer without such consent of Lender shall be null and void ab initio.

(e) Upon the earlier of Payment in Full of the Obligations or forgiveness of the Note pursuant to Section 1 thereof, (i) this Agreement and the security interests created hereby shall terminate and all rights to the Collateral shall revert to Debtor that granted such security interests hereunder, and (ii) Lender will, upon Debtor’s request and at Debtor’s expense, (A) return to Debtor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever.

(f) Governing Law; Jurisdiction; Jury Trial.

(i) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

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(ii) Debtor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or under any other Transaction Document or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim, defense or objection that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under Section 9 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude Lender from bringing suit or taking other legal action against Debtor in any other jurisdiction to collect on Debtor’s obligations or to enforce a judgment or other court ruling in favor of Lender.

(iii) WAIVER OF JURY TRIAL, ETC. DEBTOR AND LENDER IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(iv) Debtor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, indirect, incidental, punitive or consequential damages.

(g) Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(h) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one and the same Agreement. Delivery of any executed counterpart of a signature page of this Agreement by pdf, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(i) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender or any other Person (upon (i) the occurrence of any Insolvency Proceeding of Debtor or (ii) otherwise, in all cases as though such payment had not been made).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Debtor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

DEBTOR:

XTI Aircraft company, as Debtor

By:
	Name:	Michael Hinderberger
	Title:	Chief Executive Officer

ACCEPTED BY:

Inpixon, as Lender

By:
	Name:	Nadir Ali
	Title:	Chief Executive Officer

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EXHIBIT A

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, modified, supplemented, renewed, restated or replaced from time to time, this “IP Security Agreement”), dated [ ], is made by XTI Aircraft Company, a Delaware corporation (“Debtor”), in favor of Inpixon, a Nevada corporation ( “Lender”). All capitalized terms not otherwise defined herein shall have the meanings respectively ascribed thereto in the Security Agreement (as defined below).

WHEREAS, Debtor has executed that certain secured promissory note, dated as of [ ], [ ], 2023 (the “Issue Date”), in the original principal amount of $[ ] (the “Note”) in favor of Lender, representing funds remitted by Lender to Debtor as loans and interest thereon from and after March 10, 2023 through and including the Issue Date (collectively, the “Existing Loans”), and Debtor and Lender anticipate that Lender may make additional loans to Debtor pursuant to the Note (the “Future Loans”) (the Existing Loans and the Future Loans are referred to in this Agreement as the “Loans”).

WHEREAS, Debtor has executed and delivered that certain Security and Pledge Agreement, dated as of the Issue Date, made by Debtor to Lender (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Security Agreement”); and

WHEREAS, under the terms of the Security Agreement, Debtor has granted to Lender a security interest in and lien upon, among other property, certain intellectual property of Debtor and has agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

WHEREAS, Debtor has determined that the execution, delivery and performance of this IP Security Agreement directly benefits, and is in the best interest of, Debtor.

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce Lender to make the Future Loans to Debtor, Debtor agrees with Lender as follows:

SECTION 1. Grant of Security. Debtor hereby grants to Lender a security interest in and lien upon all of Debtor’s right, title and interest in and to the following (the “Collateral”):

(i) the Patents and Patent applications set forth in Schedule A hereto;

(ii) the Trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby;

(iii) all Copyrights, whether registered or unregistered, now owned or hereafter acquired by Debtor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto;

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Debtor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

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SECTION 2. Security for Obligations. The grant of a security interest in and lien upon, the Collateral by Debtor under this IP Security Agreement secures the payment of all Obligations of Debtor now or hereafter existing under or in respect of the Note and the Security Agreement, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. Debtor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Debtor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, Lender with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Notices. All notices shall be given in accordance with the notice provisions of the Security Agreement.

SECTION 7. Governing Law; Jurisdiction; Jury Trial.

(i) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(ii) Debtor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or under the Note or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim, defense or objection that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under Section 9 of the Security Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude Lender from bringing suit or taking other legal action against Debtor in any other jurisdiction to collect on a Debtor’s obligations or to enforce a judgment or other court ruling in favor of Lender.

(iii) WAIVER OF JURY TRIAL, ETC. DEBTOR IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(v) Debtor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, indirect, incidental, punitive or consequential damages.

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IN WITNESS WHEREOF, Debtor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

XTI Aircraft Company

By
Name:
Title:

Address for Notices:

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Schedule A

Patents

Debtor	Country	Title	Application or Patent No.	Application or Registration Date	Assignees

A-1

Schedule B

Trademarks

Debtor	Country	Trademark	Application or Registration No.	Application or Registration Date	Assignees

B-1

Schedule C

Copyrights

Debtor	Country	Title	Type of Work	Application or Registration No.	Issue Date	Assignees

C-1

SCHEDULE I

Legal Names; Organizational Identification Numbers;
States or Jurisdiction of Organization

Debtor’s Name	State of Organization	Federal Employer I.D.	Organizational I.D.
XTI Aircraft Company	Delaware

I-1

SCHEDULE II

Intellectual Property

II-1

SCHEDULE III

Locations

Debtor’s Name	Chief Executive Office	Chief Place of Business	Books and Records	Inventory, Equipment, Etc.
XTI Aircraft Company

III-1

SCHEDULE IV

Promissory Note, Securities, Deposit Accounts,
Securities Accounts and Commodities Accounts

Securities

Debtor	Name of Issuer / Pledged Entity	Number of Shares	Class	Certificate No.(s)

Deposit Accounts, Securities Accounts and Commodities Accounts

Debtor	Name and Address of Institution	Purpose of the Account	Account No.

Foreign Currency Controlled Accounts

Entity	Name and Address of Institution	Amount Held in Account

Pledged Equity

Pledged Equity	Holder

IV-1

SCHEDULE V

Financing Statements

Debtor	Jurisdiction for Filing Financing Statement

XTI Aircraft Company	Delaware

V-1

SCHEDULE VI

Commercial Tort Claims

VI-1

SCHEDULE VII

Permitted Liens

VII-1

Schedule 7.21

Use of Proceeds of Future Loans